Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

Dated 24 April 2018

ARM LIMITED

- and -

ARM TECHNOLOGY (CHINA) CO. LTD (安谋科技（中国）有限公司)

ARM IP LICENSE AGREEMENT

TABLE OF CONTENTS

1.	INTERPRETATION	6

2.	EXCLUSIVITY OF CERTAIN LICENSE GRANTS	33

3.	GRANT OF LICENSES TO JVCO	34

4.	SUB-LICENSING	38

5.	COSTS OF IN-LICENSED OR CO-OWNED INTELLECTUAL PROPERTY	39

6.	RESTRICTIONS ON JVCO	42

7.	SCOPE OF JVCO EXCLUSIVE LICENSING CHANNEL	45

8.	EXPORT CONTROL AND RELATED RESTRICTIONS	48

9.	USE OF ARM BRAND TRADE MARKS	49

10.	INTELLECTUAL PROPERTY NOTICES	51

11.	NON-ASSERT	52

12.	OWNERSHIP OF FOREGROUND IP	52

13.	LICENSE OF JVCO LICENSED IP	52

14.	LIMITATIONS TO THE JVCO LICENSED IP LICENSES	54

15.	ARM WARRANTIES	55

16.	ARM INDEMNIFICATION	57

17.	JVCO WARRANTIES	61

18.	JVCO INDEMNIFICATION	62

19.	CHANGES TO MODEL LICENSES	66

20.	LIMITATION OF LIABILITY	66

21.	PROSECUTION AND MAINTENANCE	71

22.	INFRINGEMENT AND INVALIDITY CLAIMS	72

23.	PAYMENT OBLIGATIONS	73

24.	REPORTS AND RECORDS RELATING TO PAYMENTS	73

25.	FINANCIAL AUDIT	75

26.	PAYMENT DISPUTES AND PAYMENT TERMS	76

27.	TERM	78

28.	SUSPENSION AND TERMINATION RIGHTS	78

29.	MATERIAL BREACH ESCALATION PROCESS	80

30.	EFFECTS OF SUSPENSION OR TERMINATION	81

31.	ADJUDICATION OF LICENSEES	84

32.	RECLASSIFICATION OF LICENSEES AND ACQUISITONS	84

33.	NOVATING AGREEMENTS	87

34.	AUDIT	89

35.	CONFIDENTIALITY	90

36.	ANTI-CORRUPTION	92

37.	IP COMMITTEE	92

38.	MUTUAL ROADMAP, ROADMAP COMMITTEE AND PRODUCT DEVELOPMENT	93

39.	EFFECTIVENESS	96

40.	DISPUTE RESOLUTION	97

41.	ASSIGNMENT	100

42.	FORCE MAJEURE	100

43.	REMEDIES AND WAIVERS	101

44.	NOTICES	101

45.	INDEPENDENT CONTRACTORS	102

46.	COSTS AND EXPENSES	103

47.	COUNTERPARTS	103

48.	ENTIRE AGREEMENT	103

49.	INVALIDITY	104

50.	FURTHER ASSURANCE	104

51.	THIRD PARTY RIGHTS	104

52.	GOVERNING LAW	105

SCHEDULE 1 PRC LICENSEES AS AT THE DATE OF THIS AGREEMENT		107

SCHEDULE 2 PRICING CALCULATION		108

SCHEDULE 3 PRO FORMA PAYMENT REPORT		109

SCHEDULE 4 PERMITTED DEVIATIONS AND LICENSING EXCEPTIONS		110

SCHEDULE 5 EXAMPLE PRODUCT LIFECYCLE MANAGEMENT REQUIREMENTS		111

THIS AGREEMENT is made the 24th day of April 2018

BETWEEN:-

(1)	ARM LIMITED, a company incorporated under the laws of England with company registration number 02557590 and whose registered office is at 110 Fulbourn Road, Cambridge, Cambridgeshire, CB1 9NJ (“ARM”);

AND

(2)

ARM TECHNOLOGY (CHINA) CO. LTD (安谋科技（中国）有限公司), a sino-foreign equity joint venture limited liability company incorporated in the People’s Republic of China whose principal place of business is situated at Room 201, Building A, No. 1 First Qianwan Road, Qianhai Shengang Cooperation Zone, Shenzhen (深圳市前海深港合作区前湾一路1号A栋 201室), the PRC (“JVCo”),

each a “Party” and together the “Parties”.

WHEREAS:-

(A)

ARM, HOPU-ARM Innovation Fund L.P. (“HOPU”) and JVCo have entered into an Investment Agreement dated 29 September 2017 and have established therein the terms and conditions on which ARM and HOPU intend to establish a joint venture (the “Investment Agreement”). ARM and certain SPV entities will be entering into a joint venture contract at the Closing Date, which will establish therein the terms and conditions of the operation of JVCo (the “Joint Venture Contract”). An agreed form draft of the Joint Venture Contract is included at Exhibit III of the Investment Agreement and, from the date of this Agreement until the Closing Date, such agreed form draft shall be deemed to be the Joint Venture Contract.

(B)

The Joint Venture Contract contemplates that JVCo will: (i) enter into licensing arrangements with PRC Licensees (as defined below) with respect to Original ARM Products (as defined below), including Licensed ARM Architectures (as defined below), and ARM Derivative Products (as defined below); (ii) develop and enter into licensing arrangements with PRC Licensees with respect to Derivative Products (as defined below); and (iii) develop and enter into licensing arrangements with PRC Licensees with respect to Independent Products (as defined below), in each case, in accordance with the terms and conditions of this Agreement and the Transaction Documents (as defined below).

(C)

The Joint Venture Contract also contemplates that ARM will enter into licensing arrangements with Non-PRC Licensees (as defined below) with respect to Derivative Products, Independent Products and ARM Derivative Products in accordance with the terms and conditions of this Agreement and the terms and conditions of the Transaction Documents.

(D)

In order to facilitate the activities listed at (B) above, ARM has agreed to grant, and JVCo has agreed to take a license of, the ARM Licensed IP (as defined below) on the terms and conditions set out in this Agreement.

(E)	As set out at (B) above, it is anticipated that JVCo will develop Derivative Products and Independent Products (in which JVCo Licensed IP will subsist).

(F)

In order to facilitate the activities listed at (C) above, JVCo has agreed to grant, and ARM has agreed to take a license of, the JVCo Licensed IP on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings:

“Acceptable Accounting Firm”	means (i) PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte, BDO Stoy Hayward, Grant Thornton or Mazars provided, in each case, that such firm is independent of the Parties; or (ii) such other firm of certified public accountants agreed by the Parties, provided that such firm is independent of the Parties;

“Adjudicating Firm”	has the meaning given to that term in Clause 40.15.1;

“Adjudicating Firm’s Decision”	has the meaning given to that term in Clause 40.15.1;

“Agreement”	means this ARM IP License Agreement entered into by the Parties as of the date hereof;

“Alternative Third Party Workaround”	has the meaning given to that term in Clause 5.4.2;

“Alternative Workaround”	means each Alternative Third Party Workaround and each Other Alternative Workaround;

“Anti-Bribery and Anti-Corruption Policy”	has the meaning given to that term in the Joint Venture Contract;

“Applicable Law”	means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

“Applicable Model License”

means:

(i) the appropriate ARM Model License in the case of each Original ARM Product, Derivative Product and ARM Derivative Product derived from a Derivative Product; and

(ii)  the appropriate JVCo Model License in the case of each ARM Derivative Product derived from an Independent Product and Independent Product;

“Arbitration Referral Notice”	has the meaning given to that term in Clause 40.4;

“Architecture Compliant Cores”	means, with respect to each Licensed ARM Architecture, the cores that meet the requirements of the definition of “Architecture Compliant Cores” in the relevant ARM Model License for that Licensed ARM Architecture;

“Architecture IP”	means: (i) the ARM IP that subsists in the Architecture Reference Manuals; (ii) the AVS IP; and (iii) any Necessary Claims in any Patents Controlled by the ARM Group, but excluding any Trade Marks;

“Architecture License”	means any licensing arrangement between JVCo and a PRC Licensee with respect to any ARM Architecture for the development of Architecture Compliant Cores;

“Architecture Reference Manuals”

means, from time to time, the architecture reference manuals that relate to any of the Licensed ARM Architectures (being, at the date of this Agreement, the manuals with document numbers:

(i) [***];

(ii)  [***]; and

(iii)  [***];

“ARM”	has the meaning given to that term in the Recitals above;

“ARM Architectures”	means the instruction set architectures developed by, or on behalf of, the ARM Group;

“ARM Brand Trade Marks”	means any Trade Marks that constitute ARM IP and subsist in the “Arm” name and the brand names used by ARM, from time to time, with respect to the Original ARM Products and the ARM Derivative Products;

“ARM Charge”	means the amount payable by ARM to JVCo in accordance with Clause 23.2, as calculated in accordance with Part C of Schedule 2;

“ARM Compliant Product(s)”	means, with respect to the JVCo Licensed Products, the products that meet the requirements of the definition of “ARM Compliant Products” in the relevant ARM Model License for that JVCo Licensed Product;

“ARM Consequences Notice”	has the meaning given to that term in the Joint Venture Contract;

“ARM Derivative Product(s)”	means any technology developed by, on behalf of, the ARM Group, or otherwise licensed, provided, or made available, by the ARM Group, the exploitation of which would (in the absence of the licenses granted pursuant to this Agreement) infringe any Intellectual Property that is owned by JVCo (or licensed to JVCo by a third party) and licensed to ARM pursuant to this Agreement (excluding the Co-owned IP and, for the avoidance of doubt, the ARM Licensed IP);

“ARM Documentation”	means any written documentation developed by, or on behalf of, ARM, from time to time, that provides guidance on the Original ARM Products and the ARM Derivative Products, which documentation includes the Architecture Reference Manuals;

“ARM Group”

means:

(i) ARM;

(ii)  all Subsidiaries of ARM;

(iii)  ARM Holdings plc for so long as ARM Holdings plc owns more than 50% of the shares of ARM; and

(iv) all Subsidiaries of ARM Holdings plc as at the date of the Investment Agreement;

“ARM Infringement Suit”	has the meaning given to that term in Clause 18.1;

“ARM IP”	means Intellectual Property that, from time to time, is Controlled by the ARM Group;

“ARM Licensed IP”	means the rights licensed by ARM to JVCo under this Agreement, being the: (i) Architecture IP; (ii) Product IP; and (iii) ARM Brand Trade Marks;

“ARM Licensee Claim”	means a claim brought by a Non-PRC Licensee against ARM in connection with a license agreement for a JVCo Licensed Product, whether for breach of contract, tort (including negligence), as an ARM Licensee Indemnity Claim or otherwise;

“ARM Licensee Indemnity Claim”	has the meaning given to that term in Clause 18.2;

“ARM Model Licenses”

means, from time to time:

(i) with respect to each Original ARM Product and each ARM Derivative Product derived from a Derivative Product, the template license agreement (as provided by ARM to JVCo) that sets out the terms on which ARM licenses that particular technology to its licensees; and

(ii)  with respect to each Derivative Product, the template license agreement (as provided by ARM to JVCo) that is substantially similar to the equivalent license under limb (i) for the most closely equivalent Original ARM Product;

“ARM Product and Market Data”

means:

(i) roadmap information of ARM or any PRC Licensee that pertains to ARM Semiconductor Technology;

(ii)  customer plans that pertain to ARM Semiconductor Technology;

(iii)  technical engineering discussions relating to existing or future ARM Semiconductor Technology; and

(iv) software systems and platforms which may need to be supported by ARM Semiconductor Technology;

“ARM Semiconductor Technology”	means, from time to time, Semiconductor Technology that is developed by, or on behalf of, the ARM Group or otherwise licensed, provided, or made available, by the ARM Group (including, for the avoidance of doubt, the Licensed ARM Architectures) but excluding any Semiconductor Technology that subsists within the Excluded Products;

“ARM Semiconductor Technology IP”	means ARM IP that, from time to time, subsists in ARM Semiconductor Technology;

“ARM Update”

means any:

(i) error corrections developed by or for the ARM Group; and

(ii)  functional enhancements or other modifications developed by or for the ARM Group (which ARM in its discretion decides does not constitute a new product),

in each case, together with any ARM IP embodied therein;

“Assert”	means to bring an action of any nature before any legal, judicial, arbitral, administrative, executive or other type of body or tribunal that has, or claims to have, authority to adjudicate such action in whole or in part;

“Assisting Party”	has the meaning given to that term in Clause 22.2.1(i);

“Associated Person”	means in relation to a body corporate the members of its Group and the officers, employees and agents of that body corporate and any member of its Group and any subcontractor or other person who performs services for or on behalf of that body corporate or any member of its Group;

“Auditors”	has the meaning given to that term in Clause 25.1;

“AVS IP”	means ARM IP that, from time to time, subsists in any ARM architectural validation suite that relates to a Licensed ARM Architecture including any ARM architectural validation suite for cryptography extensions (in each case, including, where relevant, source code, build support, user documentation and a suitable target run-time environment, which includes an instruction set simulator, for its execution);

“Bookings Forecast”	means a forecast of the total monetary value (based on License Fees) of the license agreements that JVCo or ARM (as applicable) anticipates that it will enter into for the remainder of the Calendar Quarter in which the forecast is given and the following four Calendar Quarters;

“Business Day”	means any day, other than a Saturday, Sunday or any day which is a legal holiday under the Applicable Law of the PRC or London or is a day on which banking institutions located in Shenzhen, PRC, or London are authorised or required by Applicable Law to close;

“Business Plan”	has the meaning given to that term in the Joint Venture Contract;

“Breaching Party”	has the meaning given to that term in Clause 29.1;

“Calendar Quarter”	means each of the four periods of three consecutive calendar months, starting on 1 January, 1 April, 1 July and 1 October;

“Closing Date”	has the meaning given to that term in the Investment Agreement;

“Commercial”	means, solely to the extent that is used to describe types of license grants: (i) licenses that are granted in return for payment of royalty, fees or other monetary compensation or benefits that bear a direct commercial value to the licensing party, and (ii) other licenses that are granted directly in anticipation or preparation of the licenses described in (i), including evaluation and trial licenses;

“Company Name”	means Arm Technology (China) Co. Ltd and the trading name of JVCo (in each case, as amended from time to time in accordance with the Joint Venture Contract);

“Comparable Architecture License”	means any Architecture License granted by ARM (or a member of the ARM Group) to a PRC Licensee where the terms of that Architecture License are broadly comparable to the rights granted by ARM to JVCo under this Agreement;

“Confidential Information”

means:

(i) the Original ARM Products, the ARM Derivative Products, the Derivative Products and the Independent Products (including any translation, modification, compilation, abridgement or other form in which the Original ARM Product, the ARM Derivative Product, the Derivative Product or the Independent Product has been recast, transformed or adapted, including Architecture Compliant Cores but excluding silicon) and any trade secrets relating to the Original ARM Products, the ARM Derivative Products, the Derivative Products and the Independent Products;

(ii)  any information designated in writing by either Party, by appropriate legend, as confidential;

(iii)  any information which if first disclosed orally is identified as confidential at the time of disclosure and is thereafter reduced to writing and sent to the other Party within [***] days after its oral disclosure and designated, by appropriate legend, as confidential; and

(iv) the terms and conditions of this Agreement and the Co-ownership Deed;

“Controlled”

means, with respect to a person, any Intellectual Property that such person (or any of its wholly owned Subsidiaries):

(i) solely owns such Intellectual Property;

(ii)  owns such Intellectual Property as co-owner and has rights to license such Intellectual Property on terms consistent with the terms set out in this Agreement without being obligated or otherwise required to pay any additional monetary or other financial consideration to any other person and/or obtain the consent of any other person (excluding the Co-owned IP); or

(iii)  has a license (in writing or otherwise) to, together with rights to sub-license such Intellectual Property on terms consistent with the terms set out in this Agreement without being obligated or otherwise required to pay any additional monetary or other financial consideration to any other person and/or obtain the consent of any other person;

“Co-owned IP”	means (i) the Intellectual Property that is co-owned by: (a) ARM (or a member of the ARM Group) on one hand; and (b) JVCo (or a member of the JVCo Group) on the other, pursuant to the Co-ownership Deed; and (ii) any other Intellectual Property that is co-owned by any member of the ARM Group and any member of the JVCo Group, from time to time;

“Co-ownership Deed”	means the co-ownership deed between ARM, ARM Norway AS, Sunrise Micro Devices Inc and JVCo dated 24th April 2018;

“Copyright”	means (whether registered or not) any works of authorship, copyrights, database rights, mask work rights, integrated circuit layout designs and any registrations and applications therefor;

“CPU Core(s)”	means a microprocessor core;

“Data Room”	has the meaning given to that term in the Investment Agreement;

“Derivative Product(s)”

means any technology developed by, or on behalf of, JVCo or otherwise licensed, provided, or made available, by JVCo which:

(i) constitutes Semiconductor Technology (including Architecture Compliant Cores designed by JVCo); and

(ii)  the exploitation of which would (in the absence of the licenses granted pursuant to this Agreement) infringe any Intellectual Property that is:

(a)   Controlled by a member of the ARM Group;

(b)   licensed by a member of the ARM Group to any PRC Licensees pursuant to a Direct Licensing Arrangement; or

(c)   Co-owned IP;

(including, for the avoidance of doubt, Mutual Roadmap Derivative Products);

“Design Services”	means services relating to the design of integrated circuits;

“[***]”	means [***];

“Direct Investor”	has the meaning given to that term in the Joint Venture Contract;

“Direct Licensing Arrangement”	means each Direct Third Party Licensing Arrangement and each Other Direct Licensing Arrangement;

“Direct Third Party Licensing Arrangement”	has the meaning given to that term in Clause 5.4.2;

“Disclosed PRC Licensee List”	means the list of entities set out in Part B of Section 3.08(a) of the Disclosure Schedule;

“Disclosure Schedule”	has the meaning given to that term in the Investment Agreement;

“Dispute”	has the meaning given to that term in Clause 40.1;

“Dispute Notice”	has the meaning given to that term in Clause 40.2;

“Downstream Affiliates”	means, with respect to either Party, any entity whose rights in the Relevant Licensed IP are ultimately derived from or licensed by that Party (including, for the avoidance of doubt, its licensees, their sub-licensees and customers and any sub-sub-licensees and customers of such sub-licensees), provided that, for the purposes of this definition and notwithstanding the licenses granted herein, JVCo and its Downstream Affiliates shall not be considered Downstream Affiliates of ARM and ARM and its Downstream Affiliates shall not be considered Downstream Affiliates of JVCo;

“DSG Tools”	means [***];

“Due Date”	has the meaning given to that term in Clause 26.2;

“EAC Release”	means that the deliverables so described are functionally complete and have been extensively validated, save that an “EAC Release” may not have been deployed in silicon or fully integrated into a system and therefore defects may exist that are not evident until the deliverable has been deployed in silicon or implemented into a system;

“Effective Date”	means the Operational Start-up Date;

“Enlarged ARM Group”	means, with respect to ARM, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, ARM and (for the purposes of this definition and limb A(ii) of the definition of “PRC Licensees” only) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the direct or indirect ownership of a majority of the voting rights with respect to the election of directors of such Person, and “Controlled” shall be construed accordingly;

“Equity Interest”	has the meaning given to that term in the Joint Venture Contract;

“Escalation Notice”	has the meaning given to that term in Clause 29.3;

“Essential Claim”	means those claims in any patents owned by the JVCo Group which, without the permission of the owner, would be infringed when implementing a microprocessor core which implements a present or future version of the ARM Architecture as defined in the respective Architecture Reference Manual from time to time because no commercially reasonable, non-infringing alternative way of implementing such microprocessor core is available, only to the extent that such claims are embodied or taken into use in any Architecture Compliant Core developed by any member of the JVCo Group;

“Exceptional Cases”	means licensing arrangements between a member of the ARM Group and its licensees relating to Obsolete Technology where such licensing arrangements are deemed to be reasonably necessary by such member of the ARM Group (acting reasonably) in circumstances where the licensee has previously had a license to that Obsolete Technology, before it became obsolete;

“Excluded Products”

means:

(i) the [***] product and all previous versions of that product (including those products named [***] or versions named [***]);

(ii)  agreements relating to specifications (including (a) [***]; (b) [***]; and (c) agreements relating to the [***]);

(iii)  [***]; and

(iv) agreements relating to [***];

“Export Laws”	has the meaning given to that term in Clause 8;

“Feedback”	means all suggestions, comments, feedback, ideas, or know-how (whether in oral or written form) provided to: (i) the JVCo Group by its Downstream Affiliates relating to the JVCo Licensed Products; or (ii) the ARM Group by its Downstream Affiliates relating to the JVCo Licensed Products;

“Force Majeure Event”	means any fact or circumstance (including, without limitation, any act or omission of any third party and the impact of any Applicable Law, including Export Laws) beyond a Party’s reasonable control, the impact of which could not reasonably be planned for, mitigated or avoided;

“Foreground IP”	means Intellectual Property created or acquired, in the case of inventions, conceived by or on behalf of the JVCo Group that subsists in or relates to any Derivative Product or any Independent Product but excluding the Co-owned IP and, for the avoidance of doubt, any ARM IP;

“Good Industry Practice”	means practices, methods and procedures (or one of a range of practices, methods and procedures) that has been or would be adopted by a leading developer of Semiconductor Technology, exercising in the general conduct of its undertaking that degree of skill, diligence, prudence and foresight which would ordinarily and reasonably be expected from a leading supplier engaged in the business of developing Semiconductor Technology;

“Governmental Entity”	means any transnational, domestic or foreign federal, national, state, provincial or local governmental, regulatory or administrative authority, department, ministry, court, agency, commission or central bank, including any political subdivision thereof;

“Group”

means, save for ARM, in relation to any entity, that entity, its Subsidiaries, any holding company of that entity and all other Subsidiaries of any such holding company from time to time, provided that:

(i) neither JVCo nor any member of the JVCo Group shall be included in the Group of any Shareholder (including ARM); and

(ii)  neither ARM nor any member of the ARM Group shall be included in the JVCo Group;

“Income Tax”	means any and all taxes on net income, profits or gains;

“Indirect Taxes”	means any and all taxes including, without limitation, Business Tax, Culture Construction Fee, City Maintenance and Construction Tax, Education Surcharges, Local Education Levies, Shanghai Urban Construction Tax, Guangzhou Flood Prevention Fund, VAT, and custom duties, but excluding Income Tax;

“Independent Product”

means any technology developed by, or on behalf of, the JVCo Group or otherwise licensed, provided, or made available, by the JVCo Group, the exploitation of which would not (even in the absence of the licenses granted pursuant to this Agreement) infringe any Intellectual Property that is:

(i) Controlled by ARM;

(ii)  licensed by ARM to any PRC Licensees pursuant to a Direct Licensing Arrangement; or

(iii)  Co-owned IP;

“In-Flight License”	has the meaning given to that term in Clause 33.8;

“Innocent Party”	has the meaning given to that term in Clause 29.1;

“Intellectual Property”

means all:

(i) Patents;

(ii)  Trade Marks;

(iii)  Trade Secrets;

(iv) Copyrights;

(v)   rights in designs;

(vi) database rights; and

(vii) all rights or forms of protection, anywhere in the world, having equivalent or similar effect to the rights referred to in paragraphs (i) to (vi) above, in each case whether registered or unregistered and including applications for registration of any such thing;

“Invalidity Claim”	means any actual or threatened claim alleging invalidity or unenforceability or challenging entitlement to, or ownership of, any ARM Licensed IP or JVCo Licensed IP (as the case may be), whether such claim is made in connection with the defence of an infringement or unauthorised use action or otherwise;

“Investment Agreement”	has the meaning given to that term in the Recitals above;

“IP Committee”	has the meaning given to that term in Clause 37.1;

“IPG Ecosystem Partners”	means PRC Licensees that undertake software development activities, supporting ARM Semiconductor Technology;

“Joint Venture Contract”	has the meaning given to that term in the Recitals above;

“JVCo”	has the meaning given to that term in the Recitals above;

JVCo Charge	means the amount payable by JVCo to ARM in accordance with Clause 23.1, as calculated in accordance with Part B of Schedule 2;

“JVCo Infringement Suit”	has the meaning given to that term in Clause 16.1;

“JVCo Licensed IP”

means:

(i) any Intellectual Property that subsists in any Derivative Products or any documentation that relates to any Derivative Product; and

(ii)  any Intellectual Property that subsists in any Independent Products or any documentation that relates to any Independent Product,

including, for the avoidance of doubt, all Foreground IP and all rights in Trade Marks used by the JVCo Group in relation to such Derivative Products and Independent Products, but excluding any Co-owned IP and any ARM IP;

“JVCo Licensed Product(s)”

means any technology available to JVCo to license to PRC Licensees in accordance with the terms of this Agreement, being:

(i) Original ARM Products;

(ii)  Derivative Products;

(iii)  ARM Derivative Products; and

(iv) Independent Products;

“JVCo Licensee Claim”	means a claim brought by a PRC Licensee against JVCo in connection with a license agreement for a JVCo Licensed Product, whether for breach of contract, tort (including negligence), as a JVCo Licensee Indemnity Claim or otherwise;

“JVCo Licensee Indemnity Claim”	has the meaning given to that term in Clause 16.2;

“JVCo Model Licenses”

means, from time to time:

(i) with respect to each Independent Product, the template license agreement (as provided by JVCo to ARM) that sets out the terms on which JVCo licenses that particular technology to its licensees; and

(ii)  with respect to ARM Derivative Products derived from Independent Products, the template license agreement (as provided by JVCo to ARM) that is substantially similar to the equivalent license under limb (i) for the most closely equivalent Independent Product;

“JVCo Product and Market Data”

means:

(i) roadmap information of JVCo or any Non-PRC Licensee that pertains to Derivative Products and Independent Products;

(ii)  customer plans that pertain to Derivative Products and Independent Products;

(iii)  technical engineering discussions relating to existing or future Derivative Products and Independent Products; and

(iv) software systems and platforms which may need to be supported by Derivative Products and Independent Products;

“JVCo Revenue Share Percentage”	has the meaning given to that term in Schedule 2;

“JVCo Update”

means any:

(i) error corrections developed by or for JVCo; and

(ii)  functional enhancements or other modifications developed by or for JVCo (which JVCo in its discretion decides does not constitute a new product),

in each case, together with any JVCo Licensed IP embodied therein;

“JV Services Agreement”	has the meaning given to that term in the Investment Agreement;

“LAC Release”	means that the deliverables so described are functionally complete but may not have been extensively validated and a “LAC Release” may not have been deployed in silicon or fully integrated into a system and therefore defects may exist that are not evident until the deliverable has been deployed in silicon or implemented into a system;

“Lead Partner Licenses”	means engagements with respect to any JVCo Licensed Products where the deliverables under that engagement are LAC Releases or earlier;

“Lead Party”	has the meaning given to that term in Clause 22.2.1;

“Licensed ARM Architectures”

means:

(i) as at the date of this Agreement, the ARM Architectures with reference numbers ARMv8-R, ARMv8-A and ARMv8-M; or

(ii)  from time to time, the list set out at (i) above and any future ARM Architectures that have been Released;

“Licensed Party”	has the meaning given to that term in Clause 21.2;

“Licensee Enquiry Notice”	has the meaning given to that term in Clause 31.1;

“Licensing Exceptions”

means, in response to a request raised by the relevant entity that is required to license on the terms of the relevant Applicable Model License, exceptions agreed (on a case by case basis and only in relation to specifically identified licenses) to the terms of the relevant Applicable Model License by:

(i) ARM (in the case of Original ARM Products);

(ii)  the Roadmap Committee (in the case of Derivative Products and ARM Derivative Products); or

(iii)  JVCo (in the case of Independent Products).

in each case, in accordance with paragraphs 2 and 3 of Schedule 4;

“Licensing Party”	has the meaning given to that term in Clause 21.1;

“Listed PRC Entity”	an entity which is the Ultimate Parent in a Group which is incorporated in the PRC and whose shares are traded on an official stock exchange;

“Loss”	means losses, damages, costs, charges, expenses and liabilities;

“Manufacturer”	means any entity sub-contracted by JVCo to manufacture test chips for JVCo;

“Material Breach”

in the case of JVCo, includes:

(i) a breach by JVCo of any of Clauses 6 (Restrictions on JVCo), 7.3 (No exploitation of ARM Licensed IP other than authorised), 13.3 (Delivery of IP), 14.1 (Exclusivity of Certain License Grants), 36 (Anti-Corruption) and 41 (Assignment);

(ii)  an amount in excess of USD [***] being owed by JVCo to ARM and not paid to ARM within [***] days of the relevant Due Date (excluding, until the Resolved Payment Due Date, any amounts that are the subject of an ongoing bona fide Payment Dispute pursuant to any of Clauses 26.4, 26.5 and 40);

(iii)  a material breach by JVCo of this Agreement;

(iv) a persistent breach by JVCo of this Agreement; and

(v)   multiple breaches by JVCo of this Agreement that, when considered together, amount to a material breach,

and in the case of ARM, includes:

(vi) a breach by ARM of any of Clauses 2.1 (Exclusivity of Certain License Grants), 3.5 (Delivery of IP), 3.6 (Delivery of Updates), 3.10 (Restrictions on Development of ARM Derivative Products), 36 (Anti-Corruption) and 41 (Assignment);

(vii) an amount in excess of USD [***] (or equivalent in any currency) being owed by ARM to JVCo and not paid to JVCo within [***] days of the relevant Due Date (excluding, until the Resolved Payment Due Date, any amounts that are the subject of an ongoing bona fide Payment Dispute pursuant to any of Clauses 26.4, 26.5 and 40);

(viii)a material breach by ARM of this Agreement;

(ix) a persistent breach by ARM of this Agreement; and

(x)   multiple breaches by ARM of this Agreement that, when considered together, amount to a material breach;

“M Class Derivative Products”

means:

(i) Mutual Roadmap Derivative Products which are Architecture Compliant Cores compliant with a Licensed ARM Architecture suffixed with –M developed by the JVCo Group and derived from M Class Products; and

(ii)  Mutual Roadmap Derivative Products which are Architecture Compliant Cores developed by the JVCo Group and derived from a Licensed ARM Architecture suffixed with –M (being, as at the date of this Agreement, the ARMV8-M);

“M Class Original Products”	means Original ARM Products which constitute M Class Products (save that, when licensed pursuant to a Transferring Contract (including, for the avoidance of doubt, once that Transferring Contract is novated pursuant to the mechanism set out in either Section 7.05 of the Investment Agreement or in Clause 33 (Novating Agreements), that resulting Novated License Agreement), an M Class Product shall not constitute an M Class Original Product);

“M Class Products”

means the following scalable, energy efficient, and easy-to-use microprocessor cores for smart and connected embedded applications developed by the ARM Group and any updates thereto:

(i) [***];

(ii)  [***];

(iii)  [***];

(iv) [***];

(v)   [***];

(vi) [***];

(vii) [***]; and

(viii) [***];

along with any Architecture Compliant Core developed by the ARM Group and derived from a Licensed ARM Architecture suffixed with –[***];

“MOFCOM”	has the meaning given to that term in Clause 50.4;

“Mutual Roadmap”	means the product roadmap that contains Original ARM Products, Mutual Roadmap Derivative Products and, where agreed between the Parties, Independent Products that feature the ARM Brand Trade Marks;

“Mutual Roadmap Derivative Products”	means Derivative Products that are identified by the Roadmap Committee as forming part of the Mutual Roadmap in accordance with Clause 38;

“Necessary Claims”	means those claims in any Patent that, without the appropriate permission of the entity which owns or controls the Patent, will be infringed when implementing an Architecture Compliant Core because no alternative, commercially reasonable, non-infringing way of satisfying the criteria set out in the relevant definition of Architecture Compliant Core is known;

“Non-PRC Licensees”	means licensees other than PRC Licensees;

“Non-Product Claim”	means a claim or series of claims arising from the same event brought by a Party against another Party (and, for the avoidance of doubt, the question of whether the claims arise from the “same event” shall be decided by the arbitration tribunal in accordance with Clause 40 in the event of a Dispute on the issue), where that claim does not relate to a specific JVCo Licensed Product (excluding, in the case of ARM, a claim that relates to an ARM Licensee Claim, and in the case of JVCo, a claim that relates to a JVCo Licensee Claim);

“Non-Standard Licenses”

means:

(i) Lead Partner Licenses; and

(ii)  any other licensing arrangements for Original ARM Products (other than the Licensed ARM Architectures), Derivative Products or ARM Derivative Products that do not feature in the Standard Product List (a “Non-Standard Product”);

“Non-Standard PRC Licensee”

means:

(i) as at the date of this Agreement and subject to Clause 32.1, those entities included in Part B of Schedule 1; and

(ii)  any other entities which do not satisfy any of limbs A(i) to (iv) or B(i) of the ‘PRC Licensees’ definition, that the Parties agree to treat as PRC Licensees (whether pursuant to Clause 31 or otherwise);

“Not Resolved”	has the meaning given to that term in Clause 29.5;

“Novated License Agreements”	means from time to time, the Transferring Contracts that have been novated by ARM to JVCo pursuant to the mechanism set out in either Section 7.05 of the Investment Agreement or Clause 33;

“Novation Agreement”	has the meaning given to that term in the Investment Agreement;

“Obsolete Marks”	means, from time to time and with respect to ARM Brand Trade Marks, any Trade Marks that are identified by ARM as obsolete;

“Obsolete Technology”

means, from time to time and with respect to a JVCo Licensed Product, any technology that:

(i) has been declared obsolete by ARM (in the case of an Original ARM Product), the Roadmap Committee (in the case of a Derivative Product or an ARM Derivative Product) or JVCo (in the case of an Independent Product);

(ii)  in the case of Original ARM Products, is no longer generally made available by ARM to its licensees other than pursuant to existing contractual commitments (save for Exceptional Cases); and

(iii)  in the case of Independent Products, is no longer made available by the JVCo Group to its licensees other than pursuant to existing contractual commitments;

“Offshore Holding Company”

means any special purpose vehicle which:

(i) is registered outside of the PRC solely: (a) in order to facilitate an exit by foreign investors; or (b) for tax purposes; and

(ii)  does not conduct any business or hold any assets (other than shares in its Subsidiaries);

“Operational Start-up Date”	has the meaning given to that term in the Investment Agreement;

“Original ARM Product(s)”

means, from time to time, all then-current ARM Semiconductor Technology licensed as “ARM Technology” (as such term is defined in the relevant ARM Model License) pursuant to the ARM Model Licenses (including M Class Original Products), Licensed ARM Architectures and all support and maintenance and training services provided with respect to such technology, but excluding:

(i) Excluded Products;

(ii)  ARM Derivative Products;

(iii)  Derivative Products; and

(iv) Independent Products;

“Other Alternative Workaround”	has the meaning given to that term in Clause 5.10;

“Other Derivative Product(s)”	means Derivative Products that are not Mutual Roadmap Derivative Products;

“Other Direct Licensing Arrangement”	has the meaning given to that term in Clause 5.10;

“Outgoing Licensor”	has the meaning given to that term in Clause 32.1.7;

“Paid or Payable”	means, for a relevant period: (i) amounts in respect of which an invoice has been issued in that period; and (ii) any amounts otherwise paid in that period without the issuing of an invoice;

“Party” and “Parties”	have the meanings given to those terms in the Recitals above;

“Patents”	means rights to inventions, patents, design patents, patent applications, supplementary protection certificates and any reissues, re-examinations, divisionals, continuations, continuations-in-part, provisionals, extensions thereof or any counterparts to any of the foregoing (including rights resulting from any post-grant proceedings relating to any of the foregoing);

“Paying Party”	means: (i) in relation to JVCo Charges, JVCo; and (ii) in relation to ARM Charges, ARM;

“Payment Dispute”	has the meaning given to that term in Clause 26.4;

“Payment Dispute Escalation Date”	has the meaning given to that term in Clause 26.5.2;

“Payment Report”	has the meaning given to that term in Clause 24.2;

“Permitted Deviations”

means any deviations from the terms of the relevant Applicable Model License which either: (i) are not material in the context of the business of ARM or JVCo; or (ii) which have been prescribed as permitted deviations by:

(i) ARM (in the case of Original ARM Products);

(ii)  the Roadmap Committee (in the case of Derivative Products and ARM Derivative Products); or

(iii)  JVCo (in the case of Independent Products).

in each case, taking into account the factors set out at paragraph 1 of Schedule 4;

“Person”	means any individual, partnership, limited partnership, corporation, limited liability company, other body corporate, association, joint stock company, trust, joint venture, consortium, unincorporated organisation, including entities established by contract or by Applicable Law whether or not having a separate legal identity;

“PRC”	means the People’s Republic of China including the Hong Kong Special Administrative Region and the Macau Special Administrative Region but excluding Taiwan;

“PRC Licensees”

means:

(A)  for the licensing of all JVCo Licensed Products other than DSG Tools:

(i) all entities that are Listed PRC Entities and all entities whose Ultimate Parent is a Listed PRC Entity;

(ii)  all entities under the ultimate Control of an individual with PRC nationality (as Control is defined in the definition of Enlarged ARM Group);

(iii)  all entities whose Ultimate Parent is a Person or Persons (other than an individual) that is incorporated in the PRC (excluding, in each case, all entities whose Ultimate Parent’s shares are traded on an official stock exchange);

(iv) all entities that would fall within limb (iii) above but for the existence of any Offshore Holding Companies;

(v)   as at the date of this Agreement, but subject to Clause 32.1, all entities that are identified in Part I (including both Sections A and B) of Schedule 1; and

(vi) all entities as are otherwise designated by JVCo and ARM pursuant to the terms of this Agreement as a PRC Licensee for the purposes of licensing of JVCo Licensed Products other than DSG Tools; and

(B)  for the distribution arrangement for DSG Tools:

(i) all entities that are registered in the PRC;

(ii)  as at the date of this Agreement, but subject to Clause 32.1, all entities that are identified in Part II of Schedule 1; and

(iii)  all entities as are otherwise designated by JVCo and ARM pursuant to the terms of this Agreement as a PRC Licensee for the purposes of DSG Tools distribution;

in each of (A) and (B), excluding any member of the JVCo Group;

“Prescribed Security Audit Requirements”	means the Intellectual Property security audit processes implemented by ARM from time to time with respect to the licensing of products to its licensees (which may vary as between different products) and disclosed by ARM to JVCo from time to time;

“Product Claim”	means a claim (or series of claims arising from the same event) brought by a Party against another Party (and, for the avoidance of doubt, the question of whether the claims arise from the “same event” shall be decided by the arbitration tribunal in accordance with Clause 40 in the event of a Dispute on the issue), where that claim relates to a specific JVCo Licensed Product (excluding, in the case of ARM, a claim that relates to an ARM Licensee Claim, and in the case of JVCo, a claim that relates to a JVCo Licensee Claim);

“Product IP”	means: (i) the ARM IP that subsists in any ARM Documentation; and (ii) any other ARM Semiconductor Technology IP, but excluding any Trade Marks;

“Product Lifecycle Management Requirements”	means the terminology and processes adopted by ARM from time to time in relation to: (i) managing the development of a new product (including, without limitation, the use of specified stages to identify whether a product is still at concept stage or whether it has progressed to the advanced planning/development stage); and (ii) adopting the requisite level of commitment (relative to the stage in product development) for the release of the product and related timing;

“Prohibited Person”	means any end user who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. Government by public order or inclusion on a public list, including the Department of Treasury’s List of Specially Designated Nationals and the U.S. Department of Commerce’s List of Denied Persons and Entity List; and any entity owned 50% or more by a person prohibited from participating in U.S. export transactions by any federal agency of the U.S. Government as described herein;

“Receiving Party”	means: (i) in relation to JVCo Charges, ARM; and (ii) in relation to ARM Charges, JVCo;

“Rectification Notice”	has the meaning given to that term in Clause 29.2;

“Recurring Wilful Exclusivity Breach”

means:

(i) in the case of ARM, a deliberate breach of Clause 2 (committed in the knowledge that such act is a breach of this Agreement); and

(ii)  in the case of JVCo, a deliberate breach of Clause 14.1 or 14.2 (committed in the knowledge that such act is a breach of this Agreement),

(each a “Wilful Exclusivity Breach”),

in each case, where such breach by a Party has been preceded by a previous Wilful Exclusivity Breach by that Party;

“Registered Capital”	has the meaning given to that term in the Joint Venture Contract;

“Registrable IP”	means any Intellectual Property that may be made the subject of a registration or application with a Governmental Entity having jurisdiction with respect thereto, including the United States Patent and Trademark Office, the UK Intellectual Property Office, the European Union Intellectual Property Office, the State Intellectual Property Office of the PRC, the European Patent Office or the World Intellectual Property Organisation, or any equivalents thereof in any jurisdiction worldwide;

“Released”	means any JVCo Licensed Product that has been both: (i) designated (by the developing Party) as LAC Release (or EAC Release for Semiconductor Technology for which there is no LAC Release designation); and (ii) made generally available by ARM to ARM’s licensees or prospective licensees (in the case of Original ARM Products and ARM Derivative Products) or by JVCo to JVCo’s licensees or prospective licensees (in the case of Derivative Products and Independent Products), including following an acquisition;

“Relevant Licensed IP”	means: (i) with respect to ARM, the ARM Licensed IP; and (ii) with respect to JVCo, the JVCo Licensed IP;

“Relevant Payments”	means: (i) with respect to ARM, ARM Charges; and (ii) with respect to JVCo, JVCo Charges;

“Resolved Payment Due Date”	has the meaning given to that term in Clause 26.2;

“Revenue Forecast”	means a forecast (split by License Fees and Royalties) of the License Fees and Royalties JVCo or ARM (as applicable) anticipates that it will receive for the remainder of the Calendar Quarter in which the forecast is given and the following four Calendar Quarters (including pursuant to license agreements that JVCo or ARM (as applicable) has not executed at the date of the forecast);

“Roadmap Committee”	has the meaning given to that term in Clause 38.1;

“Semiconductor Technology”

means:

(i) technology that enables integrated circuit companies to build integrated circuits (including processors, controllers, models, physical IP, associated development tools for software development and debug, training and support); and

(ii)  other technology that relates to integrated circuit design;

“Senior Representative”	means, with respect to a Party, an authorised senior representative of such Party appointed and duly authorised by such Party to act as a Senior Representative hereunder;

“Shareholder”	has the meaning given to that term in the Joint Venture Contract;

“Standard”

means any specification that:

(i) contains engineering or technical criteria, methods, processes or practices;

(ii)  has been approved by a third party formal committee; and

(iii)  is made available, whether publicly or to members, by an organisation whose business objective is the development, approval and dissemination of specifications for the purpose of achieving standardisation;

“Standard Products”	means licensing arrangements for Original ARM Products, Derivative Products or ARM Derivative Products or services that feature in the Standard Product List (including all updates to those products and services);

“Standard Product List”	means the list of standard products and services (as updated from time to time), which will be provided by ARM to JVCo on or around the Effective Date;

“Sub-Licensee”	has the meaning given to that term in Clause 4.1.2;

“Subsidiary”

means, with respect to a Person, any other Person:

(i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are owned or controlled, directly or indirectly, by the first person; or

(ii)  which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the first person, but only for so long as such ownership or control referenced in (i) or (ii) above exists, provided that for the purposes of this Agreement, JVCo and any of its Subsidiaries shall not be a Subsidiary of any Shareholder or members of their Group;

“Suspension Date”	has the meaning given to that term in Clause 30.1.2(ii);

“Suspension Duration”	has the meaning given to that term in Clause 30.1.2(iii);

“Suspension Notice”	has the meaning give n to that term in Clause 30.1.1;

“[***]”	[***];

“TBD Entity”	has the meaning given to that term in Clause 31.1;

“Technology Import Certificate”	has the meaning given to that term in Clause 50.4;

“Term”	has the meaning given to that term in Clause 27.1;

“Test House”	means any entity sub-contracted by JVCo to test integrated circuits for JVCo;

“Third Party Restricted IP”	has the meaning given to that term in Clause 5.1;

“Third Party Restricted IP Agreements”	has the meaning given to that term in Clause 5.14.1;

“Total Contractual Liability”	means the total amount that a Party is contractually liable to the licensee for, pursuant to the relevant license agreement for that JVCo Licensed Product (taking into account all relevant exclusions and caps on that Party’s liability);

“Trade Marks”	means (whether registered or not) trade marks, domain names, service marks, trade names, certification marks, service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, and signs or insignia and rights or forms of protection of a similar nature or having equivalent effect to any of these which may subsist anywhere in the world;

“Trade Secret”	means information that: (i) is secret; (ii) has commercial value because it is secret; and (iii) has been subject to reasonable steps under the circumstances to keep it secret;

“Transaction Documents”	has the meaning given to that term in the Joint Venture Contract;

“Transferring Contract”	has the meaning given to that term in the Investment Agreement;

“Transferring Contract Commission Payment”	has the meaning given to that term in Clause 33.8;

“Ultimate Parent”	has the meaning given to that term in the Joint Venture Contract;

“Underlying ARM Licensee”	has the meaning given to that term in Clause 18.2;

“Underlying ARM Licensee Suit”	has the meaning given to that term in Clause 18.2;

“Underlying JVCo Licensee”	has the meaning given to that term in Clause 16.2;

“Underlying JVCo Licensee Suit”	has the meaning given to that term in Clause 16.2;

“Use Guidelines”	means the trade mark use guidelines provided by ARM to JVCo;

“VAT”

means:

(i) within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(ii)  outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (i) of this definition;

“Verification Assessor”	means, from time to time, an individual with engineering capability appointed by ARM and reasonably acceptable to JVCo (or, where permitted pursuant to Clause 6.6, appointed by JVCo), to oversee the verification of Derivative Products and Independent Products in accordance with Clause 6.5;

“Verification Strategy Document”	means, for each Derivative Product and Independent Product, a document developed in accordance with Clause 6.5 that sets out a detailed methodology for the verification and validation of that product; and

“Verification Support Materials”

means the set of example verification documents provided by ARM to JVCo and updated by ARM from time to time, including:

(i) an IP verification standard;

(ii)  a template verification strategy document; and

(iii)  template engineering assessment milestones.

1.2	In this Agreement the words and expressions set out in the table at the beginning of Schedule 2 (Pricing Calculation) shall have the meanings set out in that table.

1.3	In this Agreement, unless otherwise specified:

1.3.1	references to Clauses and Schedules are to clauses of and schedules to this Agreement;

1.3.2	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.3.3	use of any gender includes the other gender;

1.3.4	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.3.5

references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or Governmental Entity or any joint venture, association or partnership (whether or not having separate legal personality);

1.3.6	any reference to a “day” (including within the expression “Business Day”) shall mean a period of twenty four (24) hours running from midnight to midnight;

1.3.7

a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

1.3.8	headings to Clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

1.3.9

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

1.3.10	the words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them;

1.3.11	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.3.12	the singular shall include the plural and vice versa;

1.3.13	references to books, records or other information shall mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm; and

1.3.14

the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

PART A: LICENSES OF ARM IP

2.	EXCLUSIVITY OF CERTAIN LICENSE GRANTS

2.1	Subject to the other terms and conditions of this Agreement, the licenses granted pursuant to the following sub-clauses shall be deemed to be exclusive:

2.1.1	Clauses 3.1.1(i), (ii), and (vii); and

2.1.2	Clauses 3.2.1(i), (ii) and (v),

in each case, to the extent that such clauses grant rights to JVCo to enter into Commercial licensing arrangements with PRC Licensees with respect to the JVCo Licensed Products in accordance with the relevant Applicable Model License during the Term of this Agreement. With respect to the exclusive rights granted in Clauses 3.1.1(i), (ii), and (vii) and Clauses 3.2.1(i), (ii) and (v) and save as provided under Clause 7.1, neither ARM nor any member of the ARM Group may enter into any licensing arrangement with any PRC Licensee.

2.2

From the date of this Agreement, neither ARM nor any member of the ARM Group shall enter into any arrangement with a Non-PRC Licensee which permits that Non-PRC Licensee to sub-license to a PRC Licensee any JVCo Licensed Product (with respect to the scope of rights referenced in Clause 2.1), save with respect to sub-licensing to third party service providers that are providing services to, or on behalf of, the Non-PRC Licensee.

2.3

In the event that the exclusivity arrangement described in Clause 2.1 is limited by any Applicable Law, the license grant shall not terminate, but shall remain exclusive to the extent that is permitted by such Applicable Law and shall become non-exclusive to the extent that is necessary to conform with such Applicable Law.

3.	GRANT OF LICENSES TO JVCO

3.1	License of Architecture IP

3.1.1

Subject to Clauses 3.9, 6 and 7 and the other terms of this Agreement, ARM grants (and if applicable, procures the grant by any other members of the ARM Group) to JVCo a perpetual and irrevocable (except that this grant is revocable only in accordance with Clause 8.7 (to the extent that a JVCo Licensed Product is excluded from the license scope pursuant to that Clause 8.7) and Clause 28), royalty-bearing (to the extent set out in Schedule 2), assignable (only in accordance with Clause 41) worldwide license, with a right to sub-license (only to the extent permitted in Clauses 3.1.1(i), 3.1.1(ii), 3.1.1(vii) and 4), of the Architecture IP to:

(i)

grant Commercial sub-licenses of the Licensed ARM Architectures to PRC Licensees solely to the extent required to comply with the obligations of the licensor entity in each of the Novated License Agreements (in the form that such agreements are novated to JVCo);

(ii)

grant new Commercial sub-licenses of the Licensed ARM Architectures to PRC Licensees, provided that such sub-licenses are granted on the terms of the ARM Model License for that Licensed ARM Architecture (which terms may include any Permitted Deviations relevant to that ARM Model License and, where agreed, Licensing Exceptions) and solely for the purposes of the creation, manufacture and distribution of integrated circuits incorporating Architecture Compliant Cores by PRC Licensees;

(iii)	use and copy the Architecture Reference Manuals for the purposes of designing Architecture Compliant Cores;

(iv)	use, copy and modify (solely for incorporation into JVCo’s documentation), the Architecture Reference Manuals for the purposes of creating JVCo documentation for Architecture Compliant Cores;

(v)	use and copy the AVS only for the purposes of designing Architecture Compliant Cores;

(vi)

manufacture and have manufactured test chips for the Architecture Compliant Cores for non-revenue-bearing distribution of those test chips to PRC Licensees, provided that the total number of test chips shall not exceed 500 chips for each unique ‘system-on-chip’ test chip design; and

(vii)

grant Commercial sub-licenses of any Architecture Compliant Cores that constitute Derivative Products to PRC Licensees, provided that such sub-licenses are granted on the terms of the ARM Model License for that Architecture Compliant Core (which terms may include any Permitted Deviations relevant to that ARM Model License and, where agreed, Licensing Exceptions), provided that, in the case of (iii) to (vii), such rights shall only extend to the design and sub-licensing of, and manufacture of test chips for, Architecture Compliant Cores that constitute Derivative Products.

3.2	License of Product IP

3.2.1

Subject to Clauses 3.9, 6 and 7 and the other terms of this Agreement, ARM grants (and, if applicable, procures the grant by any other members of the ARM Group) to JVCo a perpetual and irrevocable (except that this grant is revocable only in accordance with Clause 8.7 (to the extent that a JVCo Licensed Product is excluded from the license scope pursuant to that Clause 8.7) and Clause 28), royalty-bearing (to the extent set out in Schedule 2), assignable (only in accordance with Clause 41) worldwide license, with a right to sub-license (only to the extent permitted in Clause 3.2.1(i), 3.2.1(ii), 3.2.1(v) and 4), to the Product IP to:

(i)

grant Commercial sub-licenses of the Original ARM Products to PRC Licensees solely to the extent required to comply with the obligations of the licensor entity in each of the Novated License Agreements (in the form that such agreements are novated to JVCo);

(ii)

grant new Commercial sub-licenses of the Original ARM Products and ARM Derivative Products to PRC Licensees, provided that such sub-licenses are granted on the terms of the relevant Applicable Model License for that Original ARM Product or ARM Derivative Product (which terms may include any Permitted Deviations relevant to that Applicable Model License and, where agreed, Licensing Exceptions);

(iii)

subject to Clause 6 and provided that the development of such Mutual Roadmap Derivative Product is agreed as part of the Business Plan, undertake research, modification and development activities with respect to the Original ARM Products (excluding the ARM Architectures), the Derivative Products and the ARM Derivative Products to create Mutual Roadmap Derivative Products;

(iv)

subject to Clause 6 and provided that the development of such Other Derivative Product is agreed as part of the Business Plan, undertake research, modification and development activities with respect to the Original ARM Products (excluding the ARM Architectures), the Derivative Products and the ARM Derivative Products to create Other Derivative Products;

(v)

grant Commercial sub-licenses of any Derivative Products (excluding Architecture Compliant Cores) to PRC Licensees, provided that such sub-licenses are granted on the terms of the ARM Model License for that Derivative Product (which terms may include any Permitted Deviations relevant to that ARM Model License and, where agreed, Licensing Exceptions); and

(vi)

manufacture and have manufactured test chips for the Original ARM Products and Derivative Products for non-revenue-bearing distribution to PRC Licensees, provided that the total number of test chips shall not exceed 500 chips for each unique ‘system-on-chip’ test chip design;

provided that in the case of (iii) and (iv): (a) any rights to modify and develop JVCo Licensed Products shall not permit JVCo to create CPU Cores that do not constitute Architecture Compliant Cores; and (b) JVCo shall not, without the prior written consent of the Roadmap Committee, create or use any Derivative Product that uses or modifies any source code that subsists in an Original ARM Product or an ARM Derivative Product.

3.3	License of ARM Brand Trade Marks

3.3.1

Subject to Clauses 6, 7 and 8.7, the other terms of this Agreement and Article 12.4 of the Joint Venture Contract, ARM grants (and, if applicable, procures the grant by any other members of the ARM Group) to JVCo a non-exclusive (except that this grant is exclusive with respect to Clause (iv)), perpetual and irrevocable (except that this grant is revocable only in accordance with the termination events set out in Clause 28) assignable (only in accordance with Clause 41) worldwide license, with a right to sub-license (only to the extent permitted in Clauses 3.3.1(iii), 3.3.1(iv) and 4), to the ARM Brand Trade Marks to:

(i)	use the “Arm” word mark in the Company Name;

(ii)	use the ARM Brand Trade Marks in the PRC in connection with the promotion and marketing of the business of JVCo, and administrative activities related thereto;

(iii)

grant sub-licenses of the ARM Brand Trade Marks to PRC Licensees to the extent required to comply with the obligations of the licensor entity in each of the Novated License Agreements (in the form that such agreements are novated to JVCo); and

(iv)

grant new sub-licenses of the ARM Brand Trade Marks to PRC Licensees solely to the extent required for the promotion, sale and distribution of products developed by such sub-licensees pursuant to sub-licenses granted to such PRC Licensees in accordance with Clauses 3.1.1(i), 3.1.1(ii), 3.1.1(vii), 3.2.1(i), 3.2.1(ii) and 3.2.1(v) and provided that such sub-licensing is undertaken in accordance with the Joint Venture Contract.

3.4	Upon ARM’s update of the Standard Product List, ARM shall deliver the updated Standard Product List to JVCo.

3.5	[***]

3.6	[***]

3.7	[***]

3.8

JVCo shall use commercially reasonable efforts to ensure that each PRC Licensee to whom rights in ARM Licensed IP are granted pursuant to this Clause 3 complies with the terms of the licensing agreement entered into between JVCo and the relevant PRC Licensee.

3.9	Notwithstanding anything to the contrary contained in this Agreement, at any time during the Term:

3.9.1

ARM may, upon written notice to JVCo, elect to remove Obsolete Technology from the scope of Original ARM Products (to the extent that it becomes Obsolete Technology under limb (ii) of the definition of Obsolete Technology);

3.9.2	ARM may, upon written notice to JVCo, elect to remove Obsolete Marks from the scope of ARM Brand Trade Marks;

3.9.3	the Roadmap Committee may elect to remove Obsolete Technology from the scope of Derivative Products or ARM Derivative Products (as applicable);

3.9.4

JVCo may, upon written notice to ARM, elect to remove Obsolete Technology from the scope of Independent Products (to the extent that it becomes Obsolete Technology under limb (iii) of the definition of Obsolete Technology);

and, in each case, such removal shall take effect on the date set out in the written notice (with such date being no less than [***] days’ after the date of provision of the notice). Notwithstanding the foregoing, the licensed Party’s rights pursuant to this Agreement with respect to Obsolete Technology and Obsolete Marks shall survive solely for the purposes of complying with the terms of any sub-licenses granted prior to the date of receipt of such written notification, provided that, following the date of receipt of such notification, the licensed Party shall not enter into any new sub-licensing arrangements with respect to the Obsolete Marks, Obsolete Technology or any Architecture Compliant Core based on any Obsolete Technology.

3.10

ARM shall not, and shall procure that the other members of the ARM Group do not (in each case, without the prior written consent of JVCo), enter into any arrangement in the context of its development of ARM Derivative Products with any third party that would give such member of the ARM Group rights with respect to Intellectual Property owned by, or licensed to, such third party where the terms of that arrangement do not enable ARM to grant rights to JVCo on the terms set out in Clause 3.2 with respect to the affected ARM Derivative Product.

3.11

With respect to any Feedback received by any member of the ARM Group from a Non-PRC Licensee pursuant to a license agreement relating to a Derivative Product or an Independent Product and solely to the extent that ARM has the right to sub-license any such rights, ARM sub-licenses (and, if applicable, procures the sub-licensing by any other members of the ARM Group) to JVCo pursuant to the terms of this Agreement the scope of rights in such Feedback licensed to such member of the ARM Group by such Non-PRC Licensee, solely to the extent that such Feedback relates to the Derivative Product or Independent Product.

3.12

[***] that shall be payable by JVCo to ARM pursuant to Section 2.05 of the Investment Agreement, together with the other terms of this Agreement, represents JVCo’s consideration for ARM’s grant to JVCo of the licenses under this Clause 3 of this Agreement.

4.	SUB-LICENSING

4.1	With respect to the rights granted to JVCo pursuant to Clauses 3.1.1(vi) and 3.2.1(vi) only, and subject to Clause 4.2 and the other terms of this Agreement, JVCo may exercise the right to:

4.1.1	have tested Original ARM Products and Derivative Products by a Test House; and

4.1.2	have manufactured test chips for such Original ARM Products and Derivative Products by a Manufacturer (each Test House or Manufacturer generically, a “Sub-Licensee”),

in each case provided that: (a) JVCo does not grant to the Test House or Manufacturer any license in respect of the ARM Licensed IP for any purpose other than for testing test chips for Derivative Products solely for JVCo (in the case of a Test House) or for manufacturing test chips for Derivative Products solely for JVCo (in the case of a

Manufacturer); and (b) the Test House or Manufacturer, as the case may be, is subject to a contractual obligation to use the Confidential Information of the ARM Group, the ARM IP and the JVCo Licensed Product for the purposes of supplying units of the Derivative Products solely to JVCo for testing.

4.2	Treatment of Sub-Licensees

4.2.1	JVCo shall ensure that each Sub-Licensee:

(i)

enters into an agreement with JVCo, the terms of which are in writing and not in conflict with Clauses 3.1.1(vi), 3.2.1(vi) or 6.1.1 of this Agreement (save where otherwise permitted in writing by ARM);

(ii)

is subject to contractual obligations of confidentiality in respect of the Confidential Information of the ARM Group, the ARM IP and the Original ARM Product, Derivative Product and any ARM Derivative Product which are no less onerous than the provisions of Clause 35 (save where otherwise permitted in writing by ARM); and

(iii)

is subject to a contractual obligation to return or destroy (and certify destruction of) any Confidential Information of the ARM Group and any JVCo Licensed Products to JVCo upon the earlier of: (i) the completion of the Sub-Licensee’s permitted activities; and (ii) the end of the contractual confidentiality period (in the agreement between JVCo and the Sub-Licensee) for the relevant Confidential Information of the ARM Group or JVCo Licensed Products.

4.2.2

Any use of the ARM IP by a Sub-Licensee, and all acts and omissions of such Sub-Licensees, shall be deemed use by, and acts and omissions of, JVCo for the purposes of this Agreement (including, without limitation, acts and omissions which would be breaches of this Agreement if the Sub-Licensee were JVCo which, for the avoidance of doubt, shall be deemed breaches by JVCo).

4.2.3

In the event that any Sub-Licensee is in breach of any of the terms of this Agreement, JVCo shall hold harmless and indemnify ARM (and any members of the ARM Group) against all and any loss, liability, costs, damages and expenses suffered as a result of, or in connection with, such breach.

4.2.4

For the avoidance of doubt: (i) except as expressly permitted in Clause 3 or Clause 4 of this Agreement, no right is granted to JVCo to sub-license the ARM Licensed IP; and (ii) all sub-licenses granted pursuant to Clause 4.1 shall terminate immediately on the expiry or termination of this Agreement.

5.	COSTS OF IN-LICENSED OR CO-OWNED INTELLECTUAL PROPERTY

5.1

If any in-licensed or co-owned technology (which is embodied in an Original ARM Product or an ARM Derivative Product) consists of Intellectual Property that would constitute Architecture IP or Product IP if it was Controlled by ARM but does not because ARM cannot grant JVCo a license or sub-license under such Intellectual Property without being obligated or otherwise required to pay any additional financial or other consideration to and/or obtain the consent of any third party (“Third Party Restricted IP”), the provisions of this Clause 5 shall apply.

5.2

ARM shall inform JVCo of any Third Party Restricted IP that subsists in an Original ARM Product or ARM Derivative Product as soon as reasonably practicable upon becoming aware of the Third Party Restricted IP and ARM shall consult with JVCo in order to: (i) understand whether JVCo wishes to license to PRC Licensees the product that the Third Party Restricted IP relates to (or otherwise modify or develop that product); and (ii) consider which of the options set out at Clause 5.4 below is most appropriate for that Third Party Restricted IP.

5.3

From the date of such notification by ARM and unless and until rights are secured for the benefit of JVCo with respect to such Third Party Restricted IP (in accordance with this Clause 5 or otherwise), JVCo shall not undertake any activities with respect to the affected Original ARM Product or ARM Derivative Product (including, for the avoidance of doubt, sub-licensing such rights to PRC Licensees).

5.4	With respect to each element of Third Party Restricted IP and upon written notice to JVCo, ARM may elect to:

5.4.1	secure rights from the relevant third party to enable ARM to sub-license such Third Party Restricted IP to JVCo in accordance with the terms of this Agreement;

5.4.2

subject to Clauses 5.12 and 5.13, implement an alternative structure to avoid the need to secure the rights from the relevant third party to sub-license such Third Party Restricted IP to JVCo (an “Alternative Third Party Workaround”) (which may include the direct licensing of such Third Party Restricted IP from ARM to the PRC Licensee (with or without JVCo acting as ARM’s agent for that purpose) (a “Direct Third Party Licensing Arrangement”)); or

5.4.3	subject to Clause 5.7, notify JVCo that it should secure rights directly from the third party owner (or distributor) of such Third Party Restricted IP.

5.5

In the event that ARM’s initial election (in accordance with Clause 5.4) does not prove to be reasonably practicable, ARM may, upon written notice to JVCo, elect to pursue a different option with respect to the relevant Third Party Restricted IP.

5.6

Where ARM secures the right to sub-license Third Party Restricted IP in accordance with Clause 5.4.1, all reasonable costs required by such third party in consideration of the obtaining of any such consent will be borne by ARM. Upon securing such rights, ARM shall provide written notice to JVCo and that Third Party Restricted IP shall be considered to be Controlled by ARM for the purposes of this Agreement.

5.7

The Parties acknowledge and agree that the option set out at Clause 5.4.3 shall only be appropriate where: (i) it is reasonably practicable for JVCo to secure such rights directly; and (ii) the related costs are not material (in the context of the business of JVCo).

5.8	To the extent that ARM has identified any Third Party Restricted IP prior to the Effective Date, ARM shall ensure that, with respect to each element of such Third Party Restricted IP, ARM has either:

5.8.1	secured rights from the relevant third party in accordance with Clause 5.4.1 with respect to that Third Party Restricted IP;

5.8.2	implemented an Alternative Third Party Workaround in accordance with Clause 5.4.2 with respect to that Third Party Restricted IP; or

5.8.3

subject to Clause 5.7, notified JVCo that it should secure such rights directly in accordance with 5.4.3, in sufficient time to enable JVCo (acting reasonably) to secure such rights in advance of the Effective Date, in each case, by the Effective Date. For the avoidance of doubt, Clause 5.7 shall apply to ARM’s ability to elect to pursue the option set out at Clause 5.8.3 above with respect to any Third Party Restricted IP and if the related costs become material, ARM shall instead pursue an alternative option (of those set out in Clause 5.8) with respect to that Third Party Restricted IP.

5.9

On or prior to the Effective Date, ARM shall provide written details to JVCo of the solution reached (in accordance with Clause 5.8) with respect to each element of Third Party Restricted IP that had been identified by ARM prior to the Effective Date. Where relevant, such details shall include details of the nature of the Alternative Third Party Workaround implemented for any affected Original ARM Product. By complying with Clauses 5.8 and 5.9, ARM shall be deemed to have satisfied the requirements of this Clause 5, in so far as it relates to Third Party Restricted IP identified prior to the Effective Date. Clause 5.5 shall apply to such Third Party Restricted IP identified prior to the Effective Date, such that ARM may elect to pursue a different option, on written notice to JVCo (whether before or after the Effective Date).

5.10

In addition to the use of Alternative Workarounds with respect to Third Party Restricted IP, ARM may, upon written notice to JVCo, elect to implement an alternative structure for other Original ARM Products (an “Other Alternative Workaround”) (which may include the direct licensing of such Original ARM Product from ARM to the PRC Licensee (with or without JVCo acting as ARM’s agent for that purpose) (an “Other Direct Licensing Arrangement”)) where: (i) ARM has used its reasonable endeavours to avoid recourse to such an alternative structure; and (ii) it is not reasonably practicable for the Original ARM Product to be sub-licensed to PRC Licensees by JVCo directly.

5.11

Where an Alternative Workaround is in place, JVCo shall not undertake any licensing activities in contravention of such Alternative Workaround (including purporting to sub-license such rights to PRC Licensees directly, where such sub-licensing by JVCo is inconsistent with the Alternative Workaround).

5.12

Where ARM elects to implement an Alternative Workaround, ARM shall: (i) provide JVCo with written notice of the intended structure; and (ii) ensure that JVCo suffers no material financial disadvantage from the Alternative Workaround (as compared to the position that JVCo would have been in if the Original ARM Product had been licensed to JVCo in accordance with the terms of this Agreement). ARM and JVC shall co-operate to implement the required mechanism to facilitate such Alternative Workaround.

5.13

Where an Alternative Workaround constitutes a Direct Licensing Arrangement, ARM shall only enter into such a direct license agreement at JVCo’s written request and JVCo shall retain sole discretion as to such requests. ARM shall comply with JVCo’s reasonable requests with respect to any such Direct Licensing Arrangement with a PRC Licensee, provided that JVCo shall reimburse ARM for any costs it incurs in relation to such requests and JVCo shall not require ARM to undertake any activity that would put ARM in breach of any contractual obligations owed to any such PRC Licensee.

5.14	JVCo agrees:

5.14.1

to comply with the terms of any agreement between ARM (or its wholly owned Subsidiary) and third parties (“Third Party Restricted IP Agreements”) in respect of the rights to the Third Party Restricted IP licensed or sub-licensed to JVCo hereunder; and

5.14.2

to cooperate in good faith with ARM and take any action necessary, advisable or reasonably requested by ARM to perform the obligations of ARM with respect to the Third Party Restricted IP and preserve the rights of ARM under the Third Party Restricted IP Agreements.

6.	RESTRICTIONS ON JVCO

6.1	JVCo shall not, and shall procure that the other members of the JVCo Group do not, in each case without the prior written consent of ARM:

6.1.1

enter into any arrangement in the context of its development of Derivative Products or Independent Products with any third party that would give such member of the JVCo Group rights with respect to Intellectual Property owned by, or licensed to, such third party where the terms of that arrangement do not enable JVCo to grant rights to ARM on the terms set out in Clause 13 with respect to that affected Derivative Product or Independent Product;

6.1.2

develop any Derivative Product or Independent Product that requires JVCo to obtain a license of Intellectual Property from any third party (excluding, for the avoidance of doubt, any member of the ARM Group) where such licenses require JVCo to disclose, or otherwise make available, any aspect of the resulting technology; or

6.1.3

release any JVCo Licensed Product (to the extent that such JVCo Licensed Product is not an Independent Product), any other ARM Semiconductor Technology or any technology related to an Excluded Product in a manner that would subject ARM IP to the terms of open source licenses, or the rules of bodies governing Standards (other than those bodies that ARM is already a party to) (provided that nothing in this Clause 6.1.3 shall require JVCo to unencumber any ARM IP from such open source arrangements or open source licensing obligations where ARM has encumbered the ARM IP).

6.2	Architecture Licenses and Non-Standard Licenses

6.2.1

In advance of JVCo entering into any Architecture License (or amending any existing Architecture License), the Parties must reach mutual written agreement on the decision over whether JVCo may enter into that Architecture License (including with respect to the scope of, and resources required for, that Architecture License).

6.2.2

JVCo shall not, without the prior written consent of ARM, enter into any Non-Standard License with a PRC Licensee. Notwithstanding the granting of any consent by ARM in accordance with this Clause 6.2, JVCo shall not:

(i)	enter into any Non-Standard License until ARM has confirmed that it is satisfied (acting reasonably) with the terms of that Non-Standard License; or

(ii)	amend any Non-Standard License without the prior written consent of ARM.

6.2.3

In regards to Clause 6.2.1 and Clause 6.2.2, any failure by ARM to provide an initial response to JVCo in the relevant matter (which may, for the avoidance of doubt, take the form of a request for further information or an acknowledgment of receipt) within [***] Business Days after its receipt of JVCo’s request for an Architecture License or Non-Standard License respectively shall automatically be deemed to have been escalated to the Senior Representatives as a Dispute in accordance with Clause 40.2.

6.3	CPU Cores

Without prejudice to Clause 6.5, JVCo shall not: (i) develop or license any CPU Core that is an Independent Product; or (ii) develop or license CPU Cores that do not constitute Architecture Compliant Cores that have been verified in accordance with the verification procedures set out in the ARM Model License for that Licensed ARM Architecture (including, for the avoidance of doubt, formulating and executing a verification plan and successfully running the relevant ARM architectural validation suite for that Licensed ARM Architecture in accordance with the ARM Model License).

6.4	Derivative Products and Independent Products – General

6.4.1	JVCo shall not create or otherwise exploit any Independent Product that does not constitute Semiconductor Technology.

6.4.2

Prior to the licensing of a Derivative Product by JVCo, the Roadmap Committee shall determine whether the Derivative Product constitutes a Mutual Roadmap Derivative Product in accordance with Clause 38.

6.5	Derivative Products and Independent Products – Verification

6.5.1

With respect to each Derivative Product and Independent Product (to the extent that such Independent Product is branded with an ARM Brand Trade Mark), JVCo shall use the Verification Support Materials provided by ARM to create a Verification Strategy Document, to at least an equivalent level of detail to the template verification strategy document provided by ARM to JVCo as part of the Verification Support Materials.

6.5.2

With respect to each Independent Product (to the extent that such Independent Product is not branded with any ARM Brand Trade Mark), JVCo shall develop the relevant Verification Strategy Document based on Good Industry Practice.

6.5.3

JVCo shall provide the appointed Verification Assessor with a copy of the Verification Strategy Document created in accordance with this Clause 6.5 and the Verification Assessor shall confirm to JVCo whether that Verification Strategy Document has been approved for use or whether amendments are required to the Verification Strategy Document. Where the Verification Assessor requires (acting reasonably) JVCo to make amendments to the Verification Strategy Document, JVCo shall continue to amend and re-submit the Verification Strategy Document until the amended Verification Strategy Document is approved by the Verification Assessor, which approval may not be unreasonably withheld, delayed or conditioned.

6.5.4

Prior to the licensing of any Intellectual Property in a Derivative Product or an Independent Product to any PRC Licensees, JVCo shall complete the verification of the product in accordance with the approved Verification Strategy Document (following the process set out in Clauses 6.5.5 and 6.5.6).

6.5.5

Following the undertaking of such verification, JVCo shall provide the Verification Assessor with the outputs required by the Verification Strategy Document (including, for the avoidance of doubt: (i) copies of all test data obtained as part of the verification process; and (ii) confirmation that all relevant engineering assessment milestones that relate to that product have been successfully completed).

6.5.6

Promptly following receipt of the outputs described in Clause 6.5.5, the Verification Assessor shall confirm in writing to JVCo whether the requirements of the Verification Strategy Document have been met. Where the requirements are not met, the Verification Assessor shall identify the deficiencies, which deficiencies JVCo shall address, until such time as the Verification Assessor confirms that the requirements of the Verification Strategy Document have been met, at which stage the verification of the product shall be deemed to be complete.

6.6

Where ARM is satisfied (acting reasonably) that JVCo has the required capability to undertake verification, ARM shall notify JVCo and, from the date of receipt of that notification, JVCo may instead elect to appoint an individual from JVCo to act as Verification Assessor with respect to Independent Products (and an individual from ARM shall continue to undertake that role with respect to Derivative Products).

6.7	ARM Model License

Before ARM makes or implements any edits, modifications, amendments, or other changes to any ARM Model License that would reasonably be expected to have an adverse effect on JVCo’s dealings with PRC Licensees, ARM shall, in good faith, consult with JVCo and take any reasonable suggestions made by JVCo into consideration.

6.8	JVCo Model License

Before JVCo makes or implements any edits, modifications, amendments, or other changes to any JVCo Model License that would reasonably be expected to have an adverse effect on ARM’s dealings with Non-PRC Licensees, JVCo shall, in good faith, consult with ARM and take any reasonable suggestions made by ARM into consideration.

7.	SCOPE OF JVCO EXCLUSIVE LICENSING CHANNEL

7.1	Notwithstanding Clause 2, nothing in this Agreement shall prevent:

7.1.1

any member of the ARM Group from continuing to: (i) satisfy its obligations pursuant to any Transferring Contract that has not yet transferred in accordance with either Section 7.05 of the Investment Agreement or Clause 33; (ii) satisfy its obligations pursuant to any agreement with a PRC Licensee that exists as at the Effective Date that is not a Transferring Contract; or (iii) receive the benefit of any direct rights or undertakings granted to, or retained by, any member of the ARM Group by PRC Licensees as a result of the novation process referenced in Section 7.05 of the Investment Agreement and Clause 33;

7.1.2	any member of the ARM Group from undertaking research or development activities (or entering into arrangements with third parties to undertake such activities on behalf of the ARM Group) in the PRC;

7.1.3	any member of the ARM Group from granting worldwide, sub-licensable rights in the ARM IP to PRC Licensees for: (i) non-Commercial purposes; and (ii) Excluded Products;

7.1.4	any member of the ARM Group from licensing Intellectual Property to PRC Licensees pursuant to Direct Licensing Arrangements, in accordance with Clause 5;

7.1.5

any member of the ARM Group from granting sub-licensable rights to JVCo Licensed Products to Non-PRC Licensees, permitting such Non-PRC Licensees to conduct sub-licensing (including to PRC Licensees) in accordance with Clause 2.2; and

7.1.6	any member of the ARM Group from providing services to the JVCo Group, or to PRC Licensees on behalf of JVCo, where such servicing arrangements have been agreed in writing between JVCo and ARM.

7.2	Exclusive Interface with PRC Licensees for JVCo Licensed Products

7.2.1

Subject to the other provisions of this Clause 7.2, JVCo shall be the exclusive interfacing channel with respect to PRC Licensees for any JVCo Licensed Products and Design Services, and ARM may not (without the prior written consent of JVCo, such consent not to be unreasonably withheld, delayed or conditioned) initiate direct contact with any PRC Licensee with respect to any JVCo Licensed Product and Design Services.

7.2.2

Subject to Clause 7.2.5, nothing in this Agreement shall prevent ARM from providing post-sales technical support to any PRC Licensee for a JVCo Licensed Product or Design Services, where that PRC Licensee has already entered into a license agreement with respect to that JVCo Licensed Product or Design Services either (a) with JVCo and that support is provided pursuant to the JV Services Agreement; (b) pursuant to a Transferring Contract that has not yet transferred in accordance with either Section 7.05 of the Investment Agreement or Clause 33; or (c) pursuant to an agreement that is not a Transferring Contract.

7.2.3

The Parties acknowledge and agree that, subject to Clause 7.2.5, there will be circumstances where ARM will reasonably require direct engagement with PRC Licensees (and PRC Licensees will require direct engagement with ARM) to facilitate the development and receipt of ARM Product and Market Data. JVCo (acting in good faith) will not hinder or frustrate ARM from engaging with PRC Licensees for such purposes.

7.2.4

Notwithstanding Clause 7.2.1, without JVCo’s consent, ARM may engage directly with an IPG Ecosystem Partner solely to directly support that IPG Ecosystem Partner’s development of software that supports ARM Semiconductor Technology. ARM shall make JVCo aware of all such engagements. Where the IPG Ecosystem Partner is using one or more integrated circuit products based on ARM Semiconductor Technology, which integrated circuit products are provided to that IPG Ecosystem Partner by a PRC Licensee that has either: (i) a license from JVCo in respect of those integrated circuit products; or (ii) a license from ARM in respect of those integrated circuit products pursuant to a Transferring Contract (whether that Transferring Contract will be novated to JVCo or not), ARM shall provide JVCo with the opportunity to be involved with all such engagements with that IPG Ecosystem Partner. ARM’s failure to provide JVCo with the opportunity to be involved with an engagement with an IPG Ecosystem Partner shall not be deemed a breach of this Clause 7.2.4 if it is initially reasonably impracticable to involve JVCo in such engagement due to the nature of such engagement (for example, an unplanned engagement at an industry event or conference), in which case ARM shall remain obliged to provide JVCo with the opportunity to be involved with all subsequent engagements with that IPG Ecosystem Partner.

7.2.5

Prior to the Effective Date, the Parties will consult in good faith and agree upon a set of operating principles to facilitate direct engagement and co-ordination (i) between ARM and PRC Licensees with respect to JVCo Licensed Products and Design Services (including with respect to the direct engagement described in Clause 7.2.2 and Clause 7.2.3) whilst still providing appropriate oversight for, and involvement of, JVCo; and (ii) between ARM and IPG Ecosystem Partners with respect to the direct engagement described in Clause 7.2.4.

7.3

Except as expressly licensed in accordance with this Agreement, JVCo acquires no right, title or interest in any Confidential Information of the ARM Group, ARM Semiconductor Technology or any Intellectual Property of the ARM Group and, to the extent permissible under Applicable Law, all implied licenses are excluded. JVCo shall not use or exploit the ARM Licensed IP except as expressly authorised under this Agreement.

7.4	DSG Tools

7.4.1

Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that, unless otherwise agreed between the Parties, JVCo shall not license the DSG Tools to PRC Licensees and the DSG Tools shall, instead, continue to be licensed to PRC Licensees by ARM directly in accordance with the distribution model described at Clauses 7.4.2 to 7.4.4 below, and where requested by either Party, the Parties shall enter into a separate distribution agreement setting out further details on the arrangements described below.

7.4.2

JVCo shall act as a distributor in relation to the licensing of DSG Tools to PRC Licensees. As part of that arrangement, JVCo shall have the right to market the DSG Tools to PRC Licensees and provide to PRC Licensees license keys to facilitate access to the DSG Tools. Notwithstanding the foregoing, the license agreement granted to PRC Licensees in relation to DSG Tools shall be granted by ARM directly to such PRC Licensees (on a click-through basis).

7.4.3

Where there is a reasonable business need, JVCo shall enter into a separate pricing agreement relating to a PRC Licensee’s use of DSG Tools (including with respect to the PRC Licensee’s volume commitments in relation to such tools and the pricing of such arrangements) in accordance with the relevant ARM Model License.

7.4.4

The Parties acknowledge and agree that, in order to effect the distribution model, JVCo shall request license keys from ARM and JVCo shall pay the fixed license fee (as set out in the ARM-JVCo Price Book) to ARM in consideration for each license key. All amounts payable by PRC Licensees in consideration for their licensing of DSG Tools shall be paid directly to JVCo and the amounts payable by PRC Licensees to JVCo in consideration for the license keys shall not affect the fixed license fee payable by JVCo in consideration for each license key. The invoicing and payment terms for such license key payments shall be included in the distribution agreement agreed between the Parties (and such amounts shall be deemed to be JVCo Charges (and, specifically, License Fees payable by PRC Licensees to JVCo) for the purposes of Clause 20).

8.	EXPORT CONTROL AND RELATED RESTRICTIONS

8.1

The ARM Semiconductor Technology licensed under this Agreement may be subject to the export control regulations of the United Kingdom, United States and other countries.    JVCo agrees to comply fully with all applicable export control laws and regulations, including those of the United Kingdom, the United States (including the U.S. Export Administration Act and its associated regulations (“EAA”)) and the trade and economic sanctions regulations administered by the Department of Treasury’s Office of Foreign Assets Controls (“OFAC”), and of any other applicable jurisdiction (collectively, the “Export Laws”) to assure that neither the ARM Semiconductor Technology, nor any derivative products thereof are exported by JVCo in violation of Export Laws.

8.2	Without limiting the foregoing, JVCo agrees that it will not export the ARM Semiconductor Technology or any derivative products thereof, directly or indirectly:

8.2.1	to any countries subject to a comprehensive embargo by the United States (currently Iran, Syria, Cuba, North Korea, Sudan, and the Crimean region of the Ukraine);

8.2.2	to any Prohibited Person;

8.2.3	for any end use that is prohibited under the EAR, including Part 744 (15 C.F.R. Part 744 (2017)); and

8.2.4	to any person if JVCo has reason to believe that person will divert the ARM Semiconductor Technology or derivative products thereof to or for the benefit of any of the foregoing.

8.3

ARM shall provide JVCo with written confirmation of the export control classification number or ECCN of the ARM Semiconductor Technology prior to its export or transfer to JVCO and for any derivative products developed by or sold by JVCo prior to any export by JVCo. The written confirmation shall include a summary of the license requirements under the applicable Export Laws for the ECCNs of the ARM Semiconductor Technology and derivative products. To the extent that a license is required for the export of the ARM Semiconductor Technology to JVCo, then, ARM will have the right not to export or license the technology to JVCo.

8.4	JVCo shall obtain a written assurance from each PRC Licensee to whom JVCo licenses, sells or otherwise makes available any JVCo Licensed Products that the PRC Licensee shall:

8.4.1

not export, re-export, or transfer any JVCo Licensed Products (a): to any countries that are subject to embargoes (currently Iran, Syria, North Korea, Cuba, Sudan, and the Crimean region of the Ukraine), (b) to any Prohibited Person, (c) to any end user who is owned or controlled by an individual person or entity to whom exports are prohibited under any Export Law, (d) for any end use prohibited by Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation, or (e) to any country for which an export license is required without first obtaining the license from the applicable governmental agency; and

8.4.2	refrain from taking any actions in connection with JVCo Licensed Products that would cause JVCo or any member of the Enlarged ARM Group to be in contravention of any Export Laws.

8.5

In the event that JVCo knows or has reason to know of a breach of the Export Laws or of the written assurance as set forth in Clause 8.4, JVCo shall promptly notify ARM of the breach by a PRC Licensee. [***]

8.6	[***]

8.7	[***]

9.	USE OF ARM BRAND TRADE MARKS

9.1

JVCo shall use the ARM Brand Trade Marks with respect to the Original ARM Products, the Mutual Roadmap Derivative Products and the ARM Derivative Products in the same manner as ARM uses such ARM Brand Trade Marks with respect to its own products. JVCo shall not use any branding other than the ARM Brand Trade Marks with respect to the Original ARM Products, the Mutual Roadmap Derivative Products or the ARM Derivative Products.

9.2

JVCo shall not use the ARM Brand Trade Marks to identify, market, promote, or otherwise in relation to the licensing of, Other Derivative Products or Independent Products without the prior written consent of ARM, provided that nothing in this Clause 9 shall prevent JVCo from using the Company Name in Latin characters and simplified Chinese characters, along with any logo that relates exclusively to the Company Name.

9.3

Notwithstanding JVCo’s rights under Clause 9.1 and the granting of any consents pursuant to Clause 9.2, the use of product names and numbers by JVCo with respect to Derivative Products and Independent Products (to the extent that such Independent Products are branded with ARM Brand Trade Marks) shall be subject to agreement by the Roadmap Committee (in the case of Derivative Products) and ARM (in the case of Independent Products), in order to ensure that the naming and numbering convention used with respect to any such products is not inconsistent with ARM’s approach to the naming and numbering of Original ARM Products and ARM Derivative Products (to the extent that such an ARM Derivative Product is derived from an Independent Product or a Derivative Product that is branded with an ARM Brand Trade Mark).

9.4

JVCo shall use the ARM Brand Trade Marks in accordance with the Use Guidelines. ARM shall have the right to revise the Use Guidelines at any time and any such revisions shall be effective with respect to printed materials and products to be produced after [***] days from receipt of ARM’s written notice specifying the revisions to JVCo.

9.5

Upon reasonable request from ARM, JVCo shall submit samples of documentation, packaging, and promotional or advertising materials bearing the ARM Brand Trade Marks to ARM so that ARM may verify compliance with the Use Guidelines. In the event that any documentation, packaging, promotional or advertising material fails to comply with the Use Guidelines, ARM shall notify JVCo and JVCo shall rectify such documentation, packaging, and promotional or advertising materials so as to comply with the Use Guidelines and cease using any such non-compliant materials as soon as reasonably possible after the date of ARM’s notice.

9.6	JVCo shall not do, or omit to do, or permit to be done, any act which will:

9.6.1	allow the ARM Brand Trade Marks to become generic;

9.6.2	cause the ARM Brand Trade Marks to lose their distinctiveness;

9.6.3	invalidate any existing registrations of the ARM Brand Trade Marks (provided that this Clause 9.6.3 shall only take effect to the extent permitted by Applicable Law);

9.6.4	prejudice any future registrations or applications of the ARM Brand Trade Marks; or

9.6.5	be materially detrimental to or inconsistent with the good name, goodwill, reputation or image of ARM.

9.7

JVCo shall provide reasonable assistance to ARM in maintaining the validity of the ARM Brand Trade Marks and in relation to any enforcement matters relating to the ARM Brand Trade Marks in the PRC. Upon reasonable request by ARM, JVCo shall provide a reasonable number of samples of the use of the ARM Brand Trade Marks for the purpose of Trade Mark registration or renewal, copies of relevant materials produced by JVCo or the PRC Licensees or provide ARM with any other reasonable assistance or evidence and execute any documents requested by ARM or required by Applicable Law for the purpose of registering, maintaining and enforcing the ARM Brand Trade Marks. Each of the foregoing shall be provided at ARM’s sole cost.

9.8

Except as provided by the terms of this Agreement, JVCo shall not, without ARM’s prior written consent, use, register or attempt to register in any jurisdiction in JVCo’s own name, or in any other name, any term, Trade Mark, service mark, device, logo, slogan, product name, service name, technology name, trade dress, company name, corporate name, business name, trade name, social media name or handle, domain name, or any word or mark which:

9.8.1

is confusingly similar to any of the ARM Brand Trade Marks or any product name, service name, technology name or other name used by JVCo in relation to any Original ARM Products or any ARM Derivative Products under this Agreement; or

9.8.2	is dilutive of, renders generic, takes unfair advantage of, or is detrimental to the distinctive character or repute of any of the ARM Brand Trade Marks.

9.9

In the event that JVCo wishes to secure any domain name registration which Clause 9.8 prohibits JVCo from registering, JVCo shall notify ARM of the relevant domain name(s) and ARM shall use its reasonable endeavours to secure such registrations (in ARM’s name). Upon securing such domain name registration(s), such domain name(s) shall be automatically included in the license grant under Clause 3.3 at no additional cost to JVCo.

9.10

Save as otherwise explicitly granted pursuant to this Agreement, JVCo shall not have any ownership, interest or goodwill in or associated with the ARM Brand Trade Marks arising from the operation of this Agreement. In no event shall the license of ARM Brand Trade Marks granted pursuant to this Agreement be construed as granting JVCo, expressly or by implication, estoppel or otherwise, a license to use any Trade Mark of the ARM Group other than the ARM Brand Trade Marks.

9.11

Any and all goodwill arising from the exploitation of the ARM Brand Trade Marks by JVCo and any of the PRC Licensees shall automatically be assigned absolutely with full title guarantee to ARM. Where such assignment does not take effect automatically, JVCo shall (and shall procure that the PRC Licensees shall) enter into an assignment agreement to effect that assignment. Upon request, JVCo shall execute any documents required by Applicable Law for the purpose of confirming the assignment of any goodwill to ARM, which is owned by ARM exclusively.

9.12

If JVCo becomes aware of: (i) any application to register a Trade Mark which may be confusingly similar to or otherwise damage the ARM Brand Trade Marks; or (ii) any potential third party infringement of any ARM Brand Trade Mark, JVCo shall use commercially reasonable efforts to notify ARM in writing and provide relevant information.

10.	INTELLECTUAL PROPERTY NOTICES

10.1

JVCo shall reproduce and shall not remove or obscure any intellectual property notice incorporated in the ARM Licensed IP by ARM. ARM shall reproduce and shall not remove or obscure any intellectual property notice incorporated in the JVCo Licensed IP by JVCo.

10.2

JVCo shall incorporate and shall require that any Downstream Affiliate to which any Original ARM Product, Derivative Product or ARM Derivative Product is provided in accordance with the terms of this Agreement, incorporates corresponding intellectual property notices and such other markings and notifications as ARM may reasonably require on all copies of the Original ARM Products, Derivative Products or ARM Derivative Product and any derivatives thereof (including any translation, modification, compilation, abridgement or other form in which the Original ARM Product, Derivative Product or ARM Derivative Product has been recast, transformed or adapted) created by JVCo or any of its Downstream Affiliates, as the case may be.

10.3

ARM shall incorporate and shall require that any Downstream Affiliate to which any Independent Product or Derivative Product is provided in accordance with the terms of this Agreement, incorporates corresponding intellectual property notices and such other markings and notifications as JVCo may reasonably require on all copies of the Independent Products or Derivative Products and any derivatives thereof (including any translation, modification, compilation, abridgement or other form in which the Independent Product or Derivative Product has been recast, transformed or adapted) created by ARM or any of its Downstream Affiliates, as the case may be.

11.	NON-ASSERT

11.1

Upon a reasonable request by ARM, JVCo shall at ARM’s expense enforce against a PRC Licensee any non-assert undertaking that such PRC Licensee in writing is subject to or bound by or agrees to in so far as it relates to: (i) the ARM Group; and (ii) any Downstream Affiliates of the ARM Group. Notwithstanding the foregoing and solely to the extent permissible under Applicable Law, JVCo shall make reasonable efforts to ensure that ARM (or the relevant member of the ARM Group) has a right to enforce the undertakings referenced in this Clause 11, in so far as they relate to: (i) the ARM Group; and (ii) any Downstream Affiliates of the ARM Group.

11.2

With respect to any Feedback received by the JVCo Group from a PRC Licensee pursuant to a license agreement relating to an Original ARM Product or an ARM Derivative Product and solely to the extent that the JVCo Group has the right to sub-license any such rights, JVCo shall sub-license, or, if applicable, procure the sub-license, to ARM pursuant to the terms of this Agreement the scope of rights in such Feedback licensed to the JVCo Group by such PRC Licensee, solely to the extent that such Feedback relates to the Original ARM Product or ARM Derivative Product.

PART B: LICENSES OF JVCO IP

12.	OWNERSHIP OF FOREGROUND IP

12.1

JVCo shall be the sole and exclusive owner of all Foreground IP and will be entitled to fully use, exploit and license such Foreground IP in connection with its business in accordance with the Joint Venture Contract and subject to the licenses of Foreground IP granted under this Agreement.

12.2

JVCo shall direct and ensure that its relevant employees, secondees and members of the JVCo Group enter into formal proprietary information and invention assignment agreements assigning all of their rights in and to Foreground IP with full title guarantee to JVCo to enable it to file, prosecute and maintain the Foreground IP under its own name.

13.	LICENSE OF JVCO LICENSED IP

13.1

Subject to the other terms of this Agreement, JVCo grants (and shall, if applicable, procure the grant by any of its wholly owned Subsidiaries) to ARM and its Subsidiaries a perpetual and irrevocable (except that this grant is revocable only in accordance with Clause 8.7 (to the extent that a JVCo Licensed Product is excluded from the license scope pursuant to that Clause 8.7) and Clause 28), royalty-bearing (to the extent set out in Schedule 2), assignable (only in accordance with Clause 41) worldwide license, with a right to sub-license, to the JVCo Licensed IP to:

13.1.1

grant Commercial sub-licenses of the Derivative Products and Independent Products to Non-PRC Licensees, solely to the extent that such sub-licenses are granted on the terms of the relevant Applicable Model License (in each case, which terms may include any Permitted Deviations relevant to that Applicable Model License and, where agreed, Licensing Exceptions);

13.1.2

grant Commercial sub-licenses of ARM Derivative Products to Non-PRC Licensees, provided that such sub-licenses are granted on the terms of the Applicable Model License (in each case, which terms may include any Permitted Deviations relevant to that Applicable Model License and, where agreed, Licensing Exceptions);

13.1.3

undertake modification and development activities with respect to such Derivative Products, Independent Products and ARM Derivative Products to create ARM Derivative Products. For the avoidance of doubt, any such modification and development made by or on behalf of ARM shall be deemed to be ARM Semiconductor Technology;

13.1.4

manufacture or have manufactured test chips for the ARM Derivative Products, Derivative Products and Independent Products for non-revenue-bearing distribution to Non-PRC Licensees, provided that the total number of test chips shall not exceed 500 chips for each unique ‘system-on-chip’ test chip design; and

13.1.5

if approved by the IP Committee, use the Trade Marks licensed by JVCo to ARM outside of the PRC in connection with the promotion and marketing of the Independent Products and ARM Derivative Products, and administrative activities related thereto.

13.2	JVCo shall bear any third party costs associated with the sub-licensing of Intellectual Property of any third party to ARM in accordance with this Clause 13.

13.3

Upon receipt of a written request from ARM, JVCo shall promptly deliver the requested Derivative Product or Independent Product to ARM. ARM shall only provide a written request to ARM pursuant to this Clause 13.3 where: (i) ARM is subject to a contractual obligation to a Non-PRC Licensee to deliver that product to that Non-PRC Licensee; (ii) it is reasonably likely that ARM will be subject to such a contractual obligation to a Non-PRC Licensee reasonably promptly following any such request; (iii) access to the product is reasonably necessary for ARM’s proposed modification and development activity; or (iv) as otherwise mutually agreed between the Parties.

13.4

JVCo shall deliver JVCo Updates to ARM for any Derivative Products or Independent Products which have previously been delivered by JVCo to ARM in accordance with Clause 13.3 as soon as reasonably possible after such JVCo Update is Released by the JVCo Group.

14.	LIMITATIONS TO THE JVCO LICENSED IP LICENSES

14.1

Subject to the other terms and conditions of this Agreement, the licenses granted pursuant to Clauses 13.1.1 and 13.1.2 shall be deemed to be exclusive, in each case to the extent that such clauses grant rights to ARM to enter into Commercial licensing arrangements with Non-PRC Licensees with respect to the Derivative Products, Independent Products and ARM Derivative Products in accordance with the Applicable Model License during the Term of this Agreement. With respect to the exclusive rights granted in Clauses 13.1.1 and 13.1.2 and save as provided under Clause 14.4, JVCo may not enter into any licensing arrangement with any Non-PRC Licensee.

14.2

JVCo will not enter into any arrangement with a PRC Licensee which permits that PRC Licensee to sub-license to a Non-PRC Licensee any JVCo Licensed Product (with respect to the scope of rights referenced in Clause 14.1), save with respect to sub-licensing to third party service providers that are providing services to, or on behalf of, the PRC Licensee.

14.3

In the event that the exclusivity arrangement described in Clause 14.1 is limited by any Applicable Law, the license grant shall not terminate, but shall remain exclusive to the extent that is permitted by such Applicable Law and shall become non-exclusive to the extent that is necessary to conform with such Applicable Law.

14.4	Notwithstanding the foregoing, nothing in this Agreement shall prevent:

14.4.1	JVCo from undertaking research or development activities (or entering into arrangements with third parties to undertake such activities on behalf of the JVCo Group) outside of the PRC;

14.4.2	JVCo from granting worldwide, sub-licensable rights in the JVCo Licensed IP to Non-PRC Licensees for a non-Commercial purpose; or

14.4.3

JVCo from granting sub-licensable rights to JVCo Licensed Products to PRC Licensees, permitting such PRC Licensees to conduct sub-licensing (including to Non-PRC Licensees) in accordance with Clause 14.2

14.5	Exclusive Interface with Non-PRC Licensees for JVCo Licensed Products

14.5.1

Subject to the other provisions of this Clause 14.5, ARM shall be the exclusive interfacing channel with respect to Non-PRC Licensees for any JVCo Licensed Products and Design Services, and JVCo may not (without the prior written consent of ARM, such consent not to be unreasonably withheld, delayed or conditioned) initiate direct contact with any Non-PRC Licensee with respect to any JVCo Licensed Product and Design Services.

14.5.2

Subject to Clause 14.5.4, nothing in this Agreement shall prevent JVCo from providing post-sales technical support to any Non-PRC Licensee for an Independent or Derivative Product or Design Services, where that Non-PRC Licensee has already entered into a license agreement with respect to that Independent or Derivative Product or Design Services with ARM and that support is provided pursuant to the JV Services Agreement.

14.5.3

The Parties acknowledge and agree that, subject to Clause 14.5.4, there will be circumstances where JVCo will reasonably require direct engagement with Non-PRC Licensees (and Non-PRC Licensees will require direct engagement with JVCo) to facilitate the development and receipt of JVCo Product and Market Data. ARM (acting in good faith) will not hinder or frustrate JVCo from engaging with Non-PRC Licensees for such purposes.

14.5.4

Prior to the Effective Date, the Parties will consult in good faith and agree upon a set of operating principles to facilitate direct engagement and co-ordination between JVCo and Non-PRC Licensees with respect to JVCo Licensed Products (including with respect to the direct engagement described in Clauses 14.5.2 and 14.5.3) whilst still providing appropriate oversight for, and involvement of, ARM.

PART C: RISK ALLOCATION AND PROTECTIONS WITH RESPECT TO LICENSED IP

15.	ARM WARRANTIES

15.1	Functionality Warranties

15.1.1

ARM warrants to JVCo that all deliverables provided by ARM in accordance with Clauses 3.5 and 3.6 are substantially and materially the same as the ARM Semiconductor Technology used and updated in ARM’s own operations.

15.1.2

ARM warrants to JVCo that the Licensed ARM Architectures in respect of which Architecture IP is licensed will be: (i) sufficient to allow a person reasonably skilled in the art to design an Architecture Compliant Core in respect of that Licensed ARM Architecture; and (ii) documented in a manner consistent with applicable industry standards, but in no event will the Licensed ARM Architectures be documented using standards or practices that are lesser (to any material extent) than what are adopted by the ARM Group for its own operations.

15.1.3

Notwithstanding Clause 15.1.2, ARM shall not be responsible for any recoverable or non-recoverable costs incurred, directly or indirectly, by JVCo in the design migration, processing or manufacture of masks or prototypes, characterisation or manufacture of production quality silicon in whatever quantity.

15.1.4

ARM warrants to JVCo that the Original ARM Products (excluding the ARM Architectures) and the ARM Derivative Products will be consistent with allowing a competent semiconductor manufacturer to manufacture products which substantially conform to the functionality described in the relevant specification delivered by ARM to JVCo.

15.1.5

JVCo acknowledges that the process for converting the Original ARM Products and the ARM Derivative Products delivered to JVCo in to silicon necessarily involves the introduction and use of technology not delivered by ARM and accordingly ARM’s liability and JVCo’s sole remedy for breach of the warranty provided under Clause 15.1.4 shall be as follows: if JVCo can demonstrate to ARM that any defect that is manifested or would be manifested in the silicon of an ARM Compliant Product developed using any Original ARM Product or any ARM Derivative Product is exclusively caused by a defect in the Original ARM Product or the ARM Derivative Product as delivered to JVCo then ARM shall use commercially reasonable efforts to either or both:

(i)	correct any errors in the Original ARM Product or ARM Derivative Product and deliver the corrected Original ARM Product to JVCo; and

(ii)	create a workaround to remedy the defect and deliver such workaround to JVCo,

provided that ARM shall have no liability (and JVCo shall have no remedy) for any such defect in an ARM Derivative Product where ARM can demonstrate that the defect is caused by a Derivative Product or Independent Product (or part thereof) that subsists in the ARM Derivative Product.

The foregoing states the entire liability of ARM with respect to breach of the warranty provided in Clause 15.1.4.

15.2	Intellectual Property Warranties

15.2.1	ARM warrants, to ARM’s knowledge and belief, that:

(i)	the ARM Group is the owner of the ARM Licensed IP or otherwise has the right to grant the rights and licenses in such ARM Licensed IP to JVCo in accordance with the terms of this Agreement;

(ii)

the ARM Licensed IP and the Co-owned IP constitutes all ARM Semiconductor Technology IP that: (a) is developed by, or on behalf of the ARM Group, and licensed, provided, or made available, by the ARM Group; and (b) subsists in the Original ARM Products and ARM Derivative Products;

(iii)

the Original ARM Products (whether or not the Intellectual Property that subsists in the Original ARM Products is licensed under this Agreement or is Co-owned IP under the Co-ownership Deed) and the ARM Derivative Products do not infringe, misappropriate or violate any third party Copyright, mask work right or Trade Secret;

(iv)

as at the date of this Agreement, there are no pending actions commenced against any member of the ARM Group for infringement by the relevant Original ARM Product of any third party Intellectual Property;

(v)

as at the date of this Agreement, ARM has not granted any third party any license, right, limitation, or restriction with respect to the Original ARM Products in the PRC that are in conflict with the licenses granted to JVCo under this Agreement; and

(vi)

as at the date of this Agreement, ARM (or any member of the ARM Group) is not party to a Comparable Architecture License that contains non-assert obligations that are less onerous in any material respect on the licensee (taking into account the totality of the terms of those non-assert obligations) than the non-assert obligations set out in Clauses 30.5 and 30.6.

15.2.2

JVCo shall not be entitled to claim that any fact, matter or circumstance causes the warranties at Clauses 15.2.1(iv) and 15.2.1(v) to be breached if that fact, matter or circumstance has been fairly disclosed by ARM to JVCo in advance of the Effective Date.

15.2.3	Subject to Clause 15.2.4, JVCo’s exclusive remedy for any breach of the warranties provided in Clause 15.2.1 shall be the indemnification provided under Clause 16 of this Agreement.

15.2.4

JVCo’s exclusive remedy for any breach of the warranty provided in Clause 15.2.1(vi) shall be the amendment of Clauses 30.5 and 30.6 such that it reflects (in all material respects) the non-assert obligations that give rise to the breach of that warranty.

15.3

Except as expressly provided in this Clause 15, ARM provides no express, implied or statutory warranties, including without limitation, the implied warranties of merchantability, satisfactory quality, non-infringement or fitness for a particular purpose with respect to ARM Semiconductor Technology. All warranties implied by Applicable Law (whether by statute or common law or through trade custom or practice or otherwise) are excluded to the maximum extent permitted by Applicable Law.

16.	ARM INDEMNIFICATION

16.1

Except as provided under Clauses 16.3, 16.4 and 16.5, in the event of a law suit, administrative proceedings or similar action against any member of the JVCo Group (excluding a JVCo Licensee Indemnity Claim) based upon a claim that the ARM Brand Trade Marks or any of the Original ARM Products or the ARM Derivative Products as delivered by ARM to the JVCo Group under this Agreement, when used by any member of the JVCo Group in accordance with the provisions of this Agreement, infringe any third party Intellectual Property (a “JVCo Infringement Suit”), ARM agrees, subject to the limitations of the rest of this Clause 16 and Clause 20, to pay for the reasonable fees paid to third party attorneys to defend the suit and damages and costs finally awarded by the court in any such suit or for any amount paid in any settlement of any such suit but in each case, only to the extent that such fees, damages, costs or amounts paid in settlement relate to the JVCo Infringement Suit against the Original ARM Product or the ARM Derivative Product, provided that:

16.1.1	ARM is promptly notified by JVCo, in writing, of any and all threats, claims and proceedings related to the claim;

16.1.2	ARM has sole control of the defence and any settlement of the JVCo Infringement Suit;

16.1.3	the JVCo Group does not make any admission of liability nor settle or otherwise compromise the claim without ARM’s prior written consent;

16.1.4	JVCo furnishes to ARM, upon request, any information available to JVCo relating to the claim;

16.1.5	JVCo provides reasonable assistance to enable ARM to control the defence of the JVCo Infringement Suit; and

16.1.6

the JVCo Group ceases use of the Original ARM Product or ARM Derivative Product which is the subject of the suit upon receipt from ARM of any non-infringing replacement for such Original ARM Product or ARM Derivative Product.

16.2

Except as provided under Clauses 16.3, 16.4, and 16.5, in the event of an indemnification claim brought against any member of the JVCo Group by a PRC Licensee (the “Underlying JVCo Licensee”) with respect to a law suit, administrative proceedings or similar action against the Underlying JVCo Licensee (the “Underlying JVCo Licensee Suit”) based upon a claim that the ARM Brand Trade Marks or any of the Original ARM Products or ARM Derivative Products as delivered by the JVCo Group to the Underlying JVCo Licensee under the relevant license agreement, when used by the Underlying JVCo Licensee in accordance with the provisions of that license agreement, infringe any third party Intellectual Property (a “JVCo Licensee Indemnity Claim”), ARM agrees, subject to the limitations of the rest of this Clause 16 and Clause 20, to pay for the reasonable fees paid by the Underlying JVCo Licensee to third party attorneys to defend the Underlying JVCo Licensee Suit and damages and costs finally awarded by the court in any such Underlying JVCo Licensee Suit or for any amounts paid in any settlement of any such Underlying JVCo Licensee Suit but in each case, only to the extent that such fees, damages, costs or amounts paid in settlement relate to the Underlying JVCo Licensee Suit against the Original ARM Product or ARM Derivative Product, provided that:

16.2.1	JVCo is promptly notified by the Underlying JVCo Licensee, in writing, of any and all threats, claims and proceedings related to the Underlying JVCo Licensee Suit;

16.2.2	ARM is promptly thereafter notified by JVCo, in writing, of any and all threats, claims and proceedings related to the JVCo Licensee Indemnity Claim;

16.2.3	ARM has sole control of the defence and any settlement of the Underlying JVCo Licensee Suit;

16.2.4	neither the JVCo Group nor the Underlying JVCo Licensee may make any admission of liability nor settle or otherwise compromise the Underlying JVCo Licensee Suit without ARM’s prior written consent;

16.2.5	JVCo and the Underlying JVCo Licensee furnish to ARM, upon request, any information available to JVCo and the Underlying JVCo Licensee relating to the Underlying JVCo Licensee Suit;

16.2.6	JVCo and the Underlying JVCo Licensee provide reasonable assistance to enable ARM to control the defence of the Underlying JVCo Licensee Suit; and

16.2.7

the JVCo Group ceases use, and procures that the Underlying JVCo Licensee ceases use, of the Original ARM Product or ARM Derivative Product which is the subject of the Underlying JVCo Licensee Suit upon receipt from ARM of any non-infringing replacement for such Original ARM Product or ARM Derivative Product.

Clauses 16.1 and 16.2 state the entire liability of ARM with respect to infringement by the ARM Brand Trade Marks or the ARM Semiconductor Technology of any third party Intellectual Property.

16.3	ARM shall have no liability under Clause 16.1 or Clause 16.2, in respect of:

16.3.1	any design implementation by JVCo (or any of its Downstream Affiliates) except to the extent that and only to the extent that such implementation infringes Necessary Claims;

16.3.2	the licensing of any Original ARM Product or ARM Derivative Product in breach of the restrictions set out at Clause 5.3 or Clause 8.7;

16.3.3	any infringement arising from:

(i)

the combination of any Original ARM Product or ARM Derivative Product by JVCo (or any of its Downstream Affiliates) with other products not supplied by ARM if such infringement would not have occurred but for such combination;

(ii)	any modification of any Original ARM Product or ARM Derivative Product by JVCo (or any of its Downstream Affiliates) if such infringement would not have occurred but for such modification;

(iii)

the process of synthesizing any Original ARM Product or ARM Derivative Product including but not limited to the use by JVCo (or any of its Downstream Affiliates) of cell libraries of that entity if such infringement would not have occurred but for the application of such process; or

(iv)

any manufacturing process applied to the Original ARM Product or ARM Derivative Product by JVCo (or any of its Downstream Affiliates) if such infringement would not have occurred but for the application of such process;

16.3.4

any suit, counterclaim, countersuit or the equivalent thereof brought by a third party against JVCo (or any of its Downstream Affiliates) based upon a claim that any of the Original ARM Products or ARM Derivative Products delivered by ARM to JVCo under this Agreement infringes a patent owned or controlled by such third party where such claim has been made by such third party as a counterclaim to an initial claim by JVCo (or any of its Downstream Affiliates) that such third party (or its affiliates) infringes any patent owned or controlled by JVCo (or any of its Downstream Affiliates);

16.3.5

any suit, counterclaim, countersuit or the equivalent thereof brought by a third party against JVCo (or any of its Downstream Affiliates) based upon a claim that any of the Original ARM Products or ARM Derivative Products delivered by ARM to JVCo under this Agreement infringes a patent owned or controlled by such third party where such claim is based on the implementation of a Standard; or

16.3.6

any suit, counterclaim, countersuit or the equivalent thereof brought by a third party against JVCo (or any of its Downstream Affiliates) based upon a claim that any of the Original ARM Products or ARM Derivative Products delivered by ARM to JVCo under this Agreement infringes an excluded patent group previously identified by ARM and notified to JVCo for the relevant Original ARM Product or ARM Derivative Product.

16.4

ARM shall not have any liability under Clause 16.1 or Clause 16.2 for any loss caused or damages awarded, for infringement by the ARM Brand Trade Marks, any Original ARM Product or any ARM Derivative Product of the Intellectual Property of a third party, after the date of issuance of a judgement in the relevant suit (whether a JVCo Infringement Suit or an Underlying JVCo Licensee Suit). ARM shall have no continuing liability under Clause 16.1 or Clause 16.2 for any loss suffered by JVCo or its Underlying JVCo Licensee in respect of the same infringement after the date of such judgment.

16.5

ARM shall not be liable for the reasonable fees of attorneys under Clause 16.1 or Clause 16.2 unless there is a final determination by the adjudicator of the suit (whether a JVCo Infringement Suit or an Underlying JVCo Licensee Suit) that the ARM Brand Trade Marks, Original ARM Product or ARM Derivative Product infringes valid third party Intellectual Property asserted in such suit.

16.6

If either a third party alleges, or ARM has any concerns, that any Original ARM Product, ARM Derivative Product or Derivative Product infringes or may infringe the Intellectual Property of a third party, then without any admission of liability, ARM at its option and expense may develop an ARM Update to the relevant Original ARM Product or ARM Derivative Product which in ARM’s opinion avoids such alleged infringement and upon receipt of such ARM Update from ARM, JVCo shall (and shall procure that its Downstream Affiliates shall):

16.6.1

in respect of any new design or derivatives of any existing designs which have not been taped out, immediately cease use of the Original ARM Product, ARM Derivative Product or Derivative Product which the ARM Update replaces; and

16.6.2

in respect of any existing designs which have been taped out, within [***] months of receipt of the ARM Update, cease use of the Original ARM Product, ARM Derivative Product or Derivative Product which the ARM Update replaces.

16.7

If a suit against ARM is based in whole or in part upon a claim that any of the ARM Semiconductor Technology delivered by ARM to JVCo under this Agreement, when used in accordance with this Agreement, infringes any third party Intellectual Property as a result of any of the activities listed at Clause 16.3 above, JVCo agrees to indemnify ARM for any legal costs (including attorney’s fees) reasonably incurred by ARM in defending such suit provided that JVCo is notified promptly in writing of the suit and that at JVCo’s written request, JVCo is given control of and all requested reasonable assistance to defend such suit.

17.	JVCO WARRANTIES

17.1	Functionality Warranties

17.1.1

JVCo warrants to ARM that all deliverables provided by JVCo in accordance with Clauses 13.3 and 13.4 will be substantially and materially the same as the Semiconductor Technology used and updated in JVCo’s own operations.

17.1.2

JVCo warrants to ARM that the Derivative Products and Independent Products in respect of which JVCo Licensed IP is licensed will be consistent with allowing a competent semiconductor manufacturer to manufacture products which substantially conform to the functionality described in the relevant specification delivered by JVCo to ARM.

17.1.3

ARM acknowledges that the process for converting the Derivative Products and Independent Products delivered to ARM into silicon necessarily involves the introduction and use of technology not delivered by JVCo and accordingly JVCo’s liability and ARM’s sole remedy for breach of the warranty provided under Clause 17.1.2 shall be as follows: if ARM can demonstrate to JVCo that any defect that is manifested or would be manifested in the silicon of a product developed using any Derivative Product or Independent Product is caused by a defect in the Derivative Product or Independent Product as delivered to ARM then JVCo shall use commercially reasonable efforts to either or both:

(i)	correct any errors in the Derivative Product or Independent Product and deliver the corrected Derivative Product or Independent Product to ARM; or

(ii)	create a workaround to remedy the defect and deliver such workaround to ARM,

provided that JVCo shall have no liability (and ARM shall have no remedy) for any such defect in a Derivative Product where JVCo can demonstrate that the defect is caused by an Original ARM Product that subsists in the Derivative Product.

The foregoing states the entire liability of JVCo with respect to breach of the warranty provided in Clause 17.1.3.

17.1.4	JVCo warrants, to JVCo’s knowledge and belief, that:

(i)	JVCo is the owner of the JVCo Licensed IP or otherwise has the right to grant the rights and licenses in such JVCo Licensed IP to ARM in accordance with the terms of this Agreement;

(ii)

the JVCo Licensed IP constitutes all Intellectual Property Controlled by the JVCo Group that: (a) is developed by, or on behalf of the JVCo Group, and licensed, provided, or made available, by the JVCo Group; and (b) subsists in the Derivative Products and Independent Products; and

(iii)	the Derivative Products and the Independent Products do not infringe, misappropriate or violate any third party Copyright, mask work right or Trade Secret.

17.1.5

Except as expressly provided in this Clause 17, JVCo provides no express, implied or statutory warranties, including without limitation, the implied warranties of merchantability, satisfactory quality, non-infringement or fitness for a particular purpose with respect to Derivative Products or Independent Products. All warranties implied by Applicable Law (whether by statute or common law or through trade custom or practice or otherwise) are excluded to the maximum extent permitted by Applicable Law.

18.	JVCO INDEMNIFICATION

18.1

Except as provided under Clauses 18.3, 18.4 and 18.5, in the event of a law suit, administrative proceedings or similar action against any member of the ARM Group (excluding an ARM Licensee Indemnity Claim) based upon a claim that any of the Derivative Products or Independent Products as delivered by JVCo to the ARM Group under this Agreement, when used by any member of the ARM Group in accordance with the provisions of this Agreement, infringe any third party Intellectual Property (an “ARM Infringement Suit”), JVCo agrees, subject to the limitations of the rest of this Clause 18 and Clause 20, to pay for the reasonable fees paid to third party attorneys to defend the suit and damages and costs finally awarded by the court in any such suit or for any amount paid in any settlement of any such suit but in each case, only to the extent that such fees, damages, costs or amounts paid in settlement relate to the ARM Infringement Suit against the Derivative Products or Independent Product, provided that:

18.1.1	JVCo is promptly notified by ARM, in writing, of any and all threats, claims and proceedings related to the claim;

18.1.2	JVCo has sole control of the defence and any settlement of the ARM Infringement Suit;

18.1.3	the ARM Group does not make any admission of liability nor settle or otherwise compromise the claim without JVCo’s prior written consent;

18.1.4	ARM furnishes to JVCo, upon request, any information available to ARM relating to the claim;

18.1.5	ARM provides reasonable assistance to enable JVCo to control the defence of the ARM Infringement Suit; and

18.1.6

the ARM Group ceases use of the Derivative Products or Independent Product which is the subject of the suit upon receipt from JVCo of any non-infringing replacement for such Derivative Products or Independent Product.

18.2

Except as provided under Clauses 18.3, 18.4, and 18.5, in the event of an indemnification claim brought against any member of the ARM Group by a Non-PRC Licensee (the “Underlying ARM Licensee”) with respect to a law suit, administrative proceeding or similar action against the Underlying ARM Licensee (the “Underlying ARM Licensee Suit”) based upon a claim that any of the Derivative Products or Independent Products as delivered by the ARM Group to the Underlying ARM Licensee under the relevant license agreement, when used by the Underlying ARM Licensee in accordance with the provisions of that license agreement, infringe any third party Intellectual Property (an “ARM Licensee Indemnity Claim”), JVCo agrees, subject to the limitations of the rest of this Clause 18 and Clause 20, to pay for the reasonable fees paid by the Underlying ARM Licensee to third party attorneys to defend the Underlying ARM Licensee Suit and damages and costs finally awarded by the court in any such Underlying ARM Licensee Suit or for any amounts paid in any settlement of any such Underlying ARM Licensee Suit but in each case, only to the extent that such fees, damages, costs or amounts paid in settlement relate to the Underlying ARM Licensee Suit against the Derivative Product or Independent Product, provided that:

18.2.1	ARM is promptly notified by the Underlying ARM Licensee, in writing, of any and all threats, claims and proceedings related to the Underlying ARM Licensee Suit;

18.2.2	JVCo is promptly thereafter notified by ARM, in writing, of any and all threats, claims and proceedings related to the ARM Licensee Indemnity Claim;

18.2.3	JVCo has sole control of the defence and any settlement of the Underlying ARM Licensee Suit;

18.2.4	neither the ARM Group nor the Underlying ARM Licensee may make any admission of liability nor settle or otherwise compromise the Underlying ARM Licensee Suit without ARM’s prior written consent;

18.2.5	the ARM Group and the Underlying ARM Licensee furnish to JVCo, upon request, any information available to ARM and the Underlying ARM Licensee relating to the Underlying ARM Licensee Suit;

18.2.6	ARM and the Underlying ARM Licensee provide reasonable assistance to enable JVCo to control the defence of the Underlying ARM Licensee Suit; and

18.2.7

ARM ceases use, and procures that the Underlying ARM Licensee ceases use, of the Derivative Product or Independent Product which is the subject of the suit upon receipt from ARM of any non-infringing replacement for such Original ARM Product or ARM Derivative Product.

Clauses 18.1 and 18.2 state the entire liability of JVCo with respect to infringement by the Derivative Product or Independent Product of any third party Intellectual Property.

18.3	JVCo shall have no liability under Clauses 18.1 or 18.2, in respect of:

18.3.1	the licensing of any Derivative Product or Independent Product in breach of the restriction set out at Clause 8.7;

18.3.2	any infringement arising from:

(i)

the combination of any Derivative Product or Independent Product by ARM (or any of its Downstream Affiliates) with other products not supplied by JVCo if such infringement would not have occurred but for such combination;

(ii)	any modification of any Derivative Product or Independent Product by ARM (or any of its Downstream Affiliates) if such infringement would not have occurred but for such modification;

(iii)

the process of synthesizing any Derivative Product or Independent Product including but not limited to the use by ARM (or any of its Downstream Affiliates) of cell libraries of that entity if such infringement would not have occurred but for the application of such process; or

(iv)

any manufacturing process applied to any Derivative Product or Independent Product by ARM (or any of its Downstream Affiliates) if such infringement would not have occurred but for the application of such process;

18.3.3

any suit, counterclaim, countersuit or the equivalent thereof brought by a third party against ARM (or any of its Downstream Affiliates) based upon a claim that any of the Derivative Products or Independent Products delivered by JVCo to ARM under this Agreement infringes a patent owned or controlled by such third party where such claim has been made by such third party as a counterclaim to an initial claim by ARM (or any of its Downstream Affiliates) that such third party (or its affiliates) infringes any patent owned or controlled by ARM (or any of its Downstream Affiliates);

18.3.4

any suit, counterclaim, countersuit or the equivalent thereof brought by a third party against ARM (or any of its Downstream Affiliates) based upon a claim that any of the Derivative Products or Independent Products delivered by JVCo to ARM under this Agreement infringes a patent owned or controlled by such third party where such claim is based on the implementation of a Standard; or

18.3.5

any suit, counterclaim, countersuit or the equivalent thereof brought by a third party against ARM (or any of its Downstream Affiliates) based upon a claim that any of the Derivative Products or Independent Products delivered by JVCo to ARM under this Agreement infringes an excluded patent group previously identified by JVCo and notified to ARM for the relevant Derivative Product or Independent Product.

18.4

JVCo shall not have any liability under Clause 18.1 or Clause 18.2 for any loss caused or damages awarded, for infringement by the Derivative Products or Independent Products of the Intellectual Property of a third party, after the date of issuance of a judgement in the relevant suit (whether an ARM Infringement Suit or an Underlying ARM Licensee Suit). JVCo shall have no continuing liability under Clause 18.1 or Clause 18.2 for any loss suffered by ARM or its Underlying ARM Licensee in respect of the same infringement after the date of such judgment.

18.5

JVCo shall not be liable for the reasonable fees of attorneys under Clause 18.1 or Clause 18.2 unless there is a final determination by the adjudicator of the suit (whether an ARM Infringement Suit or an Underlying ARM Licensee Suit) that the Derivative Product or Independent Product infringes valid third party Intellectual Property asserted in such suit.

18.6

If either a third party alleges, or JVCo has any concerns, that any Derivative Product or Independent Product infringes or may infringe the Intellectual Property of a third party, then without any admission of liability, JVCo at its option and expense may develop a JVCo Update to the relevant Derivative Product or Independent Product which in JVCo’s opinion avoids such alleged infringement and upon receipt of such JVCo Update from JVCo, ARM shall (and shall procure that its Downstream Affiliates shall):

18.6.1

in respect of any new design or derivatives of any existing designs which have not been taped out, immediately cease use of the Derivative Product or Independent Product which the JVCo Update replaces; and

18.6.2

in respect of any existing designs which have been taped out, within [***] months of receipt of the JVCo Update, cease use of the Derivative Product or Independent Product which the JVCo Update replaces.

18.7

If a suit against JVCo is based in whole or in part upon a claim that any of the Derivative Products or Independent Products delivered by JVCo to ARM under this Agreement, when used in accordance with this Agreement, infringe any third party Intellectual Property as a result of any of the activities listed at Clause 18.3 above, ARM agrees to indemnify JVCo for any legal costs (including attorney’s fees) reasonably incurred by JVCo in defending such suit provided that ARM is notified promptly in writing of the suit and that at ARM’s written request, ARM is given control of and all requested reasonable assistance to defend such suit.

19.	CHANGES TO MODEL LICENSES

19.1	[***].

20.	LIMITATION OF LIABILITY

20.1	Nothing in this Agreement shall exclude or limit the liability of either Party for:

20.1.1	breach by a Party of Clause 35;

20.1.2	death and/or personal injury resulting from the negligence of that Party or its directors, officers, employees, contractors or agents;

20.1.3	fraud and/or fraudulent misrepresentation by it, or its directors, officers, employees, contractors or agents; or

20.1.4	other Losses to the extent they are not capable of being excluded or limited by Applicable Law.

20.2

Subject to Clause 20.1, except in respect of any Recurring Wilful Exclusivity Breach and any breach of the provisions of Clause 35, in no event shall either Party be liable for any indirect, special, incidental or consequential damages whether such damages are alleged as a result of tortious conduct (including negligence) or breach of contract or otherwise, even if the other party has been advised of the possibility of such damages. This Clause 20.2 shall be without prejudice to either Party’s obligation to pay the Relevant Payments.

20.3

Notwithstanding Clause 20.2 but subject to Clauses 20.4 to 20.11, for the purposes of this Agreement, Losses for which JVCo assumes responsibility and which shall be recoverable by ARM shall include all reasonable amounts paid by any member of the ARM Group (or all amounts that any member of the ARM Group is required to pay pursuant to a court judgment) to a third party for infringement of the Intellectual Property of a third party where JVCo has failed to fulfil its obligations under Clause 11.1.

20.4	ARM Liability for JVCo Licensee Claims

20.4.1

Subject to Clauses 20.1, 20.4.3 and 20.7, the maximum liability of ARM to JVCo (subject to Clause 20.4.2, on a claim by claim basis) with respect to each claim brought by JVCo that relates to a JVCo Licensee Claim shall not exceed the lesser of:

(i)

an amount equal to the JVCo Revenue Share Percentage that relates to that JVCo Licensed Product that is the subject of the JVCo Licensee Claim multiplied by 100% of the License Fees paid by the relevant PRC Licensee to JVCo pursuant to its license agreement relating to the JVCo Licensed Product; and

(ii)	an amount equal to the JVCo Revenue Share Percentage that relates to that JVCo Licensed Product multiplied by JVCo’s Total Contractual Liability for that JVCo Licensee Claim.

20.4.2

Where a PRC Licensee brings multiple JVCo Licensee Claims in respect of the same JVCo Licensed Product, such claims shall be treated as a single JVCo Licensee Claim for the purposes of Clause 20.4.1, such that the maximum aggregate liability of ARM for claims brought by JVCo relating to such JVCo Licensee Claims shall not exceed the amount that ARM would have been liable for if the PRC Licensee had only brought one JVCo Licensee Claim in respect of that JVCo Licensed Product.

20.4.3

Clause 20.4.1 of this Agreement and Clause 21.3.1 of the Co-ownership Deed shall be treated as the restatement of the same single cap. Any amounts recovered by JVCo that count towards the cap in Clause 21.3.1 of the Co-ownership Deed shall also count towards the cap set out in Clause 20.4.1 of this Agreement, where such amounts relate to the same JVCo Licensee Claim. Multiple JVCo Licensee Claims brought by a PRC Licensee in respect of the same JVCo Licensed Product shall be considered to be one and the same claim for the purposes of Clause 20.4.2 of this Agreement and Clause 21.3.2 of the Co-ownership Deed, regardless of whether such claims are brought by JVCo pursuant to this Agreement, the Co-ownership Deed or a combination of both.

20.5	ARM Liability for Product Claims

20.5.1

Subject to Clauses 20.1, 20.5.3 and 20.7, the maximum liability of ARM to JVCo (subject to Clause 20.5.2, on a claim by claim basis) for each Product Claim brought by JVCo shall not exceed the lesser of:

(i)

the JVCo Charges Paid or Payable by JVCo (in so far as they relate to the JVCo Licensed Product that is the subject of the Product Claim) during the twelve month period immediately preceding the date of the event giving rise to the claim; and

(ii)	$[***] ([***] US dollars).

20.5.2

Where JVCo brings multiple Product Claims in respect of the same JVCo Licensed Product, such claims shall be treated as a single Product Claim for the purposes of Clause 20.5.1, such that the maximum aggregate liability of ARM for such Product Claims shall not exceed the amount that ARM would have been liable for if JVCo had only brought one Product Claim for that JVCo Licensed Product.

20.5.3

Clause 20.5.1 of this Agreement and Clause 21.4.1 of the Co-ownership Deed shall be treated as the restatement of the same single cap. Any amounts recovered by JVCo that count towards the cap in Clause 21.4.1 of the Co-ownership Deed shall also count towards the cap set out in Clause 20.5.1 of this Agreement, where such amounts relate to the same Product Claim. Multiple

Product Claims brought by JVCo in respect of the same JVCo Licensed Product shall be considered to be one and the same claim for the purposes of Clause 20.5.2 of this Agreement and Clause 21.4.2 of the Co-ownership Deed, regardless of whether such claims are brought by JVCo pursuant to this Agreement, the Co-ownership Deed or a combination of both. For the purposes of assessing whether two Product Claims are the same, the fact that those claims are brought pursuant to different agreements shall be disregarded.

20.6	ARM Liability for Non-Product Claims

20.6.1

Subject to Clauses 20.1, 20.6.3 and 20.7, the maximum liability of ARM to JVCo (on a claim by claim basis) for each Non-Product Claim brought by JVCo shall not exceed [***], provided that ARM’s maximum liability (per claim) under this Clause 20.6.1 shall not, in any event, be less than $[***] ([***] US dollars).

20.6.2

Notwithstanding the foregoing, the maximum liability of ARM to JVCo (on a claim by claim basis) for each Non-Product Claim brought by JVCo in respect of a Recurring Wilful Exclusivity Breach shall not exceed [***], provided that ARM’s maximum liability (per claim) under this Clause 20.6.2 shall not, in any event, be less than $[***] ([***] US dollars).

20.6.3

Clause 20.6.1 of this Agreement and Clause 21.5.1 of the Co-ownership Deed shall be treated as the restatement of the same single cap. Any amounts recovered by JVCo that count towards the cap in Clause 21.5.1 of the Co-ownership Deed shall also count towards the cap set out in Clause 20.6.1 of this Agreement, where such amounts relate to the same Non-Product Claim. For the purposes of assessing whether two Non-Product Claims are the same, the fact that those claims are brought pursuant to different agreements shall be disregarded.

20.7	Aggregate Cap for ARM Liability

Subject to Clause 20.1, the maximum aggregate liability of ARM under and in connection with this Agreement and the Co-ownership Deed in respect of all claims other than Non-Product Claims in respect of Recurring Wilful Exclusivity Breaches, whether in contract, tort (including negligence), misrepresentation, for breach of duty (including strict liability) or otherwise (including, for the avoidance of doubt, all claims that relate to JVCo Licensee Claims, Product Claims and Non-Product Claims) shall not exceed $[***] ([***] US dollars).

20.8	JVCo Liability for ARM Licensee Claims

20.8.1

Subject to Clauses 20.1, 20.8.3 and 20.11, the maximum liability of JVCo to ARM (subject to Clause 20.8.2, on a claim by claim basis) with respect to each claim brought by ARM that relates to an ARM Licensee Claim shall not exceed the lesser of:

(i)

an amount equal to the ARM Revenue Share Percentage that relates to that JVCo Licensed Product that is the subject of the ARM Licensee Claim multiplied by 100% of the License Fees paid by the relevant Non-PRC Licensee to ARM pursuant to its license agreement relating to the JVCo Licensed Product; and

(ii)	an amount equal to the ARM Revenue Share Percentage that relates to that JVCo Licensed Product multiplied by ARM’s Total Contractual Liability for that ARM Licensee Claim.

20.8.2

Where a Non-PRC Licensee brings multiple ARM Licensee Claims in respect of the same JVCo Licensed Product, such claims shall be treated as a single ARM Licensee Claim for the purposes of Clause 20.8.1, such that the maximum aggregate liability of JVCo for claims brought by ARM relating to such ARM Licensee Claims shall not exceed the amount that JVCo would have been liable for if the Non-PRC Licensee had only brought one ARM Licensee Claim in respect of that JVCo Licensed Product.

20.8.3

Clause 20.8.1 of this Agreement and Clause 21.7.1 of the Co-ownership Deed shall be treated as the restatement of the same single cap. Any amounts recovered by ARM that count towards the cap in Clause 21.7.1 of the Co-ownership Deed shall also count towards the cap set out in Clause 20.8.1 of this Agreement, where such amounts relate to the same ARM Licensee Claim. Multiple ARM Licensee Claims brought by a Non-PRC Licensee in respect of the same JVCo Licensed Product shall be considered to be one and the same claim for the purposes of Clause 20.8.2 of this Agreement and Clause 21.7.2 of the Co-ownership Deed, regardless of whether such claims are brought by an ARM Party pursuant to this Agreement, the Co-ownership Deed or a combination of both.

20.9	JVCo Liability for Product Claims

20.9.1

Subject to Clauses 20.1, 20.9.3 and 20.11, the maximum liability of JVCo to ARM (subject to Clause 20.9.2, on a claim by claim basis) for each Product Claim brought by ARM shall not exceed the lesser of:

(i)

the ARM Charges Paid or Payable by ARM (in so far as they relate to the JVCo Licensed Product that is the subject of the Product Claim) during the twelve month period immediately preceding the date of the event giving rise to the claim; and

(ii)	$[***] ([***] US dollars).

20.9.2

Where ARM brings multiple Product Claims in respect of the same JVCo Licensed Product such claims shall be treated as a single Product Claim for the purposes of Clause 20.9.1, such that the maximum aggregate liability of JVCo for such Product Claims shall not exceed the amount that JVCo would have been liable for if ARM had only brought one Product Claim for that JVCo Licensed Product.

20.9.3

Clause 20.9.1 of this Agreement and Clause 21.8.1 of the Co-ownership Deed shall be treated as the restatement of the same single cap. Any amounts recovered by ARM that count towards the cap in Clause 21.8.1 of the Co-ownership Deed shall also count towards the cap set out in Clause 20.9.1 of this Agreement, where such amounts relate to the same Product Claim. Multiple Product Claims brought by ARM Parties in respect of the same JVCo Licensed Product shall be considered to be one and the same claim for the purposes of Clause 20.9.2 of this Agreement and Clause 21.8.2 of the Co-ownership Deed, regardless of whether such claims are brought pursuant to different agreements shall be disregarded. For the purposes of assessing whether two Product Claims are the same, the fact that those claims are brought pursuant to different agreements shall be disregarded.

20.10	JVCo Liability for Non-Product Claims

20.10.1

Subject to Clauses 20.1, 20.10.3 and 20.11, the maximum liability of JVCo to ARM (on a claim by claim basis) for each Non-Product Claim brought by ARM shall not exceed [***], provided that JVCo’s maximum liability (per claim) under this Clause 20.10.1 shall not, in any event, be less than $[***] ([***] US dollars).

20.10.2

Notwithstanding the foregoing, the maximum liability of JVCo to ARM (on a claim by claim basis) for each Non-Product Claim brought by ARM in respect of a Recurring Wilful Exclusivity Breach shall not exceed [***], provided that JVCo’s maximum liability (per claim) under this Clause 20.10.2 shall not, in any event, be less than $[***] ([***] US dollars).

20.10.3

Clause 20.10.1 of this Agreement and Clause 21.9.1 of the Co-ownership Deed shall be treated as the restatement of the same single cap. Any amounts recovered by ARM that count towards the cap in Clause 21.9.1 of the Co-ownership Deed shall also count towards the cap set out in Clause 20.10.1 of this Agreement, where such amounts relate to the same Non-Product Claim. For the purposes of assessing whether two Non-Product Claims are the same, the fact that those claims are brought pursuant to different agreements shall be disregarded.

20.11	Aggregate Cap for JVCo Liability

Subject to Clause 20.1, the maximum aggregate liability of JVCo under and in connection with this Agreement and the Co-ownership Deed in respect of all claims other than Non-Product Claims in respect of Recurring Wilful Exclusivity Breaches, whether in contract, tort (including negligence), misrepresentation, for breach of duty (including strict liability) or otherwise (including, for the avoidance of doubt, all claims that relate to ARM Licensee Claims, Product Claims and Non-Product Claims) shall not exceed $[***] ([***] US dollars).

Other Provisions

20.12

Subject to Clause 20.1, Clauses 20.4 to 20.11 set out the maximum liability of each Party to the other Party under or in connection with this Agreement (including all indemnity claims), for breach of contract, in tort (including negligence) or otherwise.

20.13

The Parties acknowledge and agree that the types of claims that are within the scope of the caps set out at Clauses 20.4 to 20.10 are mutually exclusive and a Party may not seek to recover additional amounts pursuant to a different cap with respect to the same claim once the applicable cap had been exhausted.

20.14

All references to a “license agreement” in this Clause 20 shall refer to the contractual arrangement between a Party and its licensee that relates to a specific JVCo Licensed Product and each Party shall ensure that it enters into separate arrangements with its licensees with respect to each JVCo Licensed Product with separately identifiable liability caps in relation to each JVCo Licensed Product, save that these requirements shall not apply to licensing arrangements between ARM and Non-PRC Licensees with respect to Original ARM Products. For the avoidance of doubt, where a claim brought against a Party by its licensee relates to multiple license agreements and multiple JVCo Licensed Products, that claim shall be treated as multiple separate JVCo Licensee Claims or multiple separate ARM Licensee Claims (as applicable) for the purposes of this Clause 20.

20.15

The Parties acknowledge that the provisions of this Clause 20 allocate the risks under this Agreement between ARM and JVCo after negotiation and the pricing for each of ARM and JVCo reflects this allocation of risk and the limitation of liability specified herein.

20.16

No liability shall attach to a Party in respect of a claim (including a warranty or indemnity claim or a claim under any other provision of this Agreement or any other Transaction Document) to the extent that the same damages have been recovered by another Party or any member of its Group under any other term of this Agreement or any other Transaction Document and accordingly a Party (when considered together with its Group) may only recover once in respect of the same damages. A Party shall not be liable for any claim under any provision of this Agreement or any other Transaction Document to the extent that the subject of the claim has been or is made good or is remedied or is otherwise compensated for without cost to the non-defaulting Party.

20.17	Notwithstanding any other provision of this Clause 20, nothing in this Clause 20 shall limit either Party’s obligation to pay the Relevant Payments.

PART D: PROSECUTION, MAINTENANCE, INFRINGEMENT AND INVALIDITY CLAIMS

21.	PROSECUTION AND MAINTENANCE

21.1

Each Party (the “Licensing Party”) shall have the sole and exclusive right, at its cost and expense, to file, register, prosecute and maintain any Registrable IP included in its Relevant Licensed IP. JVCo shall use its reasonable endeavours to: (i) undertake a regular invention harvesting exercise with respect to its developed technology; and (ii) file applications for Registrable IP promptly following the identification of relevant inventions.

21.2

During the prosecution of any Relevant Licensed IP which is an application for the grant of Registrable IP and which is material to the business of the Party to whom such Intellectual Property is licensed (the “Licensed Party”), the Licensing Party shall:

21.2.1

use reasonable endeavours to obtain the grant of such registration and, acting reasonably and in good faith, take into account the interests of the Licensed Party in doing so, provided that the final decision in respect of any such prosecution will be that of the Licensing Party;

21.2.2	have control of the day-to-day activities with respect to the prosecution and maintenance of such registration and, in respect thereof, have no obligation to consult with the Licensed Party; and

21.2.3	provide annual status updates to the Licensed Party with respect to issuances, abandonments, and pending applications relating thereto.

22.	INFRINGEMENT AND INVALIDITY CLAIMS

22.1	Entitlement

22.1.1

If at any time during the Term either Party is aware that any infringement of any Relevant Licensed IP of the other Party is occurring, threatened or likely, such Party shall promptly provide to the other Party such information as it has concerning:

(i)	such infringement; and

(ii)	the identity of the infringer or unauthorised user and any other person involved in such infringement,

and in addition shall provide the information which alerted the Party to such infringement.

22.1.2

Subject to Clauses 16.7 and 18.7, the Licensing Party shall have the exclusive right to bring and control any action or proceedings with respect to the enforcement of its Relevant Licensed IP against any infringement or the defence of any Invalidity Claim, including without limitation, the right to bring an action for a permanent or preliminary injunction or institute, defend, settle or otherwise resolve any such action or proceedings (but for the avoidance of doubt shall have no obligation to bring or defend any such action or proceedings).

22.1.3

Where a Party identifies that the alleged infringer is an entity to whom either Party has licensed its rights (otherwise than in contravention of the terms of this Agreement), the Party initiating the infringement action shall immediately withdraw the infringement action (to the extent that it relates to the Intellectual Property that has been licensed to the alleged infringer in accordance with the terms of this Agreement) and refrain from taking any further action with respect to such allegations.

22.2	Conduct of Litigation

22.2.1

Where a Party initiates any enforcement action or defence (as applicable) with respect to infringement of, or any Invalidity Claim relating to, any Relevant Licensed IP, as provided in this Clause 22 (the “Lead Party”):

(i)

the other Party (the “Assisting Party”) shall give the Lead Party all such reasonable assistance as the Lead Party and its representatives may from time to time reasonably request in connection with any such action, including if so requested by the Lead Party, joining as a party to such action;

(ii)

the Lead Party shall keep the Assisting Party reasonably informed (including (to the extent that: (i) it has the right to do so; and (ii) such disclosure would not waive legal privilege) by the provision of copies of all relevant documentation) of the status of such proceedings;

(iii)

any award of damages or costs obtained from any such action or proceedings, or any sum obtained pursuant to a settlement of any such action or proceedings or otherwise obtained to settle or resolve such action, shall accrue solely to the benefit of the Lead Party; and

(iv)

the Lead Party shall reimburse the Assisting Party in respect of all reasonable external costs and liabilities reasonably incurred by any Assisting Party in assisting the Lead Party with any such action.

PART E: FINANCIAL PROVISIONS

23.	PAYMENT OBLIGATIONS

23.1	JVCo shall pay, or cause to be paid, the JVCo Charge to ARM (or a member of the ARM Group designated by ARM) for each Calendar Quarter.

23.2	ARM shall pay, or cause to be paid, the ARM Charge to JVCo for each Calendar Quarter.

24.	REPORTS AND RECORDS RELATING TO PAYMENTS

24.1

On or before the [***] Business Day after the end of each Calendar Quarter, the Paying Party shall submit a good faith estimation of the JVCo Charge (where JVCo is the Paying Party) or ARM Charge (where ARM is the Paying Party) that will be payable for that Calendar Quarter. Notwithstanding the foregoing, the provision of such an estimated amount shall not vary the payment obligations of either Party (if any) in each Calendar Quarter.

24.2

The Paying Party shall submit a report to the Receiving Party within [***] days after the end of each Calendar Quarter, containing at least the information required by the form set out in Schedule 3 (a “Payment Report”).

24.3	If a Payment Report is not provided within the timeframe set out in Clause 24.2:

24.3.1

the Receiving Party may issue an invoice (in accordance with the other terms of this Agreement) for an amount that is the Receiving Party’s good faith estimation of the JVCo Charge or ARM Charge (as applicable) and the Paying Party shall make payment in accordance with Clause 26.2;

24.3.2

once the relevant Payment Report is provided, the Receiving Party shall issue an invoice for the relevant Calendar Quarter within [***] Business Days (and otherwise in accordance with the terms of this Agreement for the issuing of invoices);

24.3.3

where no invoice was issued in accordance with Clause 24.3.1, the Paying Party shall pay the amounts invoiced in accordance with Clause 24.3.2 by the later of (i) [***] Business Days of receipt of the invoice; and (ii) the [***] day after the end of the Calendar Quarter that the invoice relates to (and, in each case, otherwise in accordance with the terms of this Agreement for the payment of invoices) and interest, calculated on a daily basis from [***] until the date on which the invoice is paid, shall apply at the rate of the lesser of [***];

24.3.4

where an invoice was issued in accordance with Clause 24.3.1, the Paying Party shall pay to the Receiving Party any additional amount owing under the new invoice issued in accordance with Clause 24.3.2 or the Receiving Party shall reimburse any overpayment to the Paying Party (as applicable) within [***] Business Days of receipt of the new invoice (and otherwise in accordance with the terms of this Agreement for the payment of invoices); and

24.3.5

where an invoice was issued in accordance with Clause 24.3.1, interest, calculated on a daily basis from [***] until the date the new invoice is paid, shall apply to any additional amount owing under the new invoice, at the rate of, the lesser of [***], but no interest shall apply to any overpaid amounts to be reimbursed.

24.4

For the period of [***] years from the date that each Payment Report is delivered by the Paying Party to the Receiving Party, the Paying Party shall keep such records and books of account, identifying and providing invoice details for all licensing arrangements with respect to JVCo Licensed Products (where JVCo is the Paying Party) and with respect to Derivative Products and Independent Products (where ARM is the Paying Party) to demonstrate compliance with the Paying Party’s obligations under Clause 23.

24.5

From the Effective Date, JVCo shall provide to ARM (in accordance with Applicable Law) a good faith rolling forecast by the [***] Business Day of each calendar month, setting out the Bookings Forecast and the Revenue Forecast, in accordance with the template provided by ARM to JVCo (from time to time). During the last month of each Calendar Quarter, at ARM’s reasonable request, JVCo shall provide to ARM (in accordance with Applicable Law) supplemental or updated information in respect of the Bookings Forecast and Revenue Forecast including information reasonably necessary to enable ARM to assess the certainty of anticipated revenues.

24.6

Following the date on which ARM first licenses an Independent Product to a Non-PRC Licensee, ARM shall provide to JVCo (in accordance with Applicable Law) a good faith rolling forecast by the [***] Business Day of each calendar month in respect of ARM’s licensing of Independent Products, setting out the Bookings Forecast and the Revenue Forecast, in accordance with the template provided by JVCo to ARM (from time to time). During the last month of each Calendar Quarter, at JVCo’s reasonable request, ARM shall provide to JVCo (in accordance with Applicable Law) supplemental or updated information in respect of the Bookings Forecast and Revenue Forecast including information reasonably necessary to enable JVCo to assess the certainty of anticipated revenues.

25.	FINANCIAL AUDIT

25.1

The Receiving Party shall have the right for representatives of a firm of independent accountants (“Auditors”), to make an examination and audit, by prior appointment during normal business hours, of all of the Paying Party’s records and accounts as may, under recognised accounting practices, contain information bearing upon:

25.1.1	where JVCo is the Paying Party, the number of licenses of JVCo Licensed Products which have been entered into by JVCo and the financial terms of such licenses;

25.1.2	where ARM is the Paying Party, the number of licenses of Derivative Products and Independent Products which have been entered into by ARM and the financial terms of such licenses;

25.1.3	amounts Paid or Payable by licensees for any relevant period with respect to the licenses described at Clauses 25.1.1 and 25.1.2 above;

25.1.4	to the extent permissible under Applicable Law, royalty information provided by licensees with respect to the licenses described at Clauses 25.1.1 and 25.1.2 above;

25.1.5	the Relevant Payments payable by the relevant Paying Party pursuant to the terms of this Agreement; and

25.1.6	any information necessary to substantiate and verify the data submitted to a Paying Party in any Payment Report.

25.2

The Auditors shall be entitled to use the information received pursuant to such examination and audit to: (i) provide a report to the Receiving Party setting out (as a minimum) the information required from the Paying Party in the Payment Report with respect to the Paying Party’s licensing activities and revenues; and (ii) otherwise verify the Payment Reports provided by the Paying Party to the Receiving Party

25.3

The Auditors shall be permitted to provide, to the Receiving Party, information relating to the Relevant Payments, including but not limited to, information relating to the systems operated by the Paying Party to capture and record such information. Any information obtained pursuant to any audit performed in accordance with the provisions of this Clause 25 and provided by the Auditors to the Receiving Party shall be treated by the Receiving Party as the Paying Party’s Confidential Information. The Auditors’ conclusions shall (in the absence of clerical or manifest error) be final and binding on the Parties.

25.4	Any audit shall be at the Receiving Party’s expense unless:

25.4.1	it reveals a net underpayment of Relevant Payments or other fees of [***] or more in any Calendar Quarter; or

25.4.2

the Paying Party has failed to provide the Auditors with all requested records and accounts containing information bearing upon the subject matter set out in this Clause 25 within [***] working days of such request, in which event the Paying Party shall promptly reimburse the Receiving Party for the costs of such audit. The Paying Party shall make good any underpayment of Relevant Payments forthwith. If the audit identifies that the Paying Party has made an overpayment, such overpayment will be credited to the next payment or payments to be made by the Paying Party.

26.	PAYMENT DISPUTES AND PAYMENT TERMS

26.1

Subject to Clause 24.3, the Receiving Party shall issue an invoice for payment to the Paying Party on or before the [***] Business Day after receipt of the Payment Report. The Receiving Party shall send any invoice for payment in accordance with the notice provisions set out in Clause 44. All amounts invoiced and paid under this Agreement shall be in US dollars.

26.2

Subject to Clause 24.3, and except to the extent that an amount is the subject of an ongoing bona fide Payment Dispute under the procedure in Clauses 26.4, 26.5 or 40.15, the Paying Party shall pay all Relevant Payments due to the Receiving Party under the terms of this Agreement on or before the [***] day after the end of the Calendar Quarter (including any undisputed portion of a disputed invoice) (“Due Date”). Where there is a bona fide Payment Dispute relating to an invoice, the date for payment of any amount that is outstanding following the Payment Dispute (including any interest that has accrued in accordance with Clause 26.3) shall be the date that falls [***] days after resolution of the Payment Dispute (the “Resolved Payment Due Date”) and not the Due Date.

26.3

Subject to Clause 24.3, if any sum under this Agreement (including any amount that is the subject of a Payment Dispute) is not paid by the Due Date then (without prejudice to the Receiving Party’s other rights and remedies), in addition to the invoice amount, the Receiving Party reserves the right to charge interest on such sum on a day to day from [***] at the rate of, the lesser of [***].

26.4

The Receiving Party may dispute (in good faith) any Payment Report by providing notice in writing to the Paying Party within [***] days of receiving the Payment Report. In addition, the Paying Party may dispute (in good faith) any invoice issued pursuant to Clause 26.1 by notice in writing to the Receiving Party within [***] days of receiving the invoice (each dispute raised pursuant to this Clause 26.4 being a “Payment Dispute”). The notice of a Payment Dispute shall specify (i) which items of the Payment Report or invoice (as applicable) are disputed; and (ii) a full explanation as to why the Party issuing the notice considers that there are errors in the Payment Report or invoice (as applicable).

26.5

Upon a Party’s receipt of a notice of a Payment Dispute, the Senior Representatives of the Parties (or, where nominated by a Senior Representative, a senior individual with responsibility for the financial affairs of a Party) shall promptly meet to discuss the Payment Dispute in good faith. If the Senior Representatives (or their nominees) are unable to resolve the Payment Dispute within [***] Business Days and the issuing Party has not withdrawn their Payment Dispute notice, then:

26.5.1

if the amounts in dispute total or exceed $[***] ([***] US dollars), either Party may elect to refer the Payment Dispute to arbitration in accordance with Clause 40.4 (and the other provisions of Clause 40), as if the notice of the Payment Dispute was a Dispute Notice and as if the Senior Representatives did not amicably resolve the Dispute within the relevant time, by providing notice to the other Party within [***] Business Days of the expiry of the [***] Business Day period in this Clause 26.5; and

26.5.2

otherwise, following the expiry of the [***] Business Day period set out above, the Payment Dispute shall be referred to the Payment Dispute mechanism set out in Clause 40.15 (the “Payment Dispute Escalation Date”).

26.6	All sums payable under this Agreement shall be paid free and clear of all deductions and withholdings in respect of tax whatsoever, save only as may be required by Applicable Law.

26.7

If any such deduction or withholding as is mentioned in Clause 26.6 is required by Applicable Law to be made by the Paying Party in respect of Income Tax, the Paying Party shall not be obliged to pay any additional amounts to the Receiving Party in respect of such amounts deducted or withheld.

26.8

Where the Paying Party is required to make any deduction or withholding as is mentioned in Clause 26.7, the Paying Party will use all reasonable endeavours to enable or assist the Receiving Party to claim exemption from, or a reduced rate of, the relevant Income Tax under the China-UK double tax treaty, or enable the Receiving Party to claim double tax relief for any such deduction or withholding, such endeavours to include promptly providing the Receiving Party with evidence reasonably satisfactory to the Receiving Party that such deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant tax authorities.

26.9	All amounts stated in this Agreement are exclusive of any Indirect Taxes. Accordingly:

26.9.1

if any such deduction or withholding as is mentioned in Clause 26.6 is required by Applicable Law to be made by the Paying Party in respect of Indirect Taxes, the Paying Party shall be obliged to pay such additional amount as will, after such deduction or withholding has been made, leave the Receiving Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. Where the Paying Party seeks to apply for any tax exemption in respect of Indirect Taxes according to Chinese domestic laws, the Receiving Party will use all reasonable efforts to enable or assist the Paying Party to claim the relevant beneficial tax treatment; and

26.9.2

if any sum payable by the Paying Party under this Agreement is, as a result of Applicable Law, subject to Indirect Taxes in the hands of the Receiving Party, then the Paying Party shall pay such additional amount as shall be required to ensure that the total amount paid, less the Indirect Taxes chargeable on such amount, is equal to the amount that would have been payable if the sum payable by the Paying Party were not subject to those Indirect Taxes in the hands of the Receiving Party.

26.10

All sums properly due to the Receiving Party under this Agreement shall be paid in full and the Paying Party shall not be entitled to assert against the Receiving Party any credit, set-off or counterclaim in order to justify withholding payment of any sum properly due.

PART F: TERM AND TERMINATION

27.	TERM

27.1

This Agreement shall come into force on the date of this Agreement and shall continue in force for a period of [***] (after which the Agreement shall automatically continue to renew for consecutive [***] periods) until the later of:

27.1.1	the date of expiry of the last to expire of the Patents licensed pursuant to this Agreement; and

27.1.2	the date that the last of the Trade Secrets licensed pursuant to this Agreement ceases to be confidential (otherwise than through the fault of a Party),

unless terminated earlier in accordance with Clause 28 (the “Term”).

27.2

For the avoidance of doubt, neither Party shall have a right to terminate the Agreement upon the expiry of the initial thirty year period or the expiry of any further ten year extension, other than in accordance with Clause 28.

28.	SUSPENSION AND TERMINATION RIGHTS

28.1	Termination by Agreement. This Agreement may be terminated by the unanimous written agreement of the Parties.

28.2

JVCo Material Breach. If there is a Material Breach of this Agreement by JVCo and that Material Breach is Not Resolved after following the Material Breach escalation process in Clause 29, ARM may elect to either:

28.2.1	suspend the license to JVCo of the ARM Licensed IP in accordance with Clause 30.1 (and may subsequently terminate this Agreement in accordance with Clause 30.1.5); or

28.2.2	subject to Clause 30.2, terminate this Agreement on no fewer than [***] Business Days’ written notice to JVCo.

28.3

ARM Material Breach. If there is a Material Breach of this Agreement by ARM and that Material Breach is Not Resolved after following the Material Breach escalation process in Clause 29, JVCo may elect to either:

28.3.1	suspend the license to ARM of the JVCo Licensed IP in accordance with Clause 30.1 (and may subsequently terminate this Agreement in accordance with Clause 30.1.5); or

28.3.2	subject to Clause 30.2, terminate this Agreement on no fewer than [***] Business Days’ written notice to ARM.

28.4

Insolvency of JVCo. If (i) JVCo becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution (and such proceedings are not terminated or discharged within a reasonable period of time) or has a receiver appointed over all or a significant part of its assets, or becomes unable to pay its debts as they become due; or (ii) the cumulative operating losses of JVCo incurred from the Closing Date equal or exceed the total Registered Capital, ARM may, by written notice to JVCo, elect, subject to Clause 30.2, to terminate this Agreement with immediate effect or with effect from a specified date.

28.5

Insolvency of ARM. If ARM becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution (and such procedure is not terminated or discharged within a reasonable period of time), or has a receiver appointed over all or a significant part of its assets or becomes unable to pay its debts as they become due, JVCo may, by written notice to ARM, elect, subject to Clause 30.2, to terminate this Agreement with immediate effect or with effect from a specified date.

28.6

Extended Force Majeure Event. Either Party may elect, subject to Clause 30.2, to terminate this Agreement with immediate effect if, as a result of a Force Majeure Event, the performance of one or more material obligations of a Party (other than an obligation to pay money) is currently suspended in accordance with Clause 42.2 and that suspension has persisted for a continuous period of [***] days or longer and is having a material adverse effect on the Party electing to terminate this Agreement.

28.7	Liquidation of JVCo. If JVCo is to be liquidated (under Article 72 of the Joint Venture Contract or otherwise), at any time after the first to occur of:

28.7.1	an event triggering Article 72 of the Joint Venture Contract; or

28.7.2	a liquidator being appointed to JVCo, ARM may, by notice in writing to JVCo, elect, subject to Clause 30.2, to terminate this Agreement with immediate effect or with effect from a specified date.

28.8

ARM call of equity If ARM elects in an ARM Consequences Notice to require the sale to ARM of the Equity Interest of one or more Direct Investors, ARM may, by written notice to JVCo and subject to Clause 30.2, elect to terminate this Agreement with immediate effect or with effect from a specified date. Terms used in this Clause 28.8 that are not defined in this Agreement shall have the meaning given to them in the Joint Venture Contract.

28.9

Termination of the Investment Agreement. ARM may elect to terminate this Agreement with immediate effect, or with effect from a specified date, if the Investment Agreement terminates for any reason prior to the Closing (as such term is defined in the Investment Agreement).

28.10

The rights and remedies provided to a Party under this Clause 28 are not exclusive of any other rights and remedies available to that Party under any of the Transaction Documents or under Applicable Law (including any right for a Party to damages for breach of this Agreement or any of the other Transaction Documents).

29.	MATERIAL BREACH ESCALATION PROCESS

29.1

This Material Breach escalation process applies if a Party (the “Breaching Party”) is in Material Breach, or has committed a Material Breach, of this Agreement and the other Party (the “Innocent Party”) is seeking to rely on its remedies set out in Clauses 28.2 or 28.3 (as applicable).

29.2

The Innocent Party shall give written notice (a “Rectification Notice”) to the Breaching Party requiring the Breaching Party to rectify the Material Breach within a period of no fewer than [***] Business Days.

29.3

If, and only if, a Material Breach is not rectified by the Breaching Party before the expiry of the period specified in the Rectification Notice, the Innocent Party may escalate the Material Breach to the Senior Representatives of each Party, by providing notice in writing to the Breaching Party, setting out full details of the Material Breach (“Escalation Notice”).

29.4	Following provision of an Escalation Notice, the Senior Representatives of the Parties shall promptly meet to discuss in good faith a resolution of the Material Breach.

29.5

If the Parties are unable to agree in writing a resolution of the Material Breach within [***] Business Days of the Senior Representatives meeting, the Material Breach shall be regarded as “Not Resolved”. The Parties may extend this deadline by mutual written agreement.

29.6	If the Material Breach is Not Resolved:

29.6.1	the Innocent Party may exercise its rights to terminate or suspend this Agreement under Clause 28.2 or Clause 28.3 (as applicable); and

29.6.2

either Party may, by notice in writing to the other Party, refer the Material Breach to arbitration in accordance with Clause 40.4 (and the other provisions of Clause 40), as if the Escalation Notice was a Dispute Notice and as if the Senior Representatives did not amicably resolve the Dispute within the relevant time. This Agreement may not be suspended or terminated by either Party during the pendency of an arbitration (or any cure period stipulated by the arbitration tribunal) where the Material Breach that has given rise to the suspension or termination right is the subject matter of the arbitration.

30.	EFFECTS OF SUSPENSION OR TERMINATION

30.1	Suspension of license for future licenses.

30.1.1

If an Innocent Party has a right to suspend their license to the Breaching Party under Clause 28.2 or Clause 28.3 (and the Material Breach escalation process has been concluded pursuant to Clause 29), the Innocent Party may provide the Breaching Party with a written “Suspension Notice”.

30.1.2	A Suspension Notice must set out:

(i)	details of the Material Breach giving rise to the right to suspend under Clause 28.2 or Clause 28.3 (as applicable);

(ii)	the date that the suspension shall take effect (not to be sooner than [***] Business Days after the date of the Suspension Notice) (the “Suspension Date”); and

(iii)	the duration of the suspension (which must not exceed [***] days less any prior period of suspension of the Breaching Party’s license) (the “Suspension Duration”).

30.1.3

Subject to Clause 30.1.4, on and from the Suspension Date until the expiration of the Suspension Duration, the Breaching Party’s right to use and license the Innocent Party’s IP licensed under this Agreement is suspended solely to the extent that the Breaching Party shall be prevented from doing any of the following:

(i)	granting new sub-licenses of the Innocent Party’s IP licensed under this Agreement (including entering into any renewals or extensions of any existing sub-licenses); or

(ii)

undertaking any research, design, modification, development or manufacturing activities with respect to the Innocent Party’s IP licensed under this Agreement, but the Breaching Party’s license under this Agreement, including its existing obligations under existing licenses with its licensees, and the other terms of this Agreement (including provisions relating to exclusivity and indemnities), are otherwise unaffected.

30.1.4	The suspension in Clause 30.1.3 shall either not come into effect or shall immediately cease (as applicable) upon the earliest of:

(i)	the Breaching Party rectifying the Material Breach set out in the Suspension Notice and providing written notice to that effect to the Innocent Party;

(ii)	the expiration of the Suspension Duration; and

(iii)	termination of this Agreement.

30.1.5

The Innocent Party may terminate this Agreement on or after expiration of the Suspension Duration provided that (i) the Breaching Party has not rectified the Material Breach set out in the Suspension Notice and provided written notice to that effect to the Innocent Party; and (ii) the Innocent Party has provided no less than [***] Business Days’ written notice to the Breaching Party (such notice to take effect no sooner than the date of expiration of the Suspension Duration).

30.1.6

Any suspension under Clause 30.1.3 shall not affect the Material Breach escalation process in Clause 29, the Dispute resolution process in Clause 40 or any right to terminate this Agreement under Clause 28.

30.2

Existing licenses on termination. Subject to Clause 30.3, following any termination of this Agreement the provisions of this Agreement shall survive to the extent that they relate to contractual obligations existing as of the date of the termination of this Agreement under:

30.2.1	ARM’s existing licenses with Non-PRC Licensees; and

30.2.2	JVCo’s existing licenses with PRC Licensees,

and, in particular, these existing licenses shall continue to be royalty-bearing in accordance with this Agreement and the indemnities in Clauses 16 and 18 shall continue to apply solely in relation to these existing licenses, but the limited ongoing licenses between ARM and JVCo shall not be exclusive in any respect, provided that in no circumstances does a license survive in respect of any technology removed from the scope of a Party’s license pursuant to Clause 8.7.

30.3	The ARM brand on termination. On and from the date this Agreement terminates, JVCo must, as soon as possible:

30.3.1	change its Company Name so as to remove any “ARM” word mark;

30.3.2	cease all use of the “ARM” word mark or the ARM Brand Trade Marks; and

30.3.3

without prejudice to Clauses 9.8 and 9.11, to the extent JVCo has obtained any rights in connection with its use of the “ARM” word mark or the ARM Brand Trade Marks, including any Trade Marks, company or business name registrations or domain names it has that contain the word “ARM” or that are similar to any of the ARM Brand Trade Marks, JVCo must either abandon, or assign those rights to ARM, as reasonably requested by ARM in its absolute discretion.

30.4

Survival. Clauses 1 (Interpretation), 11.1 (Enforcement of non-assert), 20 (Limitation of liability), 30 (Effects of suspension or termination), 35 (Confidentiality), 40 (Dispute resolution), 43 (Remedies and waivers), 44 (Notices) and 52 (Governing law and jurisdiction) shall survive the termination of this Agreement without limitation in time (irrespective of the event giving rise to the termination).

30.5	Non-assert from JVCo. On and from the date this Agreement terminates, JVCo agrees that:

30.5.1	it will not Assert against ARM any Essential Claims with respect to any product developed by any member of the ARM Group;

30.5.2

it will not Assert against any Downstream Affiliate of any member of the ARM Group any Essential Claims with respect to any product developed or derived from technology for which the Downstream Affiliate has obtained a valid license from any member of the ARM Group or another Downstream Affiliate of any member of the ARM Group; and

30.5.3

if it assigns to a third party any Essential Claim that prior to assignment would be subject to the obligation not to assert in Clauses 30.5.1 and 30.5.2, then: (i) notwithstanding such assignment, such assigned Essential Claim shall remain subject to the obligation not to Assert; and (ii) JVCo shall notify the third party assignee that the assigned Essential Claim shall be encumbered by an obligation of the patent owner not to Assert such Essential Claim against any product developed by ARM or any product developed or derived from technology for which the ARM Licensee has obtained a valid license from ARM.

30.6

Defensive suspension of non-assert. Upon Assertion of Patent infringement against JVCo or any Downstream Affiliate of JVCo by ARM or any Downstream Affiliate of any member of the ARM Group, as the case may be (the “Asserting Party”) in respect of an integrated circuit incorporating an Architecture Compliant Core manufactured by or on behalf of JVCo or any Downstream Affiliate of JVCo pursuant to rights granted by ARM under this Agreement, JVCo shall provide notice to ARM of its intention to suspend the benefits of Clause 30.5 with respect to that Asserting Party. If, within [***] days after such notice has been given to ARM, the Asserting Party has not withdrawn or terminated its Assertion against JVCo then JVCo shall be entitled to suspend the obligation not to Assert against the Asserting Party until such Assertion is withdrawn or terminated.

PART G: OTHER PROVISIONS

31.	ADJUDICATION OF LICENSEES

31.1

In the event that an entity does not fully satisfy the requirements of a PRC Licensee but JVCo considers in good faith that that entity should fall within its exclusive licensing channel (that entity and its Group (if any), “TBD Entity”), JVCo may notify ARM in writing that it wishes to contest the allocation of that entity (a “Licensee Enquiry Notice”).

31.2	Upon receipt of a Licensee Enquiry Notice, ARM shall promptly consult with JVCo in order to understand the reasons for JVCo’s request that the TBD Entity is treated as a PRC Licensee. [***]

31.3	In considering whether the TBD Entity should be classified as PRC Licensees, ARM shall consider (in good faith):

31.3.1	the reasons given by JVCo as part of the consultation process detailed in Clause 31.2;

31.3.2	the business operations of the TBD Entity, including the location of (i) its headquarters; and (ii) the majority of its employees, revenues and business activities; and

31.3.3	the similarity of the TBD Entity to other PRC Licensees,

provided that the Parties acknowledge and agree that the assessment of whether a TBD Entity should be treated as a PRC Licensee shall be undertaken on a Group-wide basis (save where the allocation applies to the identity of a PRC Licensee in relation to the distribution of DSG Tools).

31.4

As soon as reasonably practicable following receipt of the Licensee Enquiry Notice, ARM shall notify JVCo in writing as to whether the TBD Entity will be treated as PRC Licensees for the purposes of this Agreement and ARM shall act reasonably in making that assessment.

31.5

Any failure by ARM to communicate its decision within [***] Business Days after its receipt of a Licensee Enquiry Notice shall be automatically escalated and submitted for review by the Senior Representatives in accordance with Clause 40.3 (save where such delay is caused by a delay by JVCo in providing additional information requested by ARM with respect to that Licensee Enquiry Notice).

31.6	If ARM rejects a Licensee Enquiry Notice, such Licensee Enquiry Notice shall be automatically escalated and submitted for review by the Senior Representatives in accordance with Clause 40.3.

32.	RECLASSIFICATION OF LICENSEES AND ACQUISITONS

32.1	Reclassification of licensees

32.1.1

The Parties acknowledge and agree that, as at the date of this Agreement, the entities set out at Schedule 1 constitute PRC Licensees and, without prejudice to the licensing restriction contained in Clause 32.1.3, each listed entity shall be treated as a PRC Licensee unless and until that entity is Reclassified in accordance with this Clause 32.1.

32.1.2

Subject to Clause 32.1.6, upon a change of circumstances (including a change in the nature of operations or the corporate characteristics) of a licensee of either Party (the “Identified Licensee”) (or that licensee’s Group) that results in a material change in the nature of operations or the corporate characteristics of that entity or its Group, that Party may notify the other Party in writing of that change of circumstances (a “Change Notification”).

32.1.3

Upon receipt of a Change Notification, the Parties shall promptly meet to discuss the content of the Change Notification and seek to agree (each Party acing reasonably) upon whether the Identified Licensee and its Group should be “Reclassified” as Non-PRC Licensees (where the Identified Licensee is a PRC Licensee) or as PRC Licensees (where the Identified Licensee is a Non-PRC Licensee). [***]

32.1.4	In considering whether the Identified Licensee and its Group should be Reclassified, the Parties shall consider (in good faith):

(i)	where the Identified Licensee was a Non-Standard PRC Licensee:

(a)	where the Non-Standard PRC Licensee was included in Section B of Part 1 of Schedule 1 at the date of this Agreement, the reasons for the inclusion of that entity;

(b)	the similarity of the entity (following the change detailed in the Change Notification) to other PRC Licensees; and

(c)

the impact of the change detailed in the Change Notification on the business operations of the entity and its Group, including the location of (i) its headquarters; and (ii) the majority of its employees, revenues and business activities; or

(ii)	otherwise, the factors set out in Clause 32.1.6.

32.1.5

Where the Parties are unable to reach agreement on whether the Identified Licensee and its Group should be Reclassified within [***] Business Days of the meeting described at Clause 32.1.3, the issue shall be automatically escalated and submitted for review by Senior Representatives in accordance with Clause 40.3.

32.1.6

Where either (i) a PRC Licensee (other than a Non-Standard PRC Licensee) ceases to meet any of the criteria set out in limbs A(i) to (iv) or B(i) of the definition of ‘PRC Licensee’; or (ii) a Non-PRC Licensee begins to meet any of the criteria set out in limbs A(i) to (iv) or B(i) of the definition of ‘PRC Licensee’, such change shall be automatically deemed to be sufficiently material to enable a Party to issue a Change Notification and (save where otherwise agreed between the Parties) no other factors shall be relevant to the Reclassification decision. Notwithstanding the foregoing, where a PRC Licensee ceases to meet the criteria set out in any of limbs A(i) to (iv) or B(i) of the definition of ‘PRC Licensee’ but JVCo considers (acting reasonably) that that entity should be treated as a Non-Standard PRC Licensee rather than Reclassified as a Non-PRC Licensee, the Parties shall consider the similarity of that entity to other Non-Standard PRC Licensees when making the Reclassification assessment.

32.1.7

The Parties acknowledge and agree that upon an Identified Licensee and its Group becoming Reclassified, the exclusivity afforded to each Party pursuant to this Agreement shall mean that the Party that previously entered into licenses with respect to any JVCo Licensed Products with that Identified Licensee and its Group (such Party being the “Outgoing Licensor”) shall not be permitted to enter into any new Commercial licensing arrangement with respect to any JVCo Licensed Products with the Identified Licensee or its Group, save where permitted pursuant to Clause 7.1 and 14.4.

32.1.8

Notwithstanding the foregoing, nothing in this Agreement shall prevent the Outgoing Licensor from continuing to satisfy any contractual obligations (including with respect to the licensing of any JVCo Licensed Products) it owes to the Identified Licensee and its Group as at the date of the Reclassification until the termination, expiry or novation of such contractual obligations and the Outgoing Licensor shall be permitted to continue to engage with the Identified Licensee and its Group to the extent reasonably necessary to satisfy such obligations. Where the Outgoing Licensor continues to satisfy contractual obligations in accordance with this Clause 32.1.8, the Reclassification shall be disregarded for the purposes of calculating any amounts due to the other Party pursuant to this Agreement with respect to that Identified Licensee and its Group.

32.2	Acquisitions

32.2.1

In the event that ARM or any member of the ARM Group acquires a company or business that involves the licensing of any Semiconductor Technology to PRC Licensees, ARM shall notify JVCo as soon as reasonably practicable and the Parties shall promptly consult and agree (in good faith) upon a migration plan to facilitate JVCo’s licensing of such Semiconductor Technology to PRC Licensees.

32.2.2

In the event that JVCo or any member of the JVCo Group acquires a company or business that involves the licensing of any Semiconductor Technology to Non-PRC Licensees, JVCo shall notify ARM as soon as reasonably practicable and the Parties shall promptly consult and agree (in good faith) upon a migration plan to facilitate ARM’s licensing of such Semiconductor Technology to Non-PRC Licensees.

32.2.3

Nothing in this Agreement shall prevent the acquiring Party described in Clauses 32.2.1 and 32.2.2 from continuing to satisfy any contractual obligations it owes (or any member of its Group owes) to the licensees (who are counterparties to the acquired license agreements) as at the date of the acquisition until the termination, expiry or novation of such contractual obligations and the acquiring Party shall be permitted to continue to engage with the licensees to the extent reasonably necessary to satisfy such obligations.

33.	NOVATING AGREEMENTS

33.1	The Parties further acknowledge and agree that certain of the Transferring Contracts may not have been novated from ARM to JVCo in accordance with the Investment Agreement by the Effective Date.

33.2

With respect to any Transferring Contract that has not yet been novated to JVCo pursuant to Section 7.05 of the Investment Agreement as of the Operational Start-up Date, within eighteen (18) months after the Operational Start-up Date, both JVCo and ARM shall use all reasonable efforts to procure that each of the PRC Licensee counterparties to the Transferring Contracts agrees to transfer the Transferring Contracts to JVCo on terms substantially equivalent to the relevant Novation Agreement for each Transferring Contract. Novations of Transferring Contracts shall take effect on: (i) if the Novation Agreement is executed prior to the Operational Start-up Date or in the calendar quarter in which the Operational Start-up Date occurs, the Operational Start-up Date; and (ii) if the Novation Agreement is executed in a calendar quarter after the one in which the Operational Start-up Date occurs, the start of the calendar quarter in which the Novation Agreement is executed. JVCo shall perform its obligations under the Novated License Agreement and be bound by them as if JVCo were a party to those contracts in lieu of ARM or its Affiliate (as applicable). Notwithstanding the novation of a Transferring Contract, ARM shall be responsible for invoicing, and receiving payments from, counterparties to the Transferring Contracts, for amounts in respect of or able to be invoiced in the period prior to the novation taking effect. Each of ARM and JVCo shall bear its own costs of procuring that relevant counterparty(ies)’s consent to such transfers, provided that neither ARM nor JVCo shall be required to pay any amount to a counterparty to obtain its consent to such transfer.

33.3

If a Transferring Contract involves a license of Third Party Restricted IP or DSG Tools, the Novation Agreement shall, without prejudice to Clauses 5.8, 5.9 and 7.4 of the IP License Agreement, except to the extent otherwise agreed in writing by ARM and JVCo, expressly exclude from the rights and obligations being novated, rights and obligations to the extent they relate to Third Party Restricted IP or DSG Tools.

33.4

On and from the Operational Start-up Date until the date on which the relevant Transferring Contract is transferred to JVCo pursuant to Section 7.05(a) of the Investment Agreement or Clause 33.2, the following clauses shall apply in respect of each Transferring Contract which has not, as at the Operational Start-up Date, been so transferred:

33.4.1

ARM or its Affiliates (as the case may be) shall continue to perform its obligations under each Transferring Contract, and JVCo shall, at ARM’s written request, provide certain services in respect of the relevant Transferring Contract pursuant to the JV Services Agreement (as requested by ARM); and

33.4.2

except as permitted under Section 7.05 of the Investment Agreement or this Clause 33, ARM shall procure that none of its Affiliates shall agree to any termination or material amendment or waiver of their rights under the relevant Transferring Contract without the prior written consent of JVCo (not to be unreasonably withheld, conditioned or delayed).

33.5

From and after the Operational Start-up Date, if a request is made to ARM or an Affiliate of ARM, or JVCo or an Affiliate of JVCo, for a new license of, or a renewal of an existing license of, ARM Licensed IP by any PRC Licensee who is a counterparty or an Affiliate of a counterparty to a Transferring Contract which has not at the relevant time been transferred to JVCo pursuant to Section 7.05(a) of the Investment Agreement or this Clause 33, neither ARM nor its Affiliates, nor JVCo or its Affiliates, shall enter into any such requested license with such Person until such time as the relevant Transferring Contract has been transferred to JVCo pursuant to Section 7.05(a) of the Investment or this Clause 33.

33.6

JVCo undertakes to ARM that it will duly and properly perform, assume and pay and discharge when due and indemnify ARM and its Affiliates against all liabilities and obligations of ARM and its Affiliates under the Transferring Contracts arising on or after the later of the Operational Start-up Date and the date the novation of such Transferring Contract takes effect (other than any costs incurred by ARM or its Affiliates pursuant to Section 7.05(a) of the Investment Agreement or Clause 33.2), provided that JVCo shall not be liable for any liability or obligation under such Transferring Contract that arose or was accrued before the later of the Operational Start-up Date and the date the novation of such Transferring Contract takes effect, and ARM shall indemnify JVCo against all liabilities and obligations of ARM and its Affiliates under any Transferring Contract not assumed by JVCo under Section 7.05 of the Investment Agreement and this Clause 33 (including all liabilities and obligations related to or arising under any Transferring Contract in relation to the period prior to the date of transfer to JVCo (whether the same have arisen or arise after the date of transfer to JVCo) and all liabilities and obligations in relation to any Transferring Contract that do not transfer).

33.7

To the extent JVCo does not already have a copy, ARM shall deliver to JVCo (i) at the Operational Start-up, a copy of any Novation Agreements entered into pursuant to Section 7.05(a) of the Investment Agreement or Clause 33.2 on or prior to the Operational Start-up Date, and (ii) as soon as reasonably practicable after entry into of such agreements, a copy of any Novation Agreements entered into pursuant to Section 7.05(a) of the Investment Agreement or Clause 33.2 after the Operational Start-up Date.

33.8

After the Operational Start-up Date, within [***] days after the end of each calendar quarter solely with respect to each Transferring Contract containing a license of an Original ARM Product (including M Class Products, but excluding DSG Tools) that has not yet been novated to JVCo pursuant to Section 7.05 of the Investment Agreement or this Clause 33 (each an “In-Flight License”), (i) ARM shall, to the extent that such obligations are not satisfied under Section 7.05(i) of the Investment Agreement, (x) pay to JVCo an amount equal to 10% of any Royalties and License Fees relating to periods on or after the Operational Start-up Date that are Paid or Payable to ARM (less any Tax thereon) pursuant to such In-Flight License during that calendar quarter (each quarterly payment being a “Transferring Contract Commission Payment” and the first Transferring Contract Commission Payment shall relate to the period from the Operational Start-up Date until the end of that calendar quarter); and (y) to the extent permitted by Applicable Law (including competition laws), provide to JVCo a report specifying the Royalties and License Fees relating to periods on or after the Operational Start-up Date that are Paid or Payable to ARM during that calendar quarter with respect to all In-Flight Licenses on an aggregated and anonymised basis by product and customer, and (ii) JVCo shall not distribute that report to any officer, director or employee of JVCo or any of its Subsidiaries who is involved in the pricing or licencing arrangements for that entity.

34.	AUDIT

34.1

ARM shall, on reasonable notice to JVCo, be entitled to appoint a firm of independent auditors to audit JVCo’s activities with respect to the ARM Licensed IP to ensure: (i) compliance with this Agreement; and (ii) that JVCo is adopting Intellectual Property security practices and processes which are at least as rigorous and protective as industry best practice processes. JVCo shall make available such personnel, documentation and/or access to premises as ARM may reasonably request in order to perform its audit.

34.2

JVCo shall, on reasonable notice to ARM, be entitled to appoint a firm of independent auditors to audit ARM’s activities with respect to the JVCo Licensed IP to ensure compliance with this Agreement. ARM shall make available such personnel, documentation and/or access to premises as JVCo may reasonably request in order to perform its audit.

34.3

Each Party shall bear their own costs in relation to any audit undertaken in accordance with this Clause 34, save that the other Party shall reimburse the Party that initiated the audit (the “Initiating Party”) for all such costs where:

34.3.1	the audit reveals that the other Party has breached the terms of this Agreement in a way that is more than immaterial or insubstantial; or

34.3.2

the other Party has failed to provide the auditors with all requested records and accounts containing information bearing upon the subject matter of the audit within a reasonable period following any such request.

34.4

Following any audit undertaken in accordance with this Clause 34, the Initiating Party may require that the Parties discuss the findings and, if appropriate, the Parties shall seek to agree a plan to address any concerns identified in the audit.

34.5	Prior to entering into any licensing arrangement with any PRC Licensee in accordance with the terms of this Agreement, JVCo shall:

34.5.1

undertake sufficient financial due diligence with respect to the proposed PRC Licensee in order to satisfy itself (to a reasonable extent) that the creditworthiness of the PRC Licensee is adequate to support the financial obligations that will be imposed on such PRC Licensee pursuant to the proposed licensing arrangement; and

34.5.2

undertake Intellectual Property security due diligence in accordance with the Prescribed Security Audit Requirements (notified by ARM to JVCo from time to time) in order to satisfy itself (to a reasonable extent) that the PRC Licensee has adequate processes in place to protect the Intellectual Property licensed, provided or made available by JVCo to that PRC Licensee.

34.6

The obligation set out at Clause 34.5.2 shall also apply where an additional product is being added by JVCo to the scope of an existing licensing arrangement with a PRC Licensee, where the Prescribed Audit Requirements for that product are different to the requirements that the PRC Licensee has previously been checked against.

35.	CONFIDENTIALITY

35.1	Obligation of confidentiality

Except as expressly provided by Clause 35.2, each Party shall maintain in confidence the Confidential Information and apply security measures no less stringent than the measures that such Party applies to its own like information, and not less than a reasonable degree of care, to prevent unauthorised disclosure and use of the Confidential Information. The period of confidentiality shall be indefinite with respect to each Party’s Confidential Information. Nothing in this Clause 35 shall prevent either Party from entering into licensing arrangements with licensees on the terms permitted by this Agreement.

35.2	Permitted Disclosures

35.2.1	Either Party may disclose Confidential Information received from the other Party in the following circumstances:

(i)

disclosure to third parties to the extent that the Confidential Information is required to be disclosed pursuant to a court order or as otherwise required by law, provided that the Party required to make the disclosure promptly notifies the other Party upon learning of such requirement and has given the other Party a reasonable opportunity to contest or limit the scope of such required disclosure (including but not limited to making an application for a protective order);

(ii)	disclosure to nominated third parties under written authority from the original discloser of the Confidential Information; and

(iii)	disclosure to the receiving Party’s legal counsel, accountants or professional advisors to the extent necessary for them to advise upon the interpretation or enforcement of this Agreement.

35.2.2

Royalty reports may be disclosed in confidence to the Receiving Party’s financial and legal advisors. In addition, ARM may disclose the total unit sales, from time to time, of ARM Compliant Products provided that the unit sales of such products by JVCo are not separately identifiable or deducible therefrom.

35.2.3

Each Party shall be permitted to disclose Confidential Information of the other Party to members of its Group subject to the same terms and conditions of confidentiality as are set out in this Agreement.

35.3	Restricted Use

35.3.1

Each Party agrees that it shall not use any of the Confidential Information of the other Party other than pursuant to and in accordance with the exercise of any of the licenses granted under this Agreement. Without limiting the generality of the foregoing, and save as otherwise permitted by the terms of this Agreement, neither Party shall use Confidential Information of the other Party:

(i)	as the basis for any Patent application or as a reference for modifying existing Patents or creating any continuation, continuation in part, or extension of existing Patents; or

(ii)

for generating data for publication or disclosure to third parties, which compares the performance or functionality of the JVCo Licensed Products with any other products created by a Party or a third party, without obtaining the other Party’s prior written consent.

35.4	Excepted Information

35.4.1	The provisions of this Clause 35 shall not apply to information which:

(i)	is known to and has been reduced to tangible form by the receiving Party prior to its receipt provided that such information is not already subject to any obligations of confidentiality;

(ii)	is in the public domain at the time of receipt or later becomes part of the public domain without breach of the confidentiality obligations in this Agreement (or by any Downstream Affiliates);

(iii)

is received from a third party without any breach of any obligation of confidentiality in respect of such information provided that such information is not subject to any continuing obligations of confidentiality;

(iv)	is Confidential Information of a Party that is identified by that Party as exempt from these disclosure obligations; or

(v)	is Confidential Information of JVCo or its Downstream Affiliates and is provided to ARM by Feedback.

35.5	The restrictions contained in this Clause 35 shall continue to apply after the expiry or termination of this Agreement without limit in time for so long as such information remains confidential.

36.	ANTI-CORRUPTION

36.1

Each Party undertakes that it will not, and will (to the extent within its powers) procure that its Associated Persons will not, engage in any activity, practice or conduct in connection with the operations of JVCo which would be in contravention of the Anti-Bribery and Anti-Corruption Policy (other than an immaterial contravention that is administrative in nature) or give rise to an offence under or non-compliance with any anti-bribery and anti-corruption laws, regulations or codes that may apply to JVCo, its Associated Persons or ARM or its Associated Persons from time to time.

36.2

If either Party has reasonable cause to believe, based upon specific facts, that the other Party may be in violation of its undertakings in Clause 36.1, then the Party in question will at the reasonable request of the other Party, confirm in writing that it has complied with its undertaking in Clause 36.1, and will provide any information reasonably requested by the other Party in support of such compliance.

36.3

To the extent permitted by Applicable Law, each Party will indemnify and hold harmless the other Party (and: (i) in the case of ARM, members of the Enlarged ARM Group; and (ii) in the case of JVCo, members of the JVCo Group) from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by that Party of its undertaking in Clause 36.1.

36.4

JVCo shall investigate and remediate, to the extent necessary to ensure compliance with the Anti-Bribery and Anti-Corruption Policy and applicable anti-corruption and anti-bribery laws, allegations of non-compliance with such policies and laws with the assistance of an expert in such policies and laws, if necessary (and JVCo shall notify ARM of such allegations as soon as reasonably practicable).

37.	IP COMMITTEE

37.1	On or around the Effective Date, each Party shall procure (to the extent within its power to do so) the establishment of an IP Committee (the “IP Committee”).

37.2

The IP Committee shall be composed of [***] members, with [***] representatives from ARM and [***] representatives from JVCo, each of them being entitled to vote at the meeting of the IP Committee. Each Party shall be entitled at any time to appoint a replacement IP Committee representative with a [***] day prior notice to the other Party. A quorum shall exist at any meeting of the IP Committee if: (i) at least [***] representatives are present; and (ii) there are more representatives from ARM present than representatives from JVCo.

37.3	Each Party shall appoint one of its representatives of the IP Committee as an IP Liaison Officer for such Party and each IP Liaison Officer will support the tasks undertaken by the IP Committee.

37.4

The IP Committee shall meet no less than [***] every [***] months (and may meet more frequently if agreed between the Parties) and the tasks undertaken by the IP Committee shall include the following tasks during each meeting:

37.4.1

ensuring that JVCo keeps updated lists and records of all JVCo Licensed IP (including: (i) where practicable, any third party IP that subsists in any Derivative Product or Independent Product; and (ii) a full bill of materials of Intellectual Property that subsists in any Derivative Product or Independent Product);

37.4.2

ensuring that ARM keeps updated lists and records of all ARM Licensed IP (including (i) where practicable, any third party IP that subsists in any Original ARM Product and ARM Derivative Product; and (ii) a full bill of materials of Intellectual Property that subsists in any Original ARM Product or ARM Derivative Product);

37.4.3

making decisions as to how to protect and secure the Foreground IP, including decisions regarding the filing, registration and maintenance of Foreground IP (save for Intellectual Property rights exclusively subsisting in the Independent Products);

37.4.4	to the extent permissible under Applicable Law, providing updates regarding JVCo’s licensing activities with respect to JVCo Licensed Products (save for Independent Products);

37.4.5	to the extent permissible under Applicable Law, providing updates regarding ARM’s licensing activities with respect to JVCo Licensed Products (save for Original ARM Products);

37.4.6

notifying and providing updates regarding the management of any claims, actions or proceedings initiated by or against ARM or JVCo in relation to the infringement of any ARM Licensed IP and/or Foreground IP or the infringement of any third party Intellectual Property by any JVCo Licensed Product (including with respect to the arguments being made in relation to the defence of any JVCo Licensed Product against any allegation of third party infringement); and

37.4.7	providing updates with respect to ARM’s licensing activities that fall within the scope of Clause 7.1.3.

38.	MUTUAL ROADMAP, ROADMAP COMMITTEE AND PRODUCT DEVELOPMENT

38.1

On or around the Effective Date, each Party shall procure (to the extent within its power to do so) the establishment of a roadmap committee (the “Roadmap Committee”). The Roadmap Committee shall consist of [***] members, of which [***] members shall be appointed by JVCo and [***] members shall be appointed by ARM. Each of JVCo and ARM shall be entitled at any time to remove and appoint a replacement Roadmap Committee representative with [***] Business Days’ prior written notice to the other.

38.2	The Roadmap Committee shall, unless otherwise agreed by ARM and JVCo meet no less than once every [***] months. The agenda for each meeting of the Roadmap Committee shall include the following:

Product development

(a)

discussing any new Original ARM Product, Derivative Product, Independent Product or ARM Derivative Product that has reached “Concept” stage (or such equivalent milestone defined in the Product Lifecycle Management Requirements, from time to time);

(b)

deciding whether JVCo is permitted to create or use any Derivative Product by modifying any source code that subsists in an Original ARM Product or an ARM Derivative Product (and, for the avoidance of doubt, in the absence of unanimous agreement to the contrary, JVCo shall not be permitted to create any Derivative Product by modification of source code that subsists in any Original ARM Product or any ARM Derivative Product);

(c)	communicating likely updates to dates of Release or product specifications in respect of a JVCo Licensed Product;

(d)

communicating feedback received by ARM or JVCo in relation to the Mutual Roadmap, including from PRC Licensees (provided that each of ARM and JVCo retains sole discretion as to whether to communicate such feedback to the other Party);

Classification of Derivative Products

(e)

deciding whether a Derivative Product proposed by JVCo shall be a Mutual Roadmap Derivative Product and how and when Mutual Roadmap Derivative Products shall be included on the Mutual Roadmap (and, for the avoidance of doubt, in the absence of unanimous agreement to the contrary, each Derivative Product shall be deemed to be an Other Derivative Product);

(f)	assessing whether any Derivative Product should be declared as being Obsolete Technology;

Pricing and licensing of Derivative Products

(g)	approving the form of the ARM Model License for each Derivative Product (including, for the avoidance of doubt, for Architecture Compliant Cores);

(h)	approving the license fee amount and royalty rate proposed by ARM for inclusion in the ARM-JVCo Price Book for each Derivative Product;

(i)	assessing Derivative Exception Requests (for Derivative Products and ARM Derivative Products) in accordance with paragraph 10 of Schedule 2;

(j)

agreeing upon Permitted Deviations and Licensing Exceptions to any ARM Model License for any Derivative Product (in the case of Licensing Exceptions, that are requested by JVCo or ARM for any such license with a licensee);

Pricing and licensing of ARM Derivative Products

(k)	approving the form of the Applicable Model License for each ARM Derivative Product;

(l)	agreeing upon Permitted Deviations and Licensing Exceptions to any Applicable Model License for any ARM Derivative Product;

(m)

approving the license fee amount and royalty rate proposed by ARM (in the case of ARM Derivative Products derived from Derivative Products) or JVCo (in the case of ARM Derivative Products derived from Independent Products) for inclusion in the JVCo-ARM Price Book for each ARM Derivative Product;

Branding of Derivative Products

(n)

deciding whether JVCo shall be entitled to use the ARM Brand Trade Marks with respect to the licensing of any Other Derivative Product (and, for the avoidance of doubt and as set out in Clause 9.2 of this Agreement, in the absence of unanimous agreement to the contrary, JVCo shall not use the ARM Brand Trade Marks to identify, market, promote, or otherwise in relation to the licensing of, Other Derivative Products or Independent Products); and

(o)	agreeing upon the product name and number that will be applied to any Derivative Product, in accordance with Clause 9.3.

38.3

In order for a quorum to be present at any meeting of the Roadmap Committee, at least [***] members must be present (either in person or by telephone), [***] of which must be an ARM appointee and [***] of which must be a JVCo appointee. All decisions of the Roadmap Committee shall require unanimous consent of the members of the Roadmap Committee present.

38.4

Promptly following the Effective Date, ARM shall provide to JVCo a copy of the Mutual Roadmap and shall, promptly following any update to the Mutual Roadmap, provide an updated copy to JVCo. Neither JVCo, ARM nor the Roadmap Committee shall have any authority to update the Mutual Roadmap unilaterally, provided that:

38.4.1	ARM shall be required to update the Mutual Roadmap:

(i)	on request from the Roadmap Committee, to incorporate any Mutual Roadmap Derivative Product in the manner unanimously agreed by the Roadmap Committee; and

(ii)	on request from the Roadmap Committee, to remove any Mutual Roadmap Derivative Product from the Mutual Roadmap; and

38.4.2	for the avoidance of doubt, ARM shall be permitted to update the Mutual Roadmap to add or remove (or amend any details relating to) any Original ARM Product from the Mutual Roadmap.

38.5

ARM or JVCo (as applicable) shall notify the other Party as soon as reasonably practicable if either ARM or JVCo becomes aware that the date of Release or the product specification in respect of an Original ARM Product or a Mutual Roadmap Derivative Product (as applicable) is likely to change.

38.6

For the avoidance of doubt, the Roadmap Committee may elect to classify a Derivative Product as a Mutual Roadmap Derivative Product where that Derivative Product is used and licensed for certain market segments and/or applications (with the Derivative Product constituting an Other Derivative Product for all other purposes). In addition, where the Roadmap Committee agrees that a Derivative Product constitutes a Mutual Roadmap Derivative Product, that classification will only apply to that Derivative Product for so long as the specification of the product remains the same (in all material respects) as the specification described by JVCo to the Roadmap Committee at the time that the classification decision was made by the Roadmap Committee.

38.7

When developing Derivative Products, JVCo shall adhere to the terminology and processes set out in the Product Lifecycle Management Requirements, the current draft of which is set forth in Schedule 5 (and which may be updated from time to time by written notice from ARM to JVCo). The Product Lifecycle Management Requirements shall be the same as ARM’s own internal product lifecycle management requirements. In addition, when developing Independent Products, JVCo shall reasonably inform ARM of how the management and terminology used in JVCo’s product lifecycle management in relation to that Independent Product may align with those Product Lifecycle Management Requirements by making reference to the terminology and processes set out in those Product Lifecycle Management Requirements and the Parties shall discuss and co-operate in good faith with respect to such alignment to enable ARM to assess and market such Independent Product to Non-PRC Licensees (if ARM so elects).

39.	EFFECTIVENESS

39.1

Subject to Clause 39.2 below but otherwise notwithstanding any other provision of this Agreement (including where obligations refer to the Term), this Agreement and the licenses contained herein shall take effect upon the Effective Date and neither Party shall have any rights or obligations pursuant to this Agreement prior to the Effective Date.

39.2	Clauses 5.8 and 5.9 and the final sentence in each of Clauses 7.2.5 and 14.5.4 shall take effect upon the date of this Agreement.

39.3

ARM shall provide the list of entities for inclusion in Schedule 1 on or before the date of this Agreement. Subject to Clause 39.4, ARM shall ensure that the list of entities for inclusion in Schedule 1 includes all of the entities included in the Disclosed PRC Licensee List.

39.4

Where there is a change to an entity in the Disclosed PRC Licensee List between the date of the Investment Agreement and the Effective Date, the Parties shall, upon notification by either Party, discuss and agree upon any reclassification of that entity as if the regime set out at Clause 32 applied at that time (and, in the event of a reclassification of that entity as a Non-PRC Licensee, ARM shall not be required to include that entity in the list that is provided in accordance with Clause 39.3).

40.	DISPUTE RESOLUTION

40.1

The Parties shall make every effort to settle amicably any and all disputes, controversies, conflicts and claims arising out of or relating to or in connection with this Agreement or any transactions contemplated hereby, the performance or non-performance or timely performance of the obligations set forth herein or asserted breach of this Agreement (including any questions regarding its existence, validity, interpretation, enforceability or termination) (a “Dispute”).

40.2

Any Dispute between the Parties may be referred by written notice setting out brief details of the Dispute (a “Dispute Notice”) given by one Party to the other Party, to Senior Representatives of each Party.

40.3

The Senior Representatives shall promptly meet to discuss in good faith the Dispute. In the event that the Senior Representatives do not amicably resolve the Dispute within [***] days of the date of dispatch of the Dispute Notice, the Dispute may then be referred by either Party to, and shall be finally and exclusively resolved by, arbitration in accordance with Clause 40.4. In the event that a Party reasonably considers that a discussion between Senior Representatives for up to [***] days before commencing arbitration pursuant to Clause 40.4 may have a material adverse impact on such Party or its business, it shall be entitled to immediately refer such Dispute to arbitration without the need for such discussion between Senior Representatives, provided that, prior to or simultaneous with such referral, it delivers a Dispute Notice to the other Parties informing them of such referral.

40.4

Subject to (i) the obligations in Clause 40.3 having been complied with, (ii) Clause 40.13, and (iii) the last sentence of Clause 40.5, any Dispute (subject to Clause 26.5, other than a Payment Dispute) may be referred by either Party by notice in writing to, and (if so referred) shall be finally and exclusively resolved by arbitration in Hong Kong under the Hong Kong International Arbitration Centre (the “HKIAC”) Administered Arbitration Rules then in force when the notice of arbitration is submitted to the HKIAC in accordance with those rules, as may be amended by the rest of this Clause 40 (such notice being the “Arbitration Referral Notice”), with a copy of such referral to the other Party.

40.5

The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceeding shall be English. The arbitral award may include monetary relief, injunctive relief or both and shall be final and binding upon the parties and enforceable in accordance with its terms, and the Parties agree to comply with the arbitration award. Arbitration expenses shall be paid by the relevant Party/Parties as determined by the arbitral tribunal. If either Party needs to enforce an arbitral award by legal action of any kind, the Party/Parties against which such legal action is taken shall pay all reasonable costs and expenses and attorneys’ fees, including any cost of additional litigation or arbitration incurred by the Party/Parties seeking to enforce the award.

40.6

The arbitration tribunal shall consist of three (3) arbitrators. The claimant(s), irrespective of number, shall nominate jointly one (1) arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) arbitrator, and the third arbitrator shall be appointed by the HKIAC. The third arbitrator shall not be a citizen of the PRC or the UK. If either the claimant(s) or the respondent(s) fails to appoint an arbitrator within [***] days of the Arbitration Referral Notice having been dispatched the HKIAC shall appoint the arbitrator for and on behalf of such Party/Parties.

40.7	During the course of any arbitration proceedings, all provisions of this Agreement shall, to the most feasible and practicable extent, be implemented continuously by the Parties.

40.8	The Parties consent generally to:

40.8.1	any submission to arbitration made in accordance with this Clause 40, or related legal action or proceeding;

40.8.2	the giving of any interim and conservatory relief by any court of competent jurisdiction (including any temporary injunctive relief);

40.8.3	the giving of any interim or permanent injunctive relief available under Applicable Law, by any court of competent jurisdiction, for the infringement of Intellectual Property; and

40.8.4

the issue of any process in connection with such submission, action or proceeding, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order, award or judgment which may be made or given in any such arbitration, action or proceeding, and waives any objection that it may have to any such courts on the grounds of inconvenient forum.

40.9

Any arbitration award shall be enforceable by any court or courts having jurisdiction over the Party/Parties against which the award has been rendered, or over the assets of the Party/Parties against which such award has been rendered, wherever such assets may be located. Such award shall be enforced, inter alia, in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards and the Arrangement between the Mainland and the Hong Kong SAR on the Mutual Enforcement of Arbitral Awards.

40.10

Each Party acknowledges that it is a commercial entity that affords its shareholders with limited liability, is separate from (and with an identity separate from) its direct or indirect shareholders, is capable of suing and being sued and is entering into the transactions contemplated by this Agreement to which it is a party as private-law commercial transactions that shall not be deemed as being entered into in the exercise of any public function. The Parties agree to abide by and perform: (i) any decision issued by the arbitral tribunal constituted pursuant to Clause 40.5; and (ii) any judgment or order issued in any interim relief proceeding pursuant to Clause 40.8.

40.11	Notwithstanding Clause 52, this Clause 40 shall be governed by the laws of Hong Kong.

40.12

The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

40.13

Notwithstanding any other provision of this Agreement, nothing shall preclude either Party from applying for any preliminary or injunctive remedies available under Applicable Law in any forum for the infringement of Intellectual Property.

Payment Disputes

40.14

The Parties acknowledge and agree that except where a Payment Dispute is referred to arbitration under Clause 26.5.1, Clauses 40.2 to 40.4 shall not apply to Payment Disputes and such disputes shall instead be escalated by the Parties in accordance with Clauses 26.4 and 26.5. Where the Senior Representatives (or their nominees) have been unable to resolve the Payment Dispute in accordance with Clause 26.5, and the Payment Dispute has not been referred to arbitration under Clause 26.5.1, Clause 40.15 shall apply.

40.15	The Payment Dispute shall be resolved as follows:

40.15.1

the Parties shall jointly appoint, or (if the Parties cannot agree on such appointment) procure that the President of the Hong Kong Institute of Certified Public Accountants appoints, an Acceptable Accounting Firm (independent of the Parties) (the “Adjudicating Firm”) as soon as practicable within [***] Business Days of the Payment Dispute Escalation Date and procure that the Adjudicating Firm provides an adjudication of the Payment Dispute as soon as practicable and in any event within [***] days of being appointed (such assessment being the “Adjudicating Firm’s Decision”);

40.15.2

the Parties shall each promptly provide the Adjudicating Firm with all information reasonably requested by the Adjudicating Firm in order to make their decision within the periods contemplated by Clause 40.15.1;

40.15.3

the costs and expenses of the Adjudicating Firm shall be paid by the Party against whom the Adjudicating Firm decides (or, where the Adjudicating Firm’s Decision falls between the respective positions of the Parties, the costs and expenses will be divided pro-rata between the Parties, according to the respective delta between a Party’s position and the resolved amount);

40.15.4	the Adjudicating Firm shall act as an expert and not an arbitrator; and

40.15.5

save for fraud or manifest error, the Adjudicating Firm’s Decision shall be final and binding on the Parties as a determination of the Payment Dispute and, for the avoidance of doubt, Clauses 26.1 and 26.3 shall apply to the issuance and payment of any invoices following such resolution of the Payment Dispute.

41.	ASSIGNMENT

41.1

Subject to Clause 41.4, neither Party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder whether in whole or in part without the prior written consent of the other Party.

41.2

Subject to Clause 41.4, JVCo shall not assign or otherwise transfer any rights in the JVCo Licensed IP whether in whole or in part: (i) without the prior written consent of ARM; and (ii) without contractually requiring such assignment or transfer (and any subsequent assignment or transfer) be subject to the rights granted or owed to ARM under this Agreement.

41.3

Subject to Clause 41.4, ARM shall not assign or otherwise transfer any rights in the ARM Licensed IP whether in whole or in part: (i) without the prior written consent of JVCo; and (ii) without contractually requiring such assignment or transfer (and any subsequent assignment or transfer) be subject to the rights granted or owed to JVCo under this Agreement.

41.4

Clauses 41.1 to 41.3 shall not apply to the transfer of rights by either Party in their Relevant Licensed IP as part of an intra-group reorganisation (which shall include, in the case of ARM, transfers within the Enlarged ARM Group), so long as such transfer will have no adverse impact on the assigning Party’s full performance and satisfaction of their obligations under this Agreement and the Co-ownership Deed.

42.	FORCE MAJEURE

42.1

Neither Party will be liable to the other Party for any delay or non-performance of its obligations under this Agreement (excluding any obligation to pay any amounts to the other Party), arising from any Force Majeure Event provided that the affected Party:

42.1.1

promptly (and in any event within [***] Business Days from the occurrence of such Force Majeure Event) notifies the other Party in writing of the cause of the delay or non-performance and the likely duration of the delay or non-performance; and

42.1.2

uses reasonable endeavours to minimise the delay and limit the effect of that delay or non-performance on the other Party and to resume performance of all obligations after the impact of such Force Majeure Event is eliminated or reduced.

42.2

In any such case, the performance of the affected Party’s obligations, to the extent affected by the Force Majeure Event, will be suspended during the period that the cause persists and the due date for performance thereof shall be automatically extended, without penalty under the Agreement, for a period equal to such suspension.

43.	REMEDIES AND WAIVERS

43.1	No delay or omission by a Party in exercising any right, power or remedy provided by law or under this Agreement shall:

43.1.1	impair such right, power or remedy; or

43.1.2	operate as a waiver thereof.

43.2

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

43.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

44.	NOTICES

44.1	A notice under this Agreement shall only be effective if it is in writing and in the English language and delivered by messenger, email (save for termination notices) or registered mail.

44.2

Notices under this Agreement shall be sent to a Party at its address or email address and for the attention of the individual, in the case of ARM, set out below or, in the case of JVCo, notified by JVCo to ARM on or before the Effective Date:

Party	Address
ARM

110 Fulbourn Road

Cambridge

England CB1 9NJ

For the attention of: General Counsel

[***]

With a copy (which shall not constitute notice) to:

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

For the attention of: [***]

With a copy to: [***]

44.3

A Party may change its notice details on giving notice to the other Parties of the change in accordance with this Clause 44, such change to take effect upon deemed delivery of the relevant notice pursuant to this Clause 44 (unless otherwise specified in the notice).

44.4	Notice shall be deemed delivered on the following dates:

44.4.1	if delivery is made personally or by messenger, on the date of delivery;

44.4.2	if delivery is by registered mail, [***] days after it is mailed (as indicated by the postmark); and

44.4.3	if delivery is by email, on the [***] Business Day after the date of sending.

45.	INDEPENDENT CONTRACTORS

45.1	Except as otherwise stated in this Agreement:

45.1.1	nothing herein shall be construed to create any relationship of employer and employee, agent and principal or partnership between JVCo on the one hand, and ARM, on the other hand;

45.1.2	JVCo shall not assume, either directly or indirectly, any liability of or for ARM and ARM shall not assume, either directly or indirectly, any liability of or for JVCo; and

45.1.3	neither JVCo nor ARM shall have the authority to bind or obligate the other and nor shall it represent that it has such authority.

46.	COSTS AND EXPENSES

46.1	Except as otherwise stated in this Agreement and Section 13.03 of the Investment Agreement:

46.1.1	ARM shall pay all costs and expenses incurred by ARM and members of the ARM Group; and

46.1.2	JVCo shall pay all costs and expenses incurred by it and members of the JVCo Group,

in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

47.	COUNTERPARTS

47.1	This Agreement may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

47.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

48.	ENTIRE AGREEMENT

48.1

This Agreement and the other Transaction Documents, together with all Schedules hereto and thereto, constitute the whole and only agreement between the Parties relating to the subject matter of this Agreement.

48.2

Except in the case of fraud, each Party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement which is not expressly repeated in this Agreement and the other Transaction Documents.

48.3

Except in the case of fraud, no Party shall have any right of action against any other Party arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in this Agreement and the other Transaction Documents.

48.4

For the purposes of this Clause 48, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

48.5	This Agreement may only be varied in writing signed by each of the Parties.

49.	INVALIDITY

49.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

49.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

49.1.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

49.2

In such case, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.

50.	FURTHER ASSURANCE

50.1	Each Party shall, at the written request of another Party, execute all documents and do all such acts and things as may be reasonably necessary to give full effect to this Agreement.

50.2

Each Party shall, at the request of the other Party, provide such information and execute such documents as are reasonably necessary for registration of the licenses granted under this Agreement with the intellectual property offices and/or any other relevant authorities in any country of the world.

50.3	The requesting Party shall pay any reasonable and properly incurred expenses of any other Party in complying with its obligations under Clauses 50.1 and 50.2.

50.4

JVCo shall: (i) within [***] days of the date of this Agreement, register this Agreement as a technology import contract with the relevant local counterpart of the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) under the PRC Regulations on the Administration of the Import and Export of Technologies, and shall deliver to ARM a copy of the technology import certificate issued by MOFCOM (“Technology Import Certificate”); and (ii) promptly make any and all other filings and registrations and take such other actions as may be required to enable JVCo to effect payment of any sums due to ARM under this Agreement, including, but not limited to, filing addenda to this Agreement with MOFCOM in order to obtain any updated Technology Import Certificate required to make such payment.

51.	THIRD PARTY RIGHTS

Except as expressly stated in this Agreement, the Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement.

52.	GOVERNING LAW

Subject to Clause 40.11, this Agreement is to be governed by and construed in accordance with English law. Any dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

IN WITNESS of which this Agreement has been entered into on the date first written above.

Signed by Graham Budd	)
for and on behalf of ARM LIMITED	)
	)	/s/ Graham Budd
)

Signed by	)
for and on behalf of	)
ARM TECHNOLOGY (CHINA) CO. LTD	)
(安谋科技（中国）有限公司))		/s/ Allen Wu
)

SCHEDULE 1

PRC LICENSEES AS AT THE DATE OF THIS AGREEMENT

[Omitted]

SCHEDULE 2

PRICING CALCULATION

[Omitted]

SCHEDULE 3

PRO FORMA PAYMENT REPORT

[Omitted]

SCHEDULE 4

PERMITTED DEVIATIONS AND LICENSING EXCEPTIONS

[Omitted]

SCHEDULE 5

EXAMPLE PRODUCT LIFECYCLE MANAGEMENT REQUIREMENTS

[Omitted]